                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant To Section 14(a) Of
                      The Securities Exchange Act Of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

[_]CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
   14A-6(E)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Vastar Resources, Inc.
      ----------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

      ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

       Common Stock, par value $0.01 per share, of Vastar Resources, Inc.
      ----------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

                               18,113,860(a)
      ----------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                     $83(a)
      ----------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:

                             $1,602,690,145(a)
      ----------------------------------------------------------

  (5) Total fee paid:

                                $320,538(a)
      ----------------------------------------------------------

  (a) As of August 14, 2000, there were 18,113,860 shares of common stock, par value $0.01 per share ("Common Stock"), of Vastar Resources, Inc. ("Vastar") outstanding and owned by stockholders other than Atlantic Richfield Company ("ARCO"). The filing fee was determined by adding (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the merger and (ii) the merger consideration of $83 in cash per share of Common Stock, plus (y) $99,239,765 payable to holders of stock options granted by Vastar to purchase shares of Common Stock in exchange for the cancellation of such options ((x) and (y) together, the "Total Consideration"). The payment of the filing fee, calculated in accordance with Regulation 240.0-11 under the Securities Exchange Act of 1934, as amended, equals one-fiftieth of one percent of the Total Consideration.

    [_]Fee paid previously with preliminary materials.

    [X]Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

        $318,362

      (2) Form, Schedule or Registration Statement No.:

        Preliminary Schedule 14A

      (3) Filing Party:

        Vastar Resources, Inc.

      (4) Date Filed:

        June 14, 2000

                             Vastar Resources, Inc.

                              15375 Memorial Drive

[LOGO OF VASTAR]              Houston, Texas 77079

August 17, 2000

Dear Stockholder:

The Board of Directors of Vastar Resources, Inc. has agreed to a merger in which BP Amoco will acquire the remaining approximately 18.2% of Vastar outstanding stock it does not presently own. If the merger is completed, Vastar stockholders, other than BP Amoco, will receive $83 for each share of Vastar common stock.

We cannot complete the merger unless Vastar stockholders vote to approve it. Delaware law requires that the merger must be approved by both the holders of a majority of our common stock and the holders of at least two-thirds of our common stock not owned by BP Amoco. Because BP Amoco owns approximately 81.8% of our common stock majority approval is assured. However, the approval by the holders of at least two thirds of our common stock not owned by BP Amoco is not assured. We will hold a special meeting of our stockholders to vote on the merger. The meeting will be held in the main conference room of Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079, on September 15, 2000, at 9:00 a.m. local time. If you fail to vote, the effect will be a vote against the merger.

On March 16, 2000, our Board of Directors received a proposal from BP Amoco to acquire the publicly owned shares of Vastar for $71 per share. Our Board of Directors formed a special committee of its independent directors to evaluate the proposal. On May 23, 2000, after over a month of negotiations with BP Amoco, the special committee unanimously recommended to the Board of Directors, and the board unanimously approved, a merger in which Vastar stockholders, other than BP Amoco, will receive $83 per share.

I believe that the $83 per share price is a testament to the achievements of Vastar's employees who have made Vastar one of the best-performing independent oil and gas companies, a fact that has been widely recognized by our industry as well as the financial community. I am very proud of our record of building value for stockholders.

This document provides you with detailed information about the proposed merger. You are encouraged to read this entire document before you decide how you wish to vote. In addition, this document incorporates other important information that is not included in this document. You may obtain this information without charge by directing your request to the address listed on page 88. To obtain timely delivery of the information, please request documents by September 8, 2000.

Your vote is very important. To vote your shares, you may use the enclosed proxy card or attend the special stockholder meeting and vote your shares in person. If you are a participant in Vastar's Capital Accumulation Plan, you should also receive a copy of this proxy statement and a proxy card from the plan trustee. On the proxy card for the plan, you can give directions to the plan trustee on how the shares of common stock credited to your account should be voted. If your shares are held in "street name", i.e., in the name of a broker, bank or other record holder, you must either direct the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at the special meeting.

I, along with the entire Board of Directors, urge you to vote "FOR" the adoption and approval of the merger agreement and authorization of the merger.

Sincerely yours,

/s/ Charles D. Davidson
Chairman of Board, President
and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement dated August 17, 2000 and the accompanying form of proxy are first being mailed to stockholders on or about August 17, 2000.

                             Vastar Resources, Inc.

                   Notice of Special Meeting of Stockholders

                                   to be held

                            September 15, 2000

To the Stockholders of Vastar Resources, Inc.:

A special meeting of stockholders of Vastar Resources, Inc. will be held in the main conference room of our principal executive offices located at 15375 Memorial Drive, Houston, Texas 77079, on Friday, September 15, 2000, at 9:00 a.m., local time. The purpose of the special meeting is to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 24, 2000, among Atlantic Richfield Company ("ARCO"), Kernel Holdings Inc., a wholly owned subsidiary of ARCO, and Vastar and to authorize the merger of Kernel with and into Vastar.

  . after the merger, Vastar will be a wholly owned subsidiary of ARCO, which is an indirect subsidiary of BP Amoco p.l.c.;

  . approval of this proposal is subject to two tests under Delaware law:

    . first, the merger agreement must be adopted by the holders of a majority of our outstanding common stock; and

    . second, the merger must be authorized by the holders of at least two-thirds of our outstanding common stock that is not owned by BP Amoco;

  . because BP Amoco owns approximately 81.8% of our outstanding common stock and BP Amoco will vote in favor of adoption of the merger agreement, adoption of the merger agreement is assured; and


  . because BP Amoco's vote is not taken into account on authorization of the merger, authorization of the merger is not assured.

The special meeting will also transact any other business that may properly come before the meeting.

The Board of Directors has fixed July 28, 2000 as the record date for the meeting. Only common stockholders of record at the close of business on July 28, 2000 may vote at the meeting.

Vastar has postponed its normally scheduled annual meeting. If the merger is not approved, a subsequent stockholders meeting will be held to conduct the business normally conducted at our annual meeting.

If you are a stockholder of record you should receive a proxy card with this proxy statement. On the proxy card, you can give directions on how the shares of common stock of Vastar registered in your name should be voted. If you are a participant in Vastar's Capital Accumulation Plan you should also receive a proxy card with this proxy statement from the plan trustee. On the proxy card for the plan, you can give directions to the plan trustee on how the shares of common stock credited to your account should be voted. If a bank, broker or other record holder holds shares you own, you should receive instructions from them on how to vote your shares.

We urge you to read this proxy statement; then complete, sign and date the proxy card and return it in the enclosed self-addressed postage-paid envelope.

/s/ Albert D. Hoppe
Albert D. Hoppe                                     Houston, Texas
Secretary
                                                    August 17, 2000

                               SUMMARY TERM SHEET

   The following summarizes the most material terms of the merger of Vastar Resources, Inc. with a subsidiary of BP Amoco p.l.c. It does not contain all information that may be important to consider when evaluating the merits of the merger. We encourage you to read this proxy statement and the documents we have incorporated by reference in their entirety before voting. We have included section references to direct you to a more complete description of the topics discussed in this summary.

  . BP Amoco currently owns approximately 81.8% of the outstanding shares of our common stock. BP Amoco proposes a merger in which Vastar stockholders other than BP Amoco will receive $83 per share in cash, without interest. Please read "Special Factors--Background of the Merger" beginning on page 4.

  . This is a "going private" transaction. As a result of the merger:

    . BP Amoco will own our entire equity interest;

    . you will no longer have any interest in our future earnings or growth;

    . we will no longer be a public company; and

    . our common stock will no longer be traded on the New York Stock
      Exchange.

Please read "Special Factors--Certain Effects of the Merger" beginning on page
39.

  . Because the proposed transaction between Vastar and BP Amoco involves an inherent conflict of interest, due to BP Amoco's ownership of Vastar common stock, the Board of Directors formed a special committee of three independent directors to protect your interests in evaluating and negotiating the terms of the merger agreement. Please read "Questions and Answers About the Merger" beginning on page ii and "Special Factors-- Background of the Merger" beginning on Page 4.

  . The special committee has determined that the merger is fair to and in the best interest of our stockholders other than BP Amoco, and has recommended to the full Board of Directors that the merger be approved. Please read "Special Factors--Fairness of the Merger; Recommendation of the Special Committee of the Board of Directors" beginning on page 11.

  . The special committee received an opinion from each of Salomon Smith
    Barney Inc. and Petrie Parkman & Co., Inc., its financial advisors, that as of May 23, 2000 and on the basis of, and subject to, the matters reviewed with the special committee, the $83 per share merger price was fair from a financial point of view to our stockholders other than BP Amoco and its affiliates. Please read "Special Factors--Opinions of Financial Advisors to the Special Committee" beginning on page 17.

  . Acting on the recommendation of the special committee, the Board of Directors has unanimously approved the merger agreement and the merger and recommends that you vote "FOR" the merger. Please read "Special Factors--Recommendation of the Board of Directors" beginning on page 14.

  . The merger must be authorized by the holders of at least two-thirds of the outstanding shares of our common stock not owned by BP Amoco. Please read "The Special Meeting--Vote Required" beginning on page 1 and "The Merger Agreement-- Conditions" beginning on page 82.

  . In addition, Delaware law entitles stockholders who do not vote in favor of the merger and who fulfill other procedural requirements to a judicial appraisal of the fair value of their shares. Please read "Dissenters' Rights of Appraisal" beginning on page 85.

  . Your receipt of cash in the merger generally will be a taxable transaction to you. Please read "Special Factors--U.S. Federal Income Tax Consequences" beginning on page 52.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will I receive in the merger?

A: As a holder of Vastar stock, you will receive $83 per share in cash, without interest, in exchange for each share of Vastar common stock that you own. If you own employee stock options to purchase our common stock, you will be entitled to receive, for each share of common stock subject to the employee stock option, the difference between $83 and the exercise price of the option, without interest.

Q: What vote is required for the Vastar stockholders to approve the merger?

A: To satisfy the requirements of Sections 251 and 203 of the Delaware General
   Corporation Law, the following is required:

   1) Approval of the merger and adoption of the merger agreement pursuant to Delaware General Corporation Law Section 251 by the affirmative vote of holders of a majority of our outstanding shares of common stock. Because BP Amoco will vote for adoption, satisfaction of this requirement is assured; and

   2) Authorization of the merger pursuant to Delaware General Corporation Law Section 203(a) by the affirmative vote of holders of at least two-thirds of our outstanding shares, other than shares held by BP Amoco. Because BP Amoco's vote will not be taken into account on authorization of the merger, satisfaction of this requirement is not assured.

   A vote for proposal 1 on your proxy card is a vote for the adoption of the merger agreement and authorization of the merger. If you do not vote your shares, the effect will be to vote against the merger. Please read "The Special Meeting--Voting Procedures" beginning on page 2.

Q: What is the status of BP Amoco's acquisition of ARCO, and how does it affect Vastar?

A: On April 18, 2000, BP Amoco completed its acquisition of ARCO. As a result of this acquisition, BP Amoco now owns, through ARCO, approximately 81.8% of our common stock. This was a change of control of Vastar. When BP Amoco's acquisition of ARCO was completed, the Chairman of the Board of Vastar, Michael E. Wiley, and three additional members of the Board of Directors of Vastar, Terry G. Dallas, Marie L. Knowles and Donald R. Voelte, Jr., resigned. The Board of Directors then reduced the size of the Board of Directors to five members: Charles D. Davidson, Chairman, Jimmie
    D. Callison, Robert C. LeVine, Steven J. Shapiro and William D. Schulte. For a description of the relationship between BP Amoco, ARCO, and Vastar, see "Special Factors--Transactions and Relationships between Vastar, ARCO and BP Amoco" beginning on page 44.

Q: Why is my Board of Directors recommending the merger?

A: A special committee of three independent directors evaluated the fairness of the merger. The special committee negotiated the terms of the merger and recommended that the full Board of Directors approve the merger. For a more complete description of the factors considered by the special committee, see "Special Factors--Fairness of the Merger; Recommendation of the Special Committee of the Board of Directors" beginning on page 11.

Q: Why was the special committee formed?

A: Your Board of Directors formed the special committee to protect your interests in evaluating and negotiating the terms of the merger agreement. The special committee independently selected and retained legal and financial advisors to assist it in the negotiation. For a description of these events, see "Special Factors--Background of the Merger" beginning on page 4.

Q: Does BP Amoco have the financial resources to make payment?

A: Yes. BP Amoco will be financing the merger from the proceeds of the sale of most of ARCO's Alaskan businesses, which it completed earlier this year. See "Special Factors--Source and Amount of Funds; Financing for the Merger" beginning on page 52 for more information about how BP Amoco will finance the merger.

Q: Is the financial condition of BP Amoco relevant to my decision on how to vote?

A: Your shares will be purchased in the merger for cash and the merger is not subject to any financing condition. Because BP Amoco has sufficient cash to finance the merger, we do not believe that its financial condition is relevant to your decision on how to vote.

Q: When do you expect to complete the merger?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger on or shortly after the date of the special meeting. However, we cannot assure you as to when or if the merger will occur.

Q: What do I need to do with my proxy card?

A: After you have carefully read this document, indicate on your proxy card how you want to vote. Sign, date and mail the proxy card in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting.

Q: If my broker holds my shares in "street name," will my broker vote my shares for me?

A: Your shares will not be voted unless you follow the directions your broker sends to you regarding how to vote your shares.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before your proxy is voted. To do so, send a later dated, signed proxy card to Vastar's Secretary at 15375 Memorial Drive, Houston, Texas 77079 before the meeting, or attend the meeting in person and vote. For a description of voting procedures, see "The Special Meeting--Voting Procedures" on page 2.

Q: Where can I find more information about the companies?

A: Vastar, BP Amoco and ARCO file reports and other information with the SEC.
   You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and at the offices of the New York Stock Exchange. You can also request copies of these documents from Vastar, BP Amoco or ARCO. See "Where You Can Find More Information" on page 88.

Q: Who is entitled to vote at the special meeting?

A: Holders of record of Vastar common stock as of the close of business on July
   28, 2000 are entitled to vote at the special meeting. Each Vastar stockholder has one vote for each share of Vastar common stock owned on July 28, 2000.

Q: What is the location, date and time of the special meeting?

A: The special meeting will be held in the main conference room at Vastar's headquarters, located at 15375 Memorial Drive, Houston, Texas 77079, on Friday, September 15, 2000, at 9:00 a.m. local time. If the special meeting is adjourned for any reason, we will give you notice of the new date and time. See "The Special Meeting" on page 1.

Q: Should I send my Vastar stock certificates now?

A: No. After the merger is completed, ARCO's payment agent will send you written instructions for exchanging your shares of Vastar common stock. You must return your Vastar stock certificates as described in the instructions to receive the cash payment in connection with the merger.

                If you have further questions, you may contact:

                             Vastar Resources, Inc.
                               Investor Relations
                              15375 Memorial Drive
                              Houston, Texas 77079
                                 (281) 584-3477

                   You may also contact our proxy solicitor:

                          Innisfree M&A, Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                                 (212) 750-5833

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   i

QUESTIONS AND ANSWERS ABOUT THE MERGER....................................  ii

THE SPECIAL MEETING.......................................................   1
  Purpose.................................................................   1
  Voting by Proxy.........................................................   1
  Who Can Vote............................................................   1
  Vote Required...........................................................   1
  Voting Procedures.......................................................   2
  Other Business..........................................................   2
  Voting of Stock in Plan Accounts........................................   2
  Proxy Solicitation......................................................   2
  Stockholder Proposals for Next Annual Meeting...........................   3

SPECIAL FACTORS...........................................................   4
  Background of the Merger................................................   4
  Fairness of the Merger; Recommendation of the Special Committee of the
   Board of Directors.....................................................  11
  Recommendation of the Board of Directors................................  14
  BP Amoco's Purpose and Reasons for the Merger...........................  15
  Position of BP Amoco Regarding Fairness of the Merger...................  16
  Opinions of Financial Advisors to the Special Committee.................  17
  Financial Analysis of the Financial Advisor to BP Amoco.................  33
  Certain Effects of the Merger...........................................  39
  Plans for Vastar After the Merger.......................................  40
  Conduct of the Business of Vastar if the Merger is not Completed........  41
  Interests of Certain Persons in the Merger..............................  41
  Transactions and Relationships Between Vastar, ARCO, and BP Amoco.......  44
  Source and Amount of Funds; Financing for the Merger....................  52
  U.S. Federal Income Tax Consequences....................................  52
  Regulatory Matters......................................................  53
  Accounting Treatment of the Merger......................................  53
  Provisions for Unaffiliated Security Holders............................  53
  Fees and Expenses.......................................................  53

FINANCIAL INFORMATION.....................................................  54
  Selected Historical Financial Data......................................  54
  Comparative Per Share Data..............................................  54

MARKET PRICES AND DIVIDEND INFORMATION....................................  55

FINANCIAL PROJECTIONS.....................................................  56

FORWARD-LOOKING STATEMENTS................................................  58
  General.................................................................  58
  Volatility and Level of Hydrocarbon Commodity Prices....................  58
  Production Rates and Reserve Replacement................................  59
  Reserve Estimates.......................................................  59
  Laws and Regulations....................................................  59
  Drilling and Operating Risks............................................  60
  Competition.............................................................  60
  Natural Gas Marketing Matters...........................................  61

                                                                           Page
                                                                           ----
THE PARTIES...............................................................  62
  Vastar Resources, Inc...................................................  62
  BP Amoco p.l.c..........................................................  62
  BP America Inc..........................................................  63
  Atlantic Richfield Company..............................................  63
  Kernel Holdings, Inc....................................................  64

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  65

DIRECTORS AND EXECUTIVE OFFICERS OF VASTAR................................  67

DIRECTORS AND EXECUTIVE OFFICERS OF BP AMOCO..............................  69

  Directors and Executive Officers of BP Amoco p.l.c. ....................  69
  Directors and Executive Officers of BP America..........................  74
  Directors and Executive Officers of ARCO................................  75
  Directors and Executive Officers of Kernel..............................  76

THE MERGER AGREEMENT......................................................  77
  Structure and Completion of the Merger..................................  77
  Effect of the Merger on Capital Stock...................................  77
  Payment Procedures .....................................................  77
  Dissenters' Rights......................................................  78
  Representations and Warranties..........................................  78
  Ordinary Course of Business Covenant....................................  79
  Actions to be Taken to Complete the Merger..............................  80
  Stock Options...........................................................  81
  Expenses................................................................  81
  Benefits and Other Matters..............................................  81
  Conditions..............................................................  82
  Termination.............................................................  83
  Miscellaneous Provisions................................................  84

DISSENTERS' RIGHTS OF APPRAISAL...........................................  85

INDEPENDENT PUBLIC ACCOUNTANTS............................................  87

WHERE YOU CAN FIND MORE INFORMATION.......................................  88

  APPENDIX A  Agreement and Plan of Merger, dated as of May 24, 2000, among Atlantic Richfield Company, Kernel Holdings, Inc. and
              Vastar Resources, Inc.

  APPENDIX B  Opinion of Petrie Parkman & Co., Inc.

  APPENDIX C  Opinion of Salomon Smith Barney Inc.

  APPENDIX D  Section 262 of the Delaware General Corporation Law

                              THE SPECIAL MEETING

Purpose

   This proxy statement is furnished to Vastar stockholders in connection with the solicitation of proxies on behalf of Vastar's Board of Directors for use at the special meeting to be held on Friday, September 15, 2000, at the time and place specified in the attached notice, or at any adjournments or postponements thereof.

   At the special meeting, the stockholders of Vastar will be asked to consider and vote upon the approval and adoption of the merger agreement and authorization of the merger.

   Acting on the recommendation of the special committee, the Board of Directors of Vastar has:

  . unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Vastar's stockholders other than BP Amoco;

  . unanimously approved the merger agreement and authorization of the merger; and

  . unanimously recommended that stockholders vote "FOR" approval and adoption of the merger agreement and authorization of the merger.

Voting by Proxy

   If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote for the approval and adoption of the merger agreement and authorization of the merger. You may revoke your proxy at any time before it is voted by:

  .  giving notice, in person or in writing, to the Secretary of Vastar;

  .  delivering to the Secretary a duly executed proxy bearing a later date;
     or

  .  attending the special meeting and voting in person.

   Your attendance at the special meeting will not, in and of itself, revoke your proxy. Unless you revoke your proxy, it will be voted in accordance with the instructions on your proxy card.

   For other items of business that come before the meeting, the persons named as proxies will vote in accordance with their best judgment.

Who Can Vote

   If you are listed on our stockholder register as a holder of Vastar common stock at the close of business on July 28, 2000, you are entitled to vote your shares at the special meeting of stockholders. July 28, 2000 is the record date. There were 97,950,111 shares of common stock outstanding on July 28, 2000. Each share is entitled to one vote, but you will not be entitled to vote any fractional shares you hold.

Vote Required

   The proposal will be approved at the special meeting only if:

  (1) the holders of a majority of our outstanding common stock who are entitled to vote at the special meeting are present in person or by proxy at the meeting;

  (2) the holders of a majority of our outstanding shares of common stock vote for approval of the proposal; and

  (3) the holders of at least two-thirds of our outstanding shares of common stock which are not owned by BP Amoco vote for approval of the proposal.

   BP Amoco will vote for approval of the merger agreement and the merger, so
(1) and (2) above are assured.

   All of the directors and executive officers of Vastar intend to vote to authorize the merger, primarily for the reasons that motivated the special committee to recommend the merger.

   The merger will not be completed, and you will not receive the $83 per share merger consideration, if the two-thirds vote described in (3) above is not received. Your vote is very important.

Voting Procedures

   The Board of Directors has appointed election inspectors for the special meeting who will tabulate the votes. In tabulating the votes, abstentions and broker non-votes will be counted as present by the election inspectors for the purpose of determining the presence of a quorum.

   For the purpose of computing the vote required for approval of the merger agreement and authorization of the merger, the election inspectors will treat shares held by a stockholder who abstains from voting as being entitled to vote on the matter. Thus, an abstention has the same legal effect as a vote against the matter.

   In the case of a broker non-vote, or if a stockholder withholds authority from his proxy to vote the proxy on the merger, the shares represented by the proxy will be treated as entitled to vote on the merger. Thus, a broker non-vote or the withholding of a proxy's authority will also have the same legal effect as a vote against the matter. A "broker non-vote" refers to shares of common stock represented at the meeting by a bank, broker or a nominee, when the bank, broker or nominee has not received voting instructions from persons entitled to vote and does not have discretionary voting power.

   If you return a signed proxy without direction, the proxy will be voted FOR proposal 1.

Other Business

   The Board of Directors is not aware of any other matters to be presented at the special meeting of stockholders. If any other matters should properly come before the special meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment.

Voting of Stock in Plan Accounts

   Our Capital Accumulation Plan permits plan participants to direct the plan trustee on how to vote the common stock allocated to their accounts. If the trustee does not receive participant directions for shares held by it, those shares will be voted in the same proportion as the shares of common stock for which directions are received.

Proxy Solicitation

   We will pay all expenses of soliciting the proxies described in this proxy statement. Solicitations will be made primarily by mail but some of our officers and other employees may solicit proxies personally, by telephone and by mail, if deemed appropriate. Brokers and nominees will be requested to obtain voting instructions from beneficial owners of stock registered in their names.

   Vastar has retained Innisfree M&A, Incorporated to assist in distributing these proxy materials and, if requested by us, making telephone calls and otherwise assisting us in soliciting votes to authorize the merger, at an estimated cost of $10,000 plus their reasonable out-of-pocket expenses.

Stockholder Proposals for Next Annual Meeting

   An annual meeting of stockholders will be held only if the merger agreement is not approved or the merger is not authorized as described in this proxy statement. Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, as amended, requires that we include certain stockholder proposals in our proxy statement for an annual stockholders' meeting if the proposal is submitted prior to the deadline calculated under the rule. If stockholders desire their proposal to be considered for inclusion in our proxy statement relating to the next annual stockholders' meeting (which will be held only if the merger is not authorized as described in this proxy statement), we must receive the proposal in a reasonable time before we begin to print our proxy materials. We expect that this reasonable time would not exceed 120 calendar days before the scheduled date of the meeting.

   If a stockholder desires a matter to be considered at an annual meeting and his or her proposal is not submitted for inclusion in our proxy statement by the deadline described above, the matter could still be considered at the meeting if the notice procedures outlined in our bylaws are followed. Information regarding the matter would not, however, be contained in our proxy statement relating to the meeting. Our bylaws provide that only stockholders of record entitled to vote at an annual meeting of stockholders may nominate a person for election to the Board of Directors or propose other business to be considered by the stockholders at an annual meeting. These stockholders must send us a written notice of the nomination or proposal. Because the date of an annual meeting, if an annual meeting is held, would be more than sixty days after the anniversary date of last year's annual meeting, notice by the stockholder to be timely must be delivered not earlier than the ninetieth day prior to the date of the annual meeting and not later than the later of the sixtieth day prior to the date of the annual meeting or the tenth day after public announcement of the date of the meeting. We have filed our bylaws with, and a copy of these bylaws can be obtained from, the SEC.

   Please address all notices to the Secretary of Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079.

                                SPECIAL FACTORS

Background of the Merger

   Vastar was formed in 1993 by ARCO as the cornerstone of ARCO's program to reorganize its natural gas and crude oil exploration and production assets located in the "lower 48" United States. Shortly after formation of Vastar, ARCO sold 17,250,000 shares of Vastar's common stock to the public and ARCO retained ownership of 80,000,001 shares of Vastar common stock. In general, ARCO and Vastar have operated complementary businesses and have not competed with each other.

   On April 1, 1999, ARCO and BP Amoco announced that they had agreed to a business combination in which BP Amoco would acquire ARCO. Because BP Amoco operated a large oil exploration and production business that competed directly with Vastar, Vastar engaged Fried, Frank, Harris, Shriver & Jacobson (who we refer to as "Fried Frank") to provide advice to Vastar's management and Board of Directors on potential conflicts of interest and other matters related to BP Amoco's pending acquisition of ARCO.

   Vastar was concerned regarding BP Amoco's potential access to competitively sensitive information concerning Vastar as a result of BP Amoco potentially having representatives on Vastar's Board of Directors. Vastar was also concerned about the difficulty it would face in planning and executing its capital budgets and drilling program, particularly in the deepwater sections of the Gulf of Mexico, where it was competing directly with BP Amoco. As one consequence of these concerns, BP Amoco and Vastar negotiated and signed a confidentiality agreement on April 14, 1999.

   In early April 1999, Dr. Byron Grote, then an Executive Vice President of BP Amoco, called Mr. Charles Davidson, Chief Executive Officer of Vastar, and stated that BP Amoco had made no determination as to its plans with regard to Vastar or ARCO's ownership interest in Vastar, in the event that BP Amoco's acquisition of ARCO was completed.

   On April 22, 1999, following a presentation on Vastar and its activities by Mr. Davidson and members of his staff to Dr. Grote and members of his staff, the participants met and, in light of the competitive overlap between BP Amoco's and Vastar's business activity, discussed the relationship between Vastar and BP Amoco following completion of BP Amoco's acquisition of ARCO. As a consequence, Vastar and BP Amoco agreed to carry out a review of the then existing arrangements between Vastar and ARCO and, if appropriate, amend or supplement them, and to review the implications of potential BP Amoco employee representation on Vastar's Board of Directors. There was also a discussion at the meeting about the "change of control" benefits which would accrue to Vastar employees as a result of the business combination of BP Amoco and ARCO, and the possibility of implementing changes to Vastar's benefit plans to take into account subsequent transactions such as the merger.

   In April 1999, BP Amoco retained Morgan Stanley & Co. Limited to review BP Amoco's strategic alternatives in relation to the approximate 81.8% Vastar stockholding which BP Amoco would indirectly own after its acquisition of ARCO and, at BP Amoco's option, to act as its financial adviser in relation to any transaction subsequently decided upon by BP Amoco. During the following period of approximately six months, Morgan Stanley provided to BP Amoco management, in both written and presentation form, a number of analyses of alternative strategies involving either the acquisition of the publicly held minority interest in Vastar or the disposal of ARCO's approximately 81.8% interest, together with a "do nothing" alternative. These analyses were based upon published financial and market information.

   Following May 1999, Vastar and BP Amoco continued to discuss aspects of the relationship between Vastar and BP Amoco following completion of BP Amoco's acquisition of ARCO, including a process for financial reporting on Vastar's performance, possible placement of BP Amoco personnel into Vastar, arrangements to deal with possible statutory limitations on the amount of federal oil and gas leases which could be held, and processes to deal with possible application of federal bidding restrictions on the sale of offshore federal lease acreage.

   At a meeting on June 23, 1999, Dr. Grote and Mr. Davidson and members of their respective staffs again discussed the matters raised at their April 22nd meeting. On the assumption that those members of Vastar's Board of Directors who were also ARCO senior managers would resign at the time that the business combination between BP Amoco and ARCO was completed, it was accepted that, in principle, BP Amoco would nominate replacement directors. BP Amoco and Vastar also agreed in principle to develop a process to facilitate the Vastar Board of Directors' consideration of the appointment of BP Amoco's nominees and to handle any conflicts of interest between their duties to Vastar and to BP Amoco, if appointed. In addition, participants at the meeting exchanged views about the degree of integration possible between BP Amoco and Vastar and the possible application of BP Amoco management processes to Vastar upon completion of the business combination between BP Amoco and ARCO.

   During the summer of 1999, Vastar sought assurance from BP Amoco as to how Vastar's employee benefit plans would operate after the completion of BP Amoco's acquisition of ARCO, in light of the fact that some provisions of the agreement for BP Amoco's acquisition of ARCO excluded Vastar's employees from the assurances given by BP Amoco in that agreement to all other employees of ARCO and its subsidiary companies. Subsequently, BP Amoco requested information, that was not available to it during the negotiation of the agreement for BP Amoco's acquisition of ARCO, concerning the operation of Vastar's benefit plans and trusts. On the understanding that Vastar would not permit additional funds to be irrevocably contributed to its change-of-control trusts, BP Amoco provided Vastar both orally and in writing substantially similar assurances as were provided to ARCO regarding treatment of ARCO's benefit programs.

   During the summer of 1999, amendments were made to Vastar's benefits plans to add enhanced protections and to clarify that certain existing protections were available to Vastar employees in the context of a change in control occurring subsequent to BP Amoco's acquisition of ARCO, which includes the merger. As a result of these amendments, a Vastar employee is entitled to severance benefits if the employee experiences a "Qualifying Termination," as that term is defined in the plans, during the twenty-four months from the date of the merger. The Executive Deferral Plan was amended to provide that BP Amoco's acquisition of ARCO would not trigger a termination of future deferrals under this plan, but a subsequent change in control, such as the merger, would trigger such a termination. Vastar's Annual Incentive Plan was also amended to provide that BP Amoco's acquisition of ARCO would not trigger an automatic payment under the plan, but that participants would be entitled to payments within 60 days after a Qualifying Termination during the 24-month period after the closing of BP Amoco's acquisition of ARCO or if earlier, a subsequent change in control, such as the merger, whether or not there is a Qualifying Termination.

   Vastar also made general amendments to its benefit plans to bring them into parity with ARCO's benefit plans. Specifically, the Special Termination Allowance Plan, the Medical Plans, the Executive Deferral Plan and the Supplemental Executive Retirement Plan were amended to conform the continuation of coverage and change in control provisions to the extent appropriate to ARCO's plans and to make other changes to protect the benefits which would accrue to participants upon completion of BP Amoco's acquisition of ARCO or a subsequent change in control, such as the merger.

   In addition, the Executive Deferral Plan and Supplemental Executive Retirement Plan Grantor Trust and the Change of Control Welfare Trust were amended to provide that BP Amoco's acquisition of ARCO would not require additional funding of the trusts so long as BP Amoco owns a controlling interest in Vastar, and causes Vastar to fulfill the obligations to Vastar's officers, directors and employees with respect to compensation and benefits. The amendment to the trusts further provided that in the event of a subsequent change in control, Vastar reserves the right to add additional funds to fund the trusts if BP Amoco is not complying with its obligations.

   During the period from the announcement of BP Amoco's pending acquisition of ARCO until the winter of 1999, Vastar's management thought that the two most likely alternatives following BP Amoco's acquisition of ARCO would be for Vastar to remain an approximately 81.8% owned subsidiary of ARCO or for BP Amoco to acquire Vastar's publicly held shares. Vastar's management also explored several less likely scenarios involving continuation of Vastar as a going concern, including the sale of ARCO's majority interest to third parties or the public, or an exchange of assets with BP Amoco. During this period, Vastar received no indication from BP Amoco regarding its potential interest in any of these alternatives.

   In September 1999, Vastar retained Petrie Parkman & Co., Inc. and in December 1999 Vastar retained Salomon Smith Barney Inc. Both firms were asked to review Vastar's strategic alternatives and to provide financial advisory and investment banking services to Vastar as Vastar considered the various potential results of BP Amoco's pending acquisition of ARCO. These services could also include identifying and, if appropriate, assisting in an acquisition or other transaction involving Vastar.

   In December 1999, Vastar and BP Amoco entered into agreements which would be effective upon the completion of BP Amoco's acquisition of ARCO. These agreements would modify existing arrangements concerning various accounting, land administration, technical and corporate services ARCO provided to Vastar. Prior to execution of these agreements, there were a number of meetings and telephone conversations between BP Amoco's staff and Vastar's staff to discuss arrangements to modify the existing service agreements to take into account, among other things, the potential conflict of interest between BP Amoco and Vastar in the provision of these services.

   In early February 2000, the U.S. Federal Trade Commission filed suit to halt BP Amoco's acquisition of ARCO. Around mid-February 2000, BP Amoco began discussing a consent decree with the FTC which would permit BP Amoco to complete its acquisition of ARCO.

   Late in February 2000, BP Amoco management determined that, on completion of its acquisition of ARCO, its likely preferred strategy with respect to Vastar would be to have ARCO seek to acquire the Vastar stock held by the public. Accordingly, Morgan Stanley was requested to review data relating to Vastar and prepare a financial valuation analysis. On February 29, 2000, representatives from Morgan Stanley presented BP Amoco senior management representatives with the financial valuation analyses that are described more fully below under the heading "--Financial Analysis of the Financial Advisor to BP Amoco" beginning on page 33.

   At a BP Amoco board meeting on March 9, 2000, BP Amoco senior management made a presentation to the board of the current and historical market prices of Vastar's common stock and a range of valuations of Vastar's worth, and advised the board of its intention to propose to Vastar a buy out of the shares of its common stock held by the public.

   On March 15, 2000, Sir John Browne, Dr. Byron Grote and representatives of Morgan Stanley discussed and agreed that a proposal should be made to the Board of Directors of Vastar for the purchase of the shares of its common stock held by the public, contingent upon completion of BP Amoco's acquisition of ARCO. Sir John Browne, as Chief Executive Officer of BP Amoco, had delegated authority from BP Amoco's Board of Directors to make this proposal.

   Early in the morning of March 16, 2000, Sir John Browne telephoned Mr. Charles Davidson, the Chief Executive Officer of Vastar, and informed him of BP Amoco's decision that ARCO would seek to acquire the shares of Vastar common stock held by the public for $71 per share, contingent upon completion of BP Amoco's acquisition of ARCO. Shortly after that telephone conversation, BP Amoco faxed to the Vastar Board of Directors a letter outlining BP Amoco's proposal.

   The text of the letter is set forth below.

    Board of Directors,
    Vastar Resources, Inc.,
    c/o Mr. Charles D. Davidson,
    15375 Memorial Drive,
    Houston, Texas 77079,
    U.S.A.

                                                                  March 16, 2000

    Dear Sirs and Madam,

       As you know, BP Amoco p.l.c. ("BP Amoco") entered into an Agreement and Plan of Merger, dated as of March 31, 1999, with Atlantic Richfield Company ("ARCO") pursuant to which a wholly owned subsidiary of BP Amoco is to merge into ARCO (the "Merger") and ARCO is to become a wholly owned subsidiary of BP Amoco. As a result BP Amoco will become the ultimate beneficial owner of the shares of common stock, par value $.01 per share ("Vastar Shares"), of Vastar Resources, Inc. ("Vastar") currently owned by ARCO, which shares constitute slightly more than 80% of the Vastar Shares currently outstanding.

       Subject to reaching an appropriate agreement with the Federal Trade Commission permitting the closing of the Merger (which agreement we currently expect to occur on or before the end of this month) and the closing of the Merger itself (which we would expect to occur a week or so thereafter), BP Amoco has determined that ARCO should seek to acquire the Vastar Shares not currently owned by ARCO (the "Minority Vastar Shares"). Vastar would then become a wholly owned subsidiary of ARCO and therefore could be fully integrated with ARCO and BP Amoco's other operations without any obligation on the part of BP Amoco to consider the interests of any shareholders other than its own. To that end, shortly after the Merger closes BP Amoco intends to cause ARCO to make a cash tender offer for the Minority Vastar Shares at a price of $71.00 per Vastar Share, net to the seller. This price exceeds the all-time high closing price for the Vastar Shares of $69.9375 reached on August 19, 1999 and represents a premium of approximately 14% to the closing price for the Vastar Shares on March 14, 2000 and an approximately 31% premium to the average closing price for the prior 30 trading days. In our view this price represents a full and fair price to the minority shareholders of Vastar.

       We expect that you will wish to appoint a Special Committee consisting of directors who are independent of ARCO and BP Amoco and who are not officers of Vastar to evaluate our offer and make a recommendation with respect to it to the holders of the Minority Vastar Shares and that the Special Committee will wish to retain independent financial and legal advisors to assist in this process. We urge that you and they do so promptly. Our legal advisors are preparing a draft offer to purchase and will provide it to you promptly after the Merger closes. We would like to have the recommendation of the Vastar Board of Directors for our offer, and we therefore seek to initiate discussions with your representatives as soon as practicable.

       Because of the importance of the proposal contained herein to the holders of the Minority Vastar Shares, we intend to make public the contents of this letter prior to the opening of trading on the New York Stock Exchange on March 16, 2000.

       Byron Grote will lead the BP Amoco/ARCO team on this transaction. He may be reached at 011-44-171-[ . . . ]. Our financial and legal advisors for this purpose are Morgan

    Stanley & Co. and Sullivan & Cromwell. The leaders of their respective teams are Steve Munger who may be reached at Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, N.Y. 10036, telephone number
    (212) [ . . . ] and Simon Robey who may be reached at Morgan Stanley and Co. Limited, 25 Cabot Square, Canary Wharf, London E14 4QA, England, telephone number 011-44-171-[ . . . ], and Ben Stapleton who may be reached at Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, telephone number (212) [ . . . ]. If you have any questions regarding this proposal, please contact Mr. Grote or one of our advisors.

       We look forward to working with you toward the successful completion of this transaction.

    Yours faithfully,

    /s/ Peter B. P. Bevan


    P.B.P. BEVAN
    Group General Counsel
    BP Amoco p.l.c.

   On March 16, 2000, Vastar issued a press release confirming receipt of this letter and announcing that its Board of Directors was forming a special committee whose members were not employees of BP Amoco, ARCO, Vastar or any of their respective affiliates. Shortly after the March 16, 2000 announcement, Dr. Grote told Mr. Davidson in a telephone conversation that BP Amoco did not intend to seek to appoint any of its employees as directors of Vastar during the pendency of BP Amoco's proposal. Dr. Grote had made it clear to Mr. Davidson that BP Amoco would not be interested in a third-party sale of Vastar.

   On March 16 and 17, 2000, six purported class action lawsuits were filed against Vastar, all of its directors (including the members of the special committee), ARCO and BP Amoco in the Court of Chancery of the State of Delaware in and for New Castle County. The lawsuits were consolidated as In re Vastar Resources, Inc. Shareholder Litigation, Consolidated C.A. No. 17888, and each alleged that the initial $71 offer by BP Amoco for Vastar's publicly held shares of common stock was unfair, and that none of the members of Vastar's Board of Directors were capable of negotiating a fair transaction with BP Amoco. The plaintiffs in these lawsuits sought an injunction against the proposed transaction, rescission or rescissory damages, and damages and an accounting for the benefits obtained as a result of unlawful conduct.

   On March 20, 2000, Vastar's Board of Directors met to discuss the BP Amoco proposal and establish a special committee of directors, consisting of Jimmie
D. Callison, Robert C. LeVine, and William D. Schulte, to consider BP Amoco's proposal. None of the members of the special committee is an officer or employee of BP Amoco, ARCO, Vastar or any of their respective affiliates. The Vastar Board of Directors formed the special committee for the purpose of considering, evaluating and negotiating the proposed transaction with BP Amoco on behalf of the public stockholders and making a recommendation to the Vastar Board of Directors. The Vastar Board of Directors also authorized the special committee to retain, at Vastar's expense, independent financial and legal advisors.

   On March 20, 2000, the special committee held its initial meeting in which it retained Fried Frank as its legal advisor and authorized Vastar to retain a public relations firm. The special committee decided to review written proposals from investment banks before retaining financial advisors. After reviewing written proposals from four investment banks, on March 21, 2000, the special committee retained Petrie Parkman and Salomon Smith Barney as financial advisors in connection with BP Amoco's proposal. In addition, the special committee retained legal counsel in Delaware.

   On March 23, 2000, Vastar issued a press release announcing that it had formed the special committee and that the special committee had retained financial advisors and legal counsel.

   On March 29, 2000, the special committee met with representatives of Petrie Parkman, Salomon Smith Barney and Fried Frank. Members of Vastar's senior management were also present by invitation. The purpose of the meeting was to review the preliminary views of Vastar's management and the special committee's financial advisors on valuation, and the views of the special committee's financial and legal advisors on negotiation strategy. Representatives of Fried Frank reviewed the responsibilities and legal duties of the special committee. Petrie Parkman and Salomon Smith Barney reviewed with the special committee their preliminary valuation of Vastar. Management of Vastar made a presentation to the special committee regarding Vastar's business plan for the next ten years, which we refer to as the "10-Year Business Plan", and its deepwater drilling program. For a description of the 10-Year Business Plan, see "Financial Projections" beginning on page 56.

   At the March 29, 2000 meeting, the special committee concluded that a higher price per share should be sought from BP Amoco. The special committee requested that the special committee's legal and financial advisors prepare a recommended negotiating strategy, including a draft presentation to BP Amoco, and report back to the special committee before opening communications with BP Amoco or its representatives.

   On April 4, 2000, the special committee met with Petrie Parkman, Salomon Smith Barney and Fried Frank. Members of Vastar's senior management were present by invitation. The special committee's financial advisors reviewed with the special committee their negotiating strategy for an upcoming meeting with BP Amoco and its financial and legal advisors. After a discussion of negotiating strategy and tentative conclusions on valuation, the special committee authorized its financial and legal advisors to open negotiations, on behalf of the special committee, with BP Amoco and its representatives.

   On April 13, 2000, representatives of Petrie Parkman, Salomon Smith Barney and Fried Frank met with representatives of Morgan Stanley and Sullivan & Cromwell, BP Amoco's financial and legal advisors, respectively. Representatives of Petrie Parkman, Salomon Smith Barney and Morgan Stanley discussed the special committee's views on the valuation of Vastar. Morgan Stanley subsequently provided to BP Amoco a report on these discussions. The special committee's financial advisors also extended an invitation to BP Amoco and its advisors to attend a presentation by Vastar's management of the 10-Year Business Plan and its deepwater drilling program.

   On April 13, 2000, Vastar also publicly reported first quarter earnings and declared a regular quarterly cash dividend of $0.075 per share.

   On April 18, 2000, BP Amoco completed its acquisition of ARCO and thereby acquired indirect ownership of 80,000,001 shares, or approximately 81.8%, of Vastar's common stock. After BP Amoco's acquisition of ARCO, Vastar's Chairman of the Board, Michael E. Wiley, and three other directors, Terry G. Dallas, Marie L. Knowles and Donald R. Voelte, Jr., each of whom was an ARCO executive, resigned from Vastar's Board of Directors. The Board of Directors then reduced the size of the board to five members: Jimmie D. Callison, Charles D. Davidson, Robert C. LeVine, Steven J. Shapiro and William D. Schulte. Mr. Davidson, Vastar's President and Chief Executive Officer was elected as Chairman of the Board of Directors.

   On April 27, 2000, Vastar announced that an exploratory well testing its Entrada prospect, located on Garden Banks block 782 in the Gulf of Mexico, made a significant deepwater discovery. Vastar also noted, however, that additional drilling would be needed to fully determine the potential of this discovery.

   On April 28, 2000, Vastar announced postponement of its annual meeting of stockholders pending further developments related to BP Amoco's acquisition proposal.

   On May 1, 2000, Vastar management and representatives of Petrie Parkman, Salomon Smith Barney and Fried Frank met with BP Amoco management and representatives of Morgan Stanley and Sullivan & Cromwell. At this meeting, Vastar management presented the 10-Year Business Plan and its deepwater drilling program. Prior to the meeting, Vastar and BP Amoco had entered into a confidentiality agreement pursuant to which Vastar agreed to provide BP Amoco and its representatives with specified information regarding Vastar on the condition that the information be kept confidential.

   Following the meeting on May 1, Morgan Stanley requested an opportunity to present its and BP Amoco's views on the valuation of Vastar to the special committee's financial advisors. This presentation was made at a meeting on May 5, 2000 with representatives of Petrie Parkman and Salomon Smith Barney. Petrie Parkman and Salomon Smith Barney agreed to report to the special committee on Morgan Stanley's presentation, and written copies of Morgan Stanley's presentation were delivered to members of the special committee.

   On May 8, 2000, the special committee met with its legal and financial advisors to discuss Morgan Stanley's valuation analysis of Vastar. After discussion, the special committee remained of the opinion that Vastar had a significantly higher per share valuation than BP Amoco's merger proposal. The special committee authorized its financial advisors to respond to Morgan Stanley's valuation presentation. On May 12, 2000, the special committee's financial advisors responded to Morgan Stanley's valuation analyses reaffirming the special committee's view that BP Amoco's merger proposal did not adequately value Vastar.

   On May 19, 2000, the special committee's financial and legal advisors met with BP Amoco's financial and legal advisors to discuss further the parties' respective views on the appropriate per share price for a transaction involving Vastar. During these discussions, the special committee's financial advisors, on behalf of the special committee, negotiated for a higher per share price in the proposed merger, subject to settlement of the stockholder litigation.

   On May 19, 2000, subsequent to these discussions, Mr. LeVine, Chairman of the special committee, and Dr. Byron Grote, Executive Vice President of BP Amoco, reached a tentative agreement on a price of $83 per share, subject to negotiation of a mutually acceptable merger agreement, approval by the entire special committee and settlement of the stockholder litigation.

   To avoid uncertainties regarding the applicability of Section 203 of the Delaware General Corporation Law, the special committee and BP Amoco had earlier decided to structure any transaction as a cash merger subject to approval by holders of at least two-thirds of Vastar's outstanding stock, other than stock held by BP Amoco, rather than as a tender offer as proposed in BP Amoco's March 16, 2000 letter.

   On May 19, 2000, Sullivan & Cromwell delivered a draft merger agreement to Fried Frank. Between May 19 and May 24, 2000, the special committee, Vastar management, BP Amoco management and representatives of Fried Frank and Sullivan & Cromwell negotiated the non-price terms of the draft merger agreement. During this period, Vastar and BP Amoco agreed that Vastar should amend Vastar's benefit plans to bring the Vastar plans into parity with ARCO's benefit plans, including changes since summer 1999. In addition, BP Amoco and Vastar agreed to conform the interest crediting rate and distribution option elections in the Deferral Plan for Outside Directors to those currently contained in Vastar's Executive Deferral Plan.

   On May 23, 2000, the special committee met with representatives of Petrie Parkman, Salomon Smith Barney and Fried Frank. Members of Vastar's senior management were present by invitation. Representatives of Fried Frank reviewed the special committee's legal duties, legal issues in connection with the draft merger agreement and the status of stockholder litigation related to BP Amoco's proposal. Representatives of Petrie Parkman and Salomon Smith Barney presented their financial analyses of BP Amoco's $83 per share merger proposal.

   Representatives of each of Petrie Parkman and Salomon Smith Barney delivered an oral opinion (each of which was subsequently confirmed in writing) that as of May 23, 2000, and, on the basis of and subject to the matters discussed with the special committee, the proposed $83 per share cash price was fair, from a financial point of view, to Vastar's stockholders other than BP Amoco and its affiliates. The special committee unanimously:

  . determined that the proposed merger was fair to, advisable and in the best interests of Vastar and its stockholders, other than BP Amoco;

  . recommended that the Vastar Board of Directors approve the merger agreement; and

  . recommended that the Vastar Board of Directors recommend adoption of the merger agreement and authorization of the merger by Vastar's stockholders.

   On May 23, 2000, immediately following the special committee meeting, Vastar's Board of Directors met and received the recommendation of the special committee. The Vastar Board of Directors determined that the proposed merger was fair to, advisable and in the best interests of Vastar and its stockholders. The Board of Directors unanimously voted to approve the merger agreement and recommend that Vastar stockholders adopt the merger agreement and authorize the merger.

   On May 23, 2000, the parties to the stockholder litigation agreed in principle on a settlement of the litigation, and executed a memorandum of understanding to reflect the terms of the settlement. The parties agreed that the $83 per share price approved by Vastar's Board of Directors on May 23, 2000 is fair, adequate and reasonable consideration for the shares of Vastar's common stock held by the public. The parties also agreed to enter into a settlement agreement, cooperate in public disclosures related to the settlement, and use best efforts to gain approval of the settlement from the Delaware courts. Without any admission of fault by any defendant, the memorandum of understanding provides for a dismissal of all claims with prejudice and a release in favor of all defendants of any and all claims that have been or could have been asserted by the plaintiffs or any members of the purported class. The memorandum of understanding also provides that the defendants will not oppose an application by the plaintiffs' counsel to the Delaware court for an aggregate award of fees and expenses in an amount not to exceed $2.1 million, which will be paid by Vastar. The settlement is subject to, among other things, completion of confirmatory discovery by the plaintiffs which has occurred, execution of a settlement agreement, final approval of the settlement by the Delaware court, and completion of the merger.

   On May 24, 2000, the merger agreement was signed. Vastar and BP Amoco each issued a press release announcing the merger agreement.

Fairness of the Merger; Recommendation of the Special Committee of the Board of Directors

   The special committee believes that the merger is fair to and in the best interests of Vastar's stockholders, other than BP Amoco. The special committee unanimously recommended that Vastar's Board of Directors approve and adopt the merger agreement and that the Vastar Board of Directors recommend adoption of the merger agreement and authorization of the merger by stockholders. In reaching these conclusions, the special committee considered the following positive factors:

  . the belief that the $83 per share merger consideration is attractive in light of Vastar's historical and current financial performance, results of operations, prospects, business strategy, and competitive position in its industry, and in light of general economic and stock market conditions;

  . the special committee's belief, based on among other things the detailed financial and valuation advice provided to the special committee by its financial advisors during the period from March 29 to May 23, 2000, that the $83 per share merger consideration:

    . represented an attractive multiple of historical and projected earnings per share and cash flow per share,

    . compared very favorably to implied per share valuations based on financial and market statistics for a broad range of companies engaged in the oil and gas exploration and production business in the United States,

    . compared very favorably to implied per share valuations based on recent acquisitions of oil and gas exploration and production businesses in the United States,

    . compared very favorably to implied per share valuations based on asset valuation methodologies which calculate a discounted cash flow based on revenue from projected hydrocarbon volumes from the subject properties, reduced by operating costs, taxes, and capital expenditures; and

    . was within the ranges of value produced by a number of risk adjusted discounted cash flow analyses based on Vastar's 10-Year Business Plan;

  . the opinions of the financial advisors to the special committee, described in detail under "--Opinions of Financial Advisors to the Special Committee" beginning on page 17, that, as of May 23, 2000 and on the basis of and subject to the matters reviewed with the special committee, the $83 per share merger price was fair from a financial point of view to the stockholders of Vastar other than BP Amoco and its affiliates. The special committee adopted the analyses and conclusions of the financial advisors;

  . the historical market prices of Vastar's common stock and recent trading activity, including the substantial equity premiums implied by the $83 per share merger consideration of 31.5% and 59.0%, respectively, over Vastar's stock prices one day and one month prior to the initial announcement of BP Amoco's proposal on March 16, 2000;

  . that the increase in the market price of Vastar's common stock following the initial BP Amoco proposal may have reflected, in part, anticipation of a possible acquisition by BP Amoco, rather than a higher intrinsic value for Vastar common stock;

  . the special committee's arm's-length negotiations with BP Amoco, which resulted in an increase in the merger consideration from $71 to $83 per share, and the judgment of the special committee that, based upon the negotiations that had transpired, a price higher than $83 per share could not likely be obtained;

  . BP Amoco's ownership of approximately 81.8% of Vastar's currently outstanding common stock and the fact that, as a practical matter, no alternative to the merger could be effected without the support of BP Amoco;

  . that BP Amoco's control of Vastar, if Vastar were to continue as a separate company with public ownership, would create numerous potential conflict of interest and corporate opportunity issues, including:

    . monitoring and controlling the flow of competitively sensitive information from Vastar to BP Amoco, and

    . planning and implementing Vastar's capital budget and exploration programs, particularly with respect to deepwater exploration and production in the Gulf of Mexico;

  . that these potential conflict of interest and corporate opportunity issues could constitute a significant distraction to Vastar's management and independent directors, impair stock market analysts' valuation of Vastar's common stock, and depress its market price;

  . the prospect of eliminating conflicts of interest and corporate opportunity concerns and realizing marketing, operating and administrative efficiencies as a result of Vastar's operations being conducted as a wholly owned part of BP Amoco;

  . the fact that there are no unusual requirements or conditions to the merger, that the consideration to be paid in the merger is all cash, and that BP Amoco has the financial resources to complete the merger expeditiously;

  . the requirement that the merger be approved by holders of at least two-thirds of the outstanding shares of common stock other than those owned by BP Amoco;

  . the composition of the membership of the special committee, and its empowerment by Vastar to retain legal counsel and financial advisors selected by it; and

  . the availability of appraisal rights under Delaware law for stockholders, as described below under "Dissenters' Rights of Appraisal" beginning on page 85.

   The special committee also considered the following adverse factors associated with the merger:

  . that Vastar's stock price had increased from $71.625, after the announcement of the initial BP Amoco offer, to $79.75 on the day prior to the announcement of the $83 per share merger, and had traded as high as $82.50 during that period;

  . that some of Petrie Parkman's and Salomon Smith Barney's analyses based on Vastar's 10-Year Business Plan described in detail under "--Opinions of Financial Advisors to the Special Committee--Going Concern Analysis" on page 23 and "--Going Concern Discounted Cash Flow Analysis" on page 31 had produced valuations substantially in excess of $83 per share including some over $100 per share. The special committee determined that these valuations depended to a considerable extent on projections of very strong and uninterrupted growth that would require a continuation of Vastar's prior pattern of drilling successes in deepwater Gulf of Mexico and considered that fact accordingly in their finding of fairness;

  . that because BP Amoco desired to retain its approximate 81.8% equity interest in Vastar and had indicated no intent to offer any of its interest in Vastar for sale to a third party, public stockholders were not afforded an opportunity to participate in any control premium that might have been generated by the sale of the entire company to a third party;

  . that the proposed merger will be a taxable transaction for Vastar stockholders other than BP Amoco; and

  . that the public stockholders of Vastar would have no ongoing equity participation in the surviving corporation following the merger, meaning that the public stockholders would cease to participate in Vastar's future earnings or growth, if any, or to benefit from increases, if any, in the value of their Vastar stock.

   The special committee believed that the ranges of implied per share valuations generated by the valuation methodologies used by Petrie Parkman and the valuation methodologies used by Salomon Smith Barney in their valuation analyses on May 23, 2000 were more reflective of the fair value of Vastar than the net book value of the Vastar common stock or liquidation value of Vastar's business because these valuation methodologies accounted for the potential growth arising from Vastar's deepwater drilling program in addition to the value of Vastar's existing assets. For this reason the special committee did not attribute importance to net book value or possible liquidation values.

   The special committee also considered the advantages and disadvantages of the only apparently available alternative to the acquisition of the public stockholder interest in Vastar by BP Amoco, which was Vastar continuing as a majority-owned subsidiary of BP Amoco with a less than 20% public ownership.

   In the view of the special committee, the principal advantage of continuing Vastar as a majority-owned, public subsidiary of BP Amoco was that it would allow public stockholders to continue to participate in any growth in the value of Vastar's equity. The disadvantages of Vastar continuing as a majority-owned, public subsidiary that were considered by the special committee included the inability to achieve many of the benefits of taking Vastar private discussed above, and exposure to the risks and uncertainties attendant to being a greater than 80% owned subsidiary of a major direct competitor. The special committee concluded that under all of the relevant circumstances and in light of the proposed $83 per share price, the disadvantages of continuing Vastar as a majority-owned subsidiary of BP Amoco significantly outweighed the advantages, and accordingly that alternative was rejected under the prevailing circumstances.

   In view of the large number of factors considered by the special committee in connection with the evaluation of the merger and the complexity of these matters, the special committee did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each member of the special committee may have given different weight to the various factors. The special committee held extensive discussions with, and relied on the experience and expertise of, Petrie Parkman and Salomon Smith Barney with respect to the quantitative and qualitative analysis of the financial terms of the merger. The special committee conducted a discussion of, among other things, the factors described above, including asking questions of Vastar's management and the special committee's financial and legal advisors, and reached the conclusion that the merger was advisable and in the best interests of Vastar and its stockholders, other than BP Amoco.

Recommendation of the Board of Directors

   The Board of Directors unanimously approved the merger agreement, believes that the merger is fair to and in the best interests of the stockholders of Vastar, other than BP Amoco, and unanimously recommends adoption and approval of the merger agreement and authorization of the merger by the Vastar stockholders at the special meeting. The Board of Directors considered the following factors in deciding to recommend that stockholders vote "FOR" the adoption and approval of the merger agreement and authorization of the merger:

  . the recommendation of the special committee;

  . the factors referred to above as having been taken into account by the special committee; and

  . the fact that the merger consideration and the terms of the merger were the result of arm's-length negotiations between the special committee and representatives of BP Amoco and their respective advisors.

   In view of the variety of factors considered by the Board of Directors, the Board of Directors did not find it practicable to, and it did not, quantify or otherwise attempt to assign specific or relative weights to the factors considered in making its determination. In considering the factors described above, individual members of the Board of Directors may have given different weight to different factors.

   The Board of Directors believes that the merger is procedurally fair because, among other things:

  . the special committee consisted entirely of non-management, independent directors appointed by the Board of Directors to represent solely the interests of Vastar's stockholders, other than BP Amoco;

  . the special committee retained and was advised by its own independent financial advisors, Petrie Parkman and Salomon Smith Barney, to assist it in evaluating the merger and provide it with financial advice;

  . the special committee retained and was advised by its own independent legal counsel, Fried Frank;

  . the special committee engaged in extensive negotiations and deliberations in evaluating the merger and merger consideration;

  . the merger consideration and the other terms and conditions of the merger agreement resulted from active arm's-length bargaining between the special committee and representatives of BP Amoco and their respective advisors;

  . even though the special committee consisted of directors of Vastar and was therefore not completely unaffiliated with Vastar, committees of independent directors are a commonly used mechanism that is recognized under applicable law to ensure fairness in transactions of this type; and

  . authorization of the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Vastar common stock not owned by BP Amoco.

   In view of the foregoing, the Board of Directors believes that sufficient procedural safeguards exist to ensure fairness of the merger and to permit the special committee to effectively represent the interests of Vastar's stockholders, other than BP Amoco, and therefore, additional unaffiliated representatives to act on behalf of those stockholders are not necessary.

BP Amoco's Purpose and Reasons for the Merger

   BP Amoco believes that because Vastar's businesses are complementary to those of BP Amoco and its subsidiaries, BP Amoco could obtain certain operating benefits and cost savings by integrating some of Vastar's operations into BP Amoco and its subsidiaries. BP Amoco also wishes to integrate Vastar fully into BP Amoco's worldwide strategic planning.

   Therefore, BP Amoco is undertaking the merger in order to acquire all of the outstanding shares of Vastar common stock that it does not already own. Because BP Amoco does not own the entire equity interest in Vastar, Vastar is required by law to be managed by its Board of Directors in the best interests of all of Vastar's stockholders, rather than just BP Amoco and its stockholders, and BP Amoco, as the majority stockholder, has certain legal duties to the minority stockholders of Vastar. Because each decision made by BP Amoco that could affect Vastar must be made with a view to its effect on the minority stockholders, BP Amoco's flexibility in dealing with Vastar may be materially restricted. At the present time, BP Amoco's only cash return on its investment in Vastar is the dividends it receives on the Vastar shares it owns. If Vastar were wholly owned by BP Amoco, decisions could be made regarding Vastar's operations and the use of Vastar's substantial cash flow could be made without possible limitations arising out of public ownership of Vastar stock.

   In addition, BP Amoco believes that maintaining the New York Stock Exchange listing of Vastar common stock and the registration of Vastar common stock under the Securities Exchange Act of 1934, as amended, imposes direct and indirect compliance costs and administrative burdens on Vastar that divert management's time and resources. These compliance costs and administrative burdens would be eliminated if the merger were completed.

   The primary benefit of the merger to the stockholders, other than BP Amoco, is that they are being afforded an opportunity to sell all their shares at a price which, in the opinion of BP Amoco, is fair to those holders and fully reflects the value of Vastar. However, stockholders who do sell their shares will cease to have any equity interest in Vastar and will cease to participate in its earnings and future growth. For a further discussion of the effects of the merger, see "--Certain Effects of the Merger" beginning on page 39.

   If the merger is effected, holders of shares who have neither voted in favor of the merger nor consented to the merger in writing may elect to exercise appraisal rights under Section 262 of the Delaware General Corporation Law. For a description of these rights, see "Dissenters' Rights of Appraisal" beginning on page 85 and Appendix D to this proxy statement.

Position of BP Amoco Regarding Fairness of the Merger

   Because BP Amoco currently beneficially owns approximately 81.8% of the outstanding shares of Vastar, BP Amoco is deemed an "affiliate" of Vastar that is engaging in a Rule 13e-3 transaction under Rule 13e-3 of the Exchange Act. Accordingly, BP Amoco is required to consider the fairness of the merger to Vastar's stockholders, other than BP Amoco.

   BP Amoco believes that the merger and the $83 per share merger consideration are fair to the holders, other than BP Amoco, of Vastar's common stock. The amount of the merger consideration was determined by the management of BP Amoco after considering the factors set forth below and following negotiations with the special committee. The factors considered by the management of BP Amoco included the following:

  . the historical and projected financial performance of Vastar;

  . that the $83 per share merger consideration represents approximately a 31.5% premium over the closing price for the Vastar common stock on March 15, 2000, the last full trading day prior to announcement of BP Amoco's intention that ARCO acquire the shares that it did not own, and approximately a 19% premium over the highest closing price ever for the Vastar common stock prior to BP Amoco's announcement;

  . that the merger is not subject to a financing condition;

  . that the merger provides the public stockholders who are considering selling their Vastar common stock with the opportunity to exchange their shares for $83 per share without incurring the transaction costs typically associated with market sales;

  . that the merger is structured so that the approval of the holders of at least two-thirds of the outstanding Vastar common stock, other than stock held by BP Amoco, is required as a condition to completion of the merger;

  . the ability of stockholders who object to the merger to obtain "fair value" for their shares if they exercise and perfect their appraisal rights under the Delaware General Corporation Law;

  . that BP Amoco has sufficient stock ownership to control a disposition of Vastar and informed Vastar that it would not be interested in a third-party sale of Vastar; and

  . notwithstanding that Petrie Parkman's opinion and Salomon Smith Barney's opinion, each dated May 23, 2000, were provided solely for the information and assistance of the special committee and that BP Amoco is not entitled to rely on those opinions, the fact that the special committee received opinions from each of Petrie Parkman and Salomon Smith Barney to the effect that, as of the date of such opinions and based on and subject to the matters reviewed with the special committee, the $83 per share cash consideration to be received in the merger by the holders of Vastar common stock, other than BP Amoco and its affiliates, was fair, from a financial point of view, to such holders.

   In addition to the factors discussed above, BP Amoco considered the information and analyses presented by its financial advisor, Morgan Stanley. Morgan Stanley was not requested to and did not provide any opinion as to the fairness of the merger or the merger consideration to BP Amoco or its stockholders, or the holders of Vastar common stock other than BP Amoco. This information and analyses is summarized below under "--Financial Analysis of the Financial Advisor to BP Amoco" beginning on page 33.

   BP Amoco did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to the individual factors it considered in reaching its conclusion as to fairness.

Opinions of Financial Advisors to the Special Committee

 Petrie Parkman & Co., Inc.

   The special committee engaged Petrie Parkman as its financial advisor in April 2000 to provide advisory and investment banking services in connection with a potential transaction involving Vastar and ARCO and/or its affiliates. On May 23, 2000, Petrie Parkman rendered to the special committee its oral opinion that, as of that date and based upon and subject to the matters reviewed with the special committee, the $83 per share merger consideration was fair from a financial point of view to the holders of Vastar common stock other than BP Amoco and its affiliates. The opinion was subsequently confirmed in writing on May 23, 2000.

   Vastar has agreed to pay Petrie Parkman engagement and advisory fees of $2,000,000. In addition, upon the completion of the merger, Petrie Parkman will be entitled to a fee of $3,150,000 which is based upon the consideration to be received by Vastar stockholders, other than BP Amoco and its affiliates, in the merger. In addition, Vastar has agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. Vastar has agreed to indemnify Petrie Parkman and its officers, directors, agents, employees and controlling persons for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

   The full text of Petrie Parkman's opinion dated May 23, 2000, which contains a description of the assumptions made, the procedures followed, the matters considered and the limits of the scope of review undertaken by Petrie Parkman in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated in this document by reference. The summary of the Petrie Parkman opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Vastar stockholders are encouraged to, and should, read the Petrie Parkman opinion carefully and in its entirety.

   Petrie Parkman's opinion was provided to the special committee for its use and benefit and addresses only the fairness from a financial point of view of the consideration to be paid to the public stockholders of Vastar in connection with the merger, as of the date the opinion was rendered. Petrie Parkman's opinion does not address the merits of the underlying decision by Vastar to engage in the merger and does not constitute a recommendation to any stockholder as to how that stockholder should vote at the Vastar special meeting. Petrie Parkman's opinion and its presentation to the special committee were among many factors taken into consideration by the special committee in making the special committee's recommendation to the Board of Directors to approve and recommend the merger.

   Copies of Petrie Parkman's May 23, 2000 presentation to the special committee are available for inspection and copying at Vastar's principal executive office during regular business hours by any public stockholder or its representative who has been so designated in writing, and will be provided to any public stockholder upon written request at the expense of the requesting party. The presentation is also filed as an exhibit to Vastar's and BP Amoco's Schedule 13E-3, copies of which may be obtained from the SEC. See "Where You Can Find More Information" beginning on page 88.

   In arriving at its opinion, Petrie Parkman, among other things:

  . reviewed certain publicly available business and financial information relating to Vastar and its consolidated subsidiaries, including

    . its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 1998 and December 31, 1999; and

    . its unaudited financial statements for the fiscal quarter ended March 31, 2000;

  . reviewed certain estimates of the reserves of Vastar and its consolidated subsidiaries, including

    . estimates of proved oil and gas reserves as of December 31, 1999 prepared by the management and staff of Vastar, including proved reserves audited by Ryder Scott Company, L. P.; and

    . unaudited estimates of additional oil and gas reserves (reserves not classified as proved) prepared by the management and staff of Vastar as of December 31, 1999;

  . analyzed certain historical and projected financial and operating data of Vastar and its consolidated subsidiaries prepared by Vastar's management and staff;

  . discussed Vastar's current and projected operations and prospects with Vastar's management and staff;

  .  reviewed the historical trading history of Vastar common stock;

  . compared recent stock market capitalization indicators for Vastar with recent stock market capitalization indicators for certain other publicly traded independent energy companies;

  . compared the financial terms of the merger agreement with the financial terms of other transactions that Petrie Parkman deemed to be relevant;

  .  reviewed a draft dated May 23, 2000 of the merger agreement; and

  . reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie Parkman deemed necessary or appropriate.

   In preparing its opinion, Petrie Parkman assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying such information. Petrie Parkman further relied upon the assurances of the management of Vastar that they were not aware of any facts that would make the information provided to Petrie Parkman incomplete or misleading in any material respect.

   With respect to projected financial and operating data furnished to or discussed with Petrie Parkman, Petrie Parkman assumed that the data had been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management and staff of Vastar as to the future financial and operational performance and business prospects of Vastar and its consolidated subsidiaries.

   With respect to the estimates of proved and additional oil and gas reserves, Petrie Parkman assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of Vastar and Ryder Scott Company, L. P. relating to the oil and gas properties of Vastar and its consolidated subsidiaries.

   Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of Vastar and its consolidated subsidiaries, except for the estimates of proved and additional oil and gas reserves referred to above, Petrie Parkman was not furnished with such an evaluation or appraisal. In addition, Petrie Parkman did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of Vastar and its consolidated subsidiaries.

   In developing its opinion, Petrie Parkman relied upon Vastar as to certain legal, tax, and accounting aspects of the transaction contemplated by the merger agreement. Petrie Parkman assumed that the merger agreement executed and delivered by the parties contained identical financial and economic terms and otherwise was substantially similar to the draft merger agreement reviewed by Petrie Parkman. Petrie Parkman further assumed that the merger would be consummated on the terms and conditions contemplated in the merger agreement.

   Petrie Parkman's opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of May 23, 2000 and the condition and prospects, financial and otherwise, of Vastar as they had been represented to Petrie Parkman as of that date or as they were reflected in the materials and discussions described above.

   The following is a summary of the financial analyses performed by Petrie Parkman in connection with the preparation of its opinion dated May 23, 2000 and presented to the special committee.

   The summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Petrie Parkman, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description in the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Petrie Parkman.

   Discounted Cash Flow Analysis. Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining the reference range of the equity value per share of Vastar common stock. Petrie Parkman calculated the net present value of estimates of future after-tax cash flows for Vastar's oil and gas reserve assets based on the proved and additional reserve estimates referred to above and for its non-reserve assets utilizing information provided by Vastar.

   Petrie Parkman evaluated four scenarios in which the principal variables were oil and gas prices. The four pricing scenarios, which were Pricing Case I, Pricing Case II, Pricing Case III, and the Strip Pricing Case, were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub gas. The Strip Pricing Case was based upon the publicly available average of oil and gas futures contract prices quoted on the New York Mercantile Exchange. Petrie Parkman applied appropriate quality and transportation adjustments to these benchmarks.

   Benchmark oil prices for Pricing Cases I, II and III were projected to be $17.00, $19.00 and $22.00 per barrel, respectively, starting in 2000 and were escalated annually following 2000 at the rate of 3%. Year 2000 oil prices for Pricing Cases I, II, and III were based on the blended average of actual oil prices through May 19, 2000 and the benchmark scenarios for the remainder of 2000. Benchmark oil prices for the Strip Pricing Case were projected to be $28.54, $24.48, $21.52, $19.40, and $19.08 for the years 2000, 2001, 2002,
2003, and 2004, respectively, and were escalated annually following 2004 at the rate of 3%.

   Benchmark gas prices for Pricing Cases I, II and III were projected to be $2.30, $2.50 and $2.70 per million British thermal units, respectively, for 2000 and were escalated annually following 2000 at the rate of 3%. Year 2000 gas prices for Pricing Cases I, II, and III were based on the blended average of actual oil prices through May 19, 2000 and the benchmark scenarios for the remainder of 2000. Benchmark gas prices for the Strip Pricing Case were projected to be $3.48, $3.40, $3.06, and $2.96 for the years 2000, 2001, 2002, and 2003, respectively, and were escalated annually following 2003 at the rate of 3%. Operating and capital costs were escalated at 3% per year.

   Benchmark oil prices for Pricing Cases I, II and III were projected to be $17.00, $19.00 and $22.00 per barrel, respectively, starting in 2000 and were escalated annually following 2000 at the rate of 3%. Year 2000 oil prices for Pricing Cases I, II, and III were based on the blended average of actual oil prices through May 19, 2000 and the benchmark scenarios for the remainder of 2000. Benchmark oil prices for the Strip Pricing Case were projected to be $28.54, $24.48, $21.52, $19.40, and $19.08 for the years 2000, 2001, 2002,
2003, and 2004, respectively, and were escalated annually following 2004 at the rate of 3%.

   Benchmark gas prices for Pricing Cases I, II and III were projected to be $2.30, $2.50 and $2.70 per million British thermal units, respectively, for 2000 and were escalated annually following 2000 at the rate of 3%. Year 2000 gas prices for Pricing Cases I, II, and III were based on the blended average of actual oil prices through May 19, 2000 and the benchmark scenarios for the remainder of 2000. Benchmark gas prices for the Strip Pricing Case were projected to be $3.48, $3.40, $3.06, and $2.96 for the years 2000, 2001, 2002, and 2003, respectively, and were escalated annually following 2003 at the rate of 3%. Operating and capital costs were escalated at 3% per year.

   Applying various after-tax discount rates depending on reserve category to the after-tax cash flows, assuming a carry-over of Vastar's existing tax positions and deducting long-term debt, the discounted cash flow analysis indicated the following reference ranges for the equity value per fully diluted share of Vastar common stock.

                        Pricing Case  Pricing Case  Pricing Case
                              I            II            III      Strip Pricing
                        ------------- ------------- ------------- -------------
Equity Reference Value
 Range
 per Common Share...... $32.63-$48.44 $42.90-$61.50 $56.67-$79.22 $44.19-$61.78

Based upon the foregoing, Petrie Parkman selected a composite equity reference value range per fully diluted share of Vastar common stock of $53.00 to $68.00. Petrie Parkman noted that the price of $83 per share proposed to be paid to the holders of Vastar common stock in the merger was above the composite equity reference value range per fully diluted share of Vastar common stock of $53.00 to $68.00.

   Property Transactions Analysis. Petrie Parkman reviewed selected publicly available information related to 105 announced oil and gas property transactions and proprietary information related to six oil and gas property acquisition transactions between January 1997 and May 2000 in the Gulf of Mexico, Gulf Coast, Mid Continent, and San Juan Basin/Rocky Mountain regions. Petrie Parkman calculated purchase price multiples of equivalent reserves for the acquired assets in each transaction and selected appropriate benchmark multiples to Vastar's corresponding proved reserve figures to yield asset reference value ranges for Vastar's proved reserves. The number of transactions per region and the maximum, mean and minimum implied multiples in these transactions are set forth in the following chart, together with certain benchmark multiples chosen by Petrie Parkman as a result of these analyses.

   When we refer to oil and gas in "equivalents," we are doing so to compare quantities of oil with quantities of gas or to express these different commodities in a common unit. The term "Mcfe" means thousand cubic feet equivalent. The term "BbI" means barrel. In calculating Mcf and Bbl equivalents, we use a generally recognized standard in which one Bbl is equal to six Mcf.

                                 Gulf of       Mid      San Juan/
                                 Mexico     Continent    Rockies   Gulf Coast
                               ----------- ----------- ----------- -----------
Number of Transactions........     23          33          12          43
Purchase Price of
 Reserves/Proved Reserves
 ($/Mcfe)
  Maximum.....................    $1.46       $1.42       $0.86       $1.63
  Mean........................    $1.06       $0.79       $0.67       $0.81
  Minimum.....................    $0.71       $0.40       $0.35       $0.20
Benchmark Multiples ($/Mcfe).. $1.00-$1.40 $0.85-$1.05 $0.75-$0.85 $1.00-$1.25

Petrie Parkman multiplied the benchmark multiples set forth above to Vastar's proved reserve figures and, after adjusting for Vastar's non-reserve assets, determined an enterprise reference value range. Petrie Parkman then deducted long-term debt and added net working capital to such enterprise reference value range and divided the resulting figure by the diluted number of shares of Vastar common stock outstanding to arrive at a reference range for the equity value per fully diluted share of Vastar common stock of $45.87-$59.04. Petrie Parkman noted that the price of $83 per share proposed to be paid to the holders of Vastar common stock in the merger was above the reference range for the equity value per fully diluted share of Vastar common stock of $45.87--$59.04.

   Company Transaction Analysis. Petrie Parkman reviewed selected publicly available information on the following 11 company acquisition transactions and offers for control involving companies in the oil and gas exploration and production industry that took place between January 1997 and May 2000:

Acquiror or Bidder for                                         Date of
Control                   Target                               Announcement
------------------------  ------------------------------------ -----------------
Anadarko Petroleum
 Corporation              Union Pacific Resources Group Inc.   April 3, 2000
Burlington Resources
 Inc.                     Poco Petroleums Ltd.                 August 16, 1999
Snyder Oil Corporation    Santa Fe Energy Resources, Inc.      January 14, 1999
Kerr-McGee Corp.          Oryx Energy Company                  October 15, 1998
Devon Energy Corporation  Northstar Energy Company             June 29, 1998
USX-Marathon Group        Tarragon Oil & Gas                   May 30, 1998
Atlantic Richfield
 Company                  Union Texas Petroleum Holdings, Inc. May 4, 1998
Union Pacific Resources
 Group Inc.               Norcen Energy Resources              January 26, 1998
Sonat, Inc.               Zilkha Energy Company                November 24, 1997
Burlington Resources
 Inc.                     Louisiana Land & Exploration Company July 17, 1997
Mesa Inc.                 Parker & Parsley Petroleum Company   April 7, 1997

   Using publicly available information, Petrie Parkman calculated purchase price of equity multiples of discretionary cash flow and total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, as a multiple of earnings before interest, taxes, depreciation, depletion and amortization and exploration expense (which we refer to as "EBITDAX") for the target company in each transaction. Petrie Parkman also calculated the implied purchase price of reserves, which Petrie Parkman defined for the purposes of this analysis as total investment less undeveloped acreage value and other assets at book value, as a multiple of equivalent proved reserves for the target company in each transaction and as a multiple of standardized measure of future net cash flows (which we refer to as "Standardized Value"). The maximum, mean, median and minimum implied multiples in these transactions are set forth below, together with benchmark multiples chosen by Petrie Parkman as a result of these analyses.

                                        Implied Multiples in Recent
                                                Transactions
                                        ----------------------------  Benchmark
                                        Minimum Median Mean  Maximum    Range
                                        ------- ------ ----- ------- -----------
Discretionary Cash Flow................   3.4x   6.0x   6.5x   9.0x   7.5-8.5x
EBITDAX................................   5.4x   7.2x   7.7x  11.0x   7.5-9.0x
Equivalent Proved Reserves
 ($/Mcfe)..............................  $0.82  $1.06  $1.28  $3.15  $1.00-$1.50
Standardized Value.....................   1.0x   1.8x   1.8x   2.6x   2.0-2.3x

Petrie Parkman applied the benchmark multiples to Vastar's historical discretionary cash flow, EBITDAX, equivalent proved reserves, and Standardized Value.

   Petrie Parkman also performed a premium analysis, which compared the offer price per target company share with the target company's share price for the periods of one day, 30 days and 60 days prior to the public announcement of the offer. The maximum, mean, median, and minimum premiums (which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company's price, stated as a percentage above the target company's share price), together with benchmark premiums chosen by Petrie Parkman as a result of such analyses, for these periods were as follows:

                                           Implied Premiums in Recent
                                                  Transactions
                                          ---------------------------- Benchmark
                                          Minimum Median Mean  Maximum   Range
                                          ------- ------ ----- ------- ---------
   One Day Prior.........................  -8.5%  28.5%  28.9%  50.6%   20%-30%
   30 Days Prior.........................   3.6%  35.8%  35.8%  76.0%   30%-40%
   60 Days Prior......................... -17.3%  29.8%  28.6%  61.9%   25%-35%

   Petrie Parkman applied the range of benchmark premiums to the corresponding prices of Vastar common stock.

   After selecting a composite enterprise reference value range and deducting long-term debt, adding working capital and dividing by the fully diluted number of shares of Vastar common stock outstanding, the resulting composite reference range for the equity value per fully diluted share of Vastar common stock was $69.74-$79.71. Petrie Parkman noted that the price of $83 per share proposed to be paid to the holders of Vastar common stock in the merger was above the composite reference range for the equity value per fully diluted share of Vastar common stock of $69.74--$79.71.

   Capital Market Comparison. Using publicly available information, Petrie Parkman calculated market capitalization multiples of historical and estimated discretionary cash flow for selected publicly traded companies. Petrie Parkman also calculated enterprise value multiples of historical and estimated EBITDAX, proved reserves, and Standardized Value for those companies. Multiples of estimated discretionary cash flow and EBITDAX were based upon projected discretionary cash flow and EBITDAX published by equity research analysts. Petrie Parkman defined market capitalization for purposes of this analysis as market value of common equity. Petrie Parkman obtained the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting net working capital.

   Petrie Parkman determined that the following companies were relevant to an evaluation of Vastar based upon Petrie Parkman's view of the comparability to Vastar of these companies' operating and financial characteristics:

  . Anadarko Petroleum Corporation   . Newfield Exploration Company
  . Apache Corporation               . Noble Affiliates, Inc.
  . Burlington Resources Inc.        . Pioneer Natural Resources Company
  . Devon Energy Corporation         . Union Pacific Resources Group Inc.
  . EOG Resources, Inc.              . Unocal Corporation

   Petrie Parkman selected and applied the following transaction parameters to Vastar's historical and estimated cash flow, and the following enterprise valuation multiples to Vastar's historical and estimated EBITDAX, proved reserves and Standardized Value to estimate a range of enterprise reference values for Vastar:

   Measure                                                Transaction Parameters
   -------                                                ----------------------
   Market capitalization as a multiple of last twelve
    months discretionary cash flow......................        7.5x-8.5x
   Market capitalization as a multiple of 2000 estimated
    discretionary cash flow.............................        6.5x-7.5x
   Market capitalization as a multiple of 2001 estimated
    discretionary cash flow.............................        6.0x-7.0x
   Enterprise value as a multiple of last twelve months'
    EBITDAX.............................................        8.0x-9.0x
   Enterprise value as a multiple of 2000 estimated
    EBITDAX.............................................        6.5x-7.5x
   Enterprise value as a multiple of 2001 estimated
    EBITDAX.............................................        6.5x-7.5x
   Enterprise value per 1999 Mcfe of proved reserves....       $1.40-$2.00
   Enterprise value as a multiple of 12-31-99
    Standardized Value..................................         1.9-2.2x

   From the enterprise reference value ranges implied by these multiples, Petrie Parkman determined a composite enterprise reference value range. After deducting long term debt from the composite enterprise reference value range and adding net working capital to the composite enterprise reference value range and dividing by the fully diluted number of shares of Vastar common stock outstanding, the composite reference range for the equity value per fully diluted share of Vastar common stock was $69.74-$75.72. Petrie Parkman noted that the price of $83 per share proposed to be paid to the holders of Vastar common stock in the merger was above the composite reference range for the equity value per fully diluted share of Vastar common stock of $69.74--$75.72.

   Going Concern Analysis. Petrie Parkman projected the potential financial performance of Vastar without giving effect to the merger for the ten year period beginning on January 1, 2000 using Pricing Cases I, II, III and the Strip Pricing Case referred to in the subsection entitled "Discounted Cash Flow Analysis" above. Petrie Parkman prepared these projections using information and projections prepared or provided by Vastar management and additional assumptions based upon discussions with Vastar management regarding potential future operating and financial performance.

   For each pricing case, Petrie Parkman evaluated two scenarios, a "debt repayment case" and a "tactical acquisition case" in which the principal variable was the use of cash flow in excess of budgeted capital expenditures. In the debt repayment case, excess cash flow was assumed to be used to repay existing indebtedness or invested in short-term marketable securities. In the tactical acquisition case, $250 million of producing properties were assumed to be acquired each year at an acquisition cost of $1.00/Mcfe, with the acquisition cost escalated at 3% annually.

   Petrie Parkman calculated a range of terminal enterprise values by applying terminal multiples of 1.9x, 2.0x and 2.1x to projected 2009 Standardized Value. Estimated 2009 debt and net working capital were deducted from projected 2009 enterprise value to estimate the 2009 equity value of Vastar. Petrie Parkman applied an after-tax discount rate of 15% to terminal equity values to determine reference ranges for the equity value. Throughout its analysis, Petrie Parkman used Vastar's existing tax position.

   From the reference ranges for equity value implied by this analysis, Petrie Parkman determined a composite reference range for the equity value per fully diluted share of Vastar common stock of $75.00 to $85.00 in the debt repayment case, and $80.00 to $90.00 in the tactical acquisition case. Petrie Parkman noted that the price of $83 per share proposed to be paid to the holders of Vastar common stock in the merger was at the high end of the composite reference range for the equity value per fully diluted share of Vastar common stock of $75.00 to $85.00 in the debt repayment case and at the low end of the composite reference range for the equity value per fully diluted share of Vastar common stock of $80.00 to $90.00 in the tactical acquisition case.

   Analysis of Precedent Minority Squeeze-Out Transactions. Petrie Parkman analyzed the premiums paid in 45 precedent transactions since 1988 in which the acquiror already owned 50.1% or more of the outstanding stock of the company to be acquired at the time of the offer. In 13 of these precedent transactions, the acquiror owned more than 80% of the acquired company's stock. Petrie Parkman also analyzed the premiums paid in all 45 of the precedent transactions, and separately for this subset of 13 precedent transactions, based on the acquired company's closing price per common share one day prior to the announcement of the transaction and one month prior to such announcement. With respect to the financial information for the companies involved in these precedent transactions, Petrie Parkman relied on information available in public documents and reports published by Securities Data Corporation. The following table sets forth the results of these analyses as well as those derived by Petrie Parkman for Vastar based on the merger price of $83 per share:

                                 50.1%+Owned by      80.0%+Owned by
                                    Acquiror            Acquiror       Vastar
                              --------------------- ----------------- ---------
                                (45 Transactions)   (13 Transactions)
                              --------------------- -----------------  Merger
                                  Range      Median   Range    Median Price $83
                              -------------- ------ ---------- ------ ---------
Premium to Market Price One
 Day Before Initial Offer.... (17.8%)-100.0% 19.9%  0.0%-43.7% 19.4%    31.5%
Premium to Market One Month
 Before Initial Offer........  (5.9%)-101.7% 29.2%  1.1%-54.5% 21.5%    59.0%

   The description set forth above constitutes a summary of the analyses employed and factors considered by Petrie Parkman in rendering its opinion to the special committee. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

   In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document.

   In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Petrie Parkman, Petrie Parkman cannot assure you that the estimates will prove to be accurate.

   No company used in the analysis of other publicly traded companies nor any transaction used in the analyses of comparable transactions is identical to Vastar or the proposed merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

   Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected Petrie Parkman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Petrie Parkman has in the past provided financial advisory services to Vastar and ARCO and has received customary fees for these services. In the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of Vastar for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

 Salomon Smith Barney Inc.

   Salomon Smith Barney was retained to act as financial advisor to the special committee in connection with the proposed merger. Pursuant to Salomon Smith Barney's engagement letter with the special committee, dated April 1, 2000, Salomon Smith Barney rendered to the special committee an oral opinion on May 23, 2000, which was subsequently confirmed in writing on May 24, 2000, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, as of May 23, 2000, the consideration to be received in the proposed merger was fair, from a financial point of view, to the holders of Vastar common stock, other than BP Amoco and its affiliates.

   Pursuant to Salomon Smith Barney's engagement letter, Vastar agreed to pay Salomon Smith Barney $2,500,000 in engagement and advisory fees, for its services rendered to the special committee in connection with the merger. In addition, upon the closing of the transaction, Salomon Smith Barney will be entitled to a fee of $3,150,000, which is based on the consideration to be received by the holders of Vastar common stock, other than BP Amoco and its affiliates, in the merger. Vastar has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

   The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Appendix C to this proxy statement and is incorporated by reference in this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read Salomon Smith Barney's opinion carefully and in its entirety.

   Salomon Smith Barney's advisory services and opinion were provided for the information of the special committee in its evaluation of the proposed merger and did not constitute a recommendation of the proposed merger or a recommendation to any stockholder as to how that stockholder should vote at the special meeting.

   Copies of Salomon Smith Barney's May 23, 2000 presentation to the special committee are available for inspection and copying at Vastar's principal executive office during regular business hours by any public stockholder or its representative who has been so designated in writing, and will be provided to any public stockholder upon written request at the expense of the requesting party. The presentation is also filed as an exhibit to Vastar's and BP Amoco's
Schedule 13E-3, copies of which may be obtained from the SEC. See "Where You Can Find More Information" beginning on page 88.

   In arriving at its opinion, Salomon Smith Barney reviewed a draft of the merger agreement, dated May 23, 2000, and held discussions with senior officers, directors and other representatives and advisors of Vastar concerning the businesses, operations and prospects of Vastar. Salomon Smith Barney examined publicly available business and financial information relating to Vastar as well as financial forecasts and other information and data for Vastar which were provided to or otherwise discussed with Salomon Smith Barney by the management of Vastar. Salomon Smith Barney reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Vastar common stock, the historical and estimated earnings and other operating data of Vastar and the capitalization and financial condition of Vastar.

   Salomon Smith Barney also considered other publicly available information relating to financial terms of transactions that it considered relevant in evaluating the proposed merger and publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Vastar. In addition, Salomon Smith Barney conducted other analyses and examinations and considered other information and financial, economic and market criteria that it deemed appropriate in arriving at its opinion.

   In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney and further relied on the assurances of the management of Vastar that they were not aware of any facts that would make any of such information inaccurate or misleading.

   With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney was advised by the management of Vastar that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Vastar as to the future financial performance of Vastar. Salomon Smith Barney expressed no view with respect to these forecasts and other information and data or the assumptions on which they were based.

   Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of Vastar's assets or liabilities (contingent or otherwise), nor did Salomon Smith Barney make any physical inspection of Vastar's properties or assets. Salomon Smith Barney assumed the final terms of the merger agreement would not vary materially from those set forth in the May 23, 2000 draft. Salomon Smith Barney further assumed that the merger would be completed in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

   Salomon Smith Barney was not asked to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Vastar or the effect of any other transaction in which Vastar might engage. Salomon Smith Barney was advised that BP Amoco, which beneficially owned approximately 81.8% of the outstanding common stock of Vastar, had informed Vastar that it was unwilling to sell the common stock of Vastar owned by it, and accordingly Salomon Smith Barney was not requested to and did not solicit alternative business combinations that might otherwise be available for Vastar. Salomon Smith Barney's opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of May 23, 2000.

   In connection with rendering its opinion, Salomon Smith Barney made a presentation to the special committee on May 23, 2000 with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the consideration to be received by the holders of Vastar common stock in the proposed merger, other than BP Amoco and its affiliates. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Salomon Smith Barney, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 19, 2000, and is not necessarily indicative of current or future market conditions.

   Public Market Trading Comparison--Competitor Group. Salomon Smith Barney compared financial, operating and stock market information, and forecasted financial information for Vastar, with the same information for selected publicly traded independent oil and gas exploration and production companies. The selected comparable companies Salomon Smith Barney considered were:

  . Anadarko Petroleum Corporation       . Devon Energy Corporation
    (pro forma for the acquisition       . EOG Resources, Inc.
    of Union Pacific Resources)          . Kerr-McGee Corp.
  . Apache Corporation                   . Louis Dreyfus Natural Gas Corp.
  . Barrett Resources Corporation        . Newfield Exploration Company
  . Burlington Resources Inc.            . Noble Affiliates, Inc.
  . Chesapeake Energy Corporation        . Pioneer Natural Resources Company
  . Cross Timbers Oil Company            . Unocal Corporation

   Salomon Smith Barney used forecasted financial information for the selected comparable companies in the course of these analyses that was based on information published by First Call Corporation, which compiles summaries of financial forecasts published by various investment banking firms. With respect to Vastar, Salomon Smith Barney used forecasted financial information that was based on information provided by management as well as commodity pricing information published by First Call Corporation.

   For each of the selected comparable companies, Salomon Smith Barney derived and compared the ratio of:

  . the company's equity value as of May 19, 2000 to its estimated cash flow for 2000;

  . the company's equity value as of May 19, 2000 to its estimated cash flow for 2001;

  . the company's firm value (defined as diluted equity value less cash and option proceeds plus indebtedness, such amounts based on management estimates as of March 31, 2000) to its estimated EBITDAX for 2000;

  . the company's firm value to its estimated EBITDAX for 2001; and

  . the company's firm value per Mcfe of proved reserves as of December 31, 1999.

   The following table sets forth the results of these calculations as well as those derived by Salomon Smith Barney for Vastar at the merger price of $83 per share:

                                                                     Vastar at
                                                   Range     Median Merger Price
                                               ------------- ------ ------------
Equity value as a multiple of estimated cash
 flow for 2000...............................   3.0x - 8.2x   5.4x      7.8x
Equity value as a multiple of estimated cash
 flow for 2001...............................   2.8x - 7.9x   5.4x      7.8x
Firm value as a multiple of estimated EBITDAX
 for 2000....................................   4.1x - 9.1x   6.8x      8.5x
Firm value as a multiple of estimated EBITDAX
 for 2001....................................   4.5x - 9.2x   6.5x      8.5x
Firm value per Mcfe of proved reserves.......  $0.84 - $3.62 $1.41     $2.25

   Based on the information derived for the selected comparable companies and the estimated cash flow of Vastar for 2000 and 2001, Salomon Smith Barney derived reference ranges for the implied equity value per share of Vastar common stock of $67.99 to $78.45 based on estimated cash flow for 2000 and $63.11 to $73.63 based on estimated cash flow for 2001.

   Based on the information derived for the selected comparable companies and the estimated EBITDAX of Vastar for 2000 and 2001, Salomon Smith Barney derived reference ranges for the implied equity value per share of Vastar common stock of $66.65 to $77.36 based on estimated EBITDAX for 2000 and $61.40 to $72.13 based on estimated EBITDAX for 2001.

   Based on the information derived from the comparable companies and the proved reserves of Vastar, Salomon Smith Barney derived a reference range for the implied equity value per share of Vastar common stock of $52.57 to $72.88.

   Based on all of these ranges, Salomon Smith Barney applied its judgment and established a combined reference range for the implied equity value per share of Vastar common stock of $70.00 to $76.00. Salomon Smith Barney noted that the price of $83 per share proposed to be paid to the holders of Vastar common stock in the merger was above the combined reference range implied equity value per share of Vastar common stock of $70.00 to $76.00.

   Public Market Trading Comparison--Regional Pure Plays. Salomon Smith Barney compared financial, operating and stock market information, and forecasted financial information for Vastar, with the same information for selected publicly traded independent oil and gas exploration and production companies with operations concentrated in the three geographic regions of the United States where Vastar's operations are concentrated. The geographic regions and the selected comparable companies considered by Salomon Smith Barney were:

 Gulf of Mexico/Gulf Coast:

  . Basin Exploration, Inc.                  . EOG Resources, Inc.
  . Chieftain International, Inc.            . Burlington Resources Inc.
  . Stone Energy Corporation                 . Noble Affiliates, Inc.
  . Newfield Exploration Company

  . The Houston Exploration Company        Rockies:
  . Meridian Resource Corporation            . Patina Oil & Gas Corporation

                                             . Barrett Resources Corporation
 Onshore:                                    . HS Resources, Inc.
  . Chesapeake Energy Corporation            . Evergreen Resources, Inc.
  . Louis Dreyfus Natural Gas Corp.          . Tom Brown, Inc.

   Salomon Smith Barney used forecasted financial information for the selected comparable companies in these regions in the course of these analyses that was based on information published by First Call Corporation. With respect to Vastar, Salomon Smith Barney used forecasted financial information that was based on information provided by management as well as commodity pricing information published by First Call Corporation.

   For each of the selected comparable companies within each region, Salomon Smith Barney derived and compared the range of ratios of:

  . the company's equity value to its estimated cash flow for 2000;

  . the company's equity value to its estimated cash flow for 2001;

  . the company's firm value to its estimated EBITDAX for 2000;

  . the company's firm value to its estimated EBITDAX for 2001; and

  . the firm value per Mcfe of proved reserves as of December 31, 1999.

   The following table sets forth the results of these calculations as well as those derived by Salomon Smith Barney for Vastar at the merger price of $83 per share:

                           Gulf of Mexico/
                              Gulf Coast          On-Shore           Rockies        Vastar
                          ------------------ ------------------ ------------------ at Merger
                             Range    Median    Range    Median    Range    Median   Price
                          ----------- ------ ----------- ------ ----------- ------ ---------
Equity value as a
 multiple of estimated
 cash flow for 2000.....    2.6x-7.0x  4.9x    3.0x-6.4x  5.3x   3.2x-16.5x  7.4x     7.8x
Equity value as a
 multiple of estimated
 cash flow for 2001.....    2.9x-6.3x  4.4x    2.8x-6.3x  5.3x   2.8x-11.4x  6.5x     7.8x
Firm value as a multiple
 of estimated EBITDAX
 for 2000...............    4.5x-7.3x  6.8x    5.1x-6.8x  6.7x   5.2x-15.8x  8.6x     8.5x
Firm value as a multiple
 of estimated EBITDAX
 for 2001...............    4.2x-7.7x  6.1x    4.8x-6.6x  6.5x   4.7x-11.2x  7.7x     8.5x
Firm value per Mcfe of
 proved reserves........  $1.71-$3.62 $1.94  $1.21-$2.00 $1.36  $0.66-$1.67 $1.05    $2.25

   Based on information derived from these comparable companies and estimated cash flow of Vastar for 2000 and 2001, Salomon Smith Barney derived reference ranges for the implied equity value per share of Vastar common stock of $64.44 to $74.90 based on estimated cash flow for 2000 and $60.41 to $70.99 based on estimated cash flow for 2001.

   Based on the information derived for these comparable companies and the estimated EBITDAX of Vastar for 2000 and 2001, Salomon Smith Barney derived reference ranges for the implied equity value per share of Vastar common stock of $64.37 to $74.04 based on estimated EBITDAX for 2000 and $58.18 to $67.90 based on estimated EBITDAX for 2001.

   Based on information derived from these comparable companies and the proved reserves of Vastar, Salomon Smith Barney derived a reference range for the implied equity value per share of Vastar of $70.86 to $89.13.

   Based on all of these ranges, Salomon Smith Barney applied its judgment and established a combined reference range for the implied equity value per share of Vastar common stock of $68.00 to $74.00. Salomon Smith Barney noted that the price of $83 per share proposed to be paid to the holders of Vastar common stock in the merger was above the combined reference range for the implied equity value per share of Vastar common stock of $68.00 to $74.00.

   Precedent Oil and Gas Transaction Analysis. Salomon Smith Barney reviewed publicly available information for 13 pending or completed merger or acquisition transactions in the oil and gas industry announced since April 7, 1997 and involving at least one publicly traded company. The precedent transactions considered by Salomon Smith Barney were the following (in each case, the acquired company's name is listed first and the acquiror's name is listed second):

  . Union Pacific Resources Group,      . PennzEnergy Company/Devon Energy
    Inc. /Anadarko Petroleum              Corporation
    Corporation

                                        . Monument Oil and Gas plc/LASMO
  . Poco Petroleums Ltd./Burlington       plc
    Resources Inc.
                                        . Oryx Energy Company/Kerr-McGee
  . Saga Petroleum ASA/Norsk Hydro        Corporation
    ASA/Statoil

  . Tarragon Oil & Gas Ltd./USX-        . Zilkha Energy Company/Sonat Inc.
    Marathon Group

                                        . Louisiana Land &
  . Union Texas Petroleum/Atlantic        Exploration/Burlington Resources
    Richfield Company                     Inc.


  . Norcen Energy Resources/Union       . MESA Inc./Parker & Parsley
    Pacific Resources                     Petroleum

  . United Meridian Corp./Ocean
    Energy, Inc.

   With respect to the financial information for the companies involved in the precedent transactions, Salomon Smith Barney relied on information available in public documents, equity research reports published by certain investment banks and First Call Corporation estimates. With respect to Vastar, the forecasted financial information used by Salomon Smith Barney was based on information provided by management as well as commodity pricing information published by First Call Corporation.

   For each of the selected precedent transactions, Salomon Smith Barney derived the ratio of:

  . the equity value of the acquired company implied by the transaction value to the acquired company's estimated cash flow for the twelve-month period following the announcement of the transaction based on public sources prior to the announcement (which we refer to in the table below as "Estimated Cash Flow");

  . the firm value implied by the transaction value to the acquired company's
    EBITDAX for the last twelve-month period for which financial results were available prior to the announcement (which we refer to in the table below as "LTM EBITDAX");

  . the firm value implied by the transaction value to the acquired company's estimated EBITDAX for the twelve-month period following the announcement of the transaction based on public sources prior to the announcement (which we refer to in the table below as "Estimated EBITDAX"); and

  . the firm value of the acquired company implied by the transaction value per Mcfe of its proved reserves as of the end of the company's last fiscal year immediately preceding the announcement.

   The following table sets forth the results of these analyses as well as those derived by Salomon Smith Barney for Vastar at the merger price of $83 per share:

                                                                        Vastar
                                                                          at
                                                                        Merger
                                                        Range    Median Price
                                                     ----------- ------ ------
   Equity value as a multiple of estimated cash
    flow............................................  2.9x-9.4x    6.3x   7.8x
   Firm value as a multiple of LTM EBITDAX..........  3.7x-14.2x   7.1x  10.4x
   Firm value as a multiple of estimated EBITDAX....  1.9x-10.1x   7.0x   8.5x
   Firm value per Mcfe of proved reserves........... $0.87-$3.04 $1.09x $2.25x

   Based on information derived from the precedent transactions and estimated cash flow of Vastar for 2000, Salomon Smith Barney derived a reference range for the implied equity value per share of Vastar common stock of $73.22 to $83.68.

   Based on the information derived for the precedent transactions and EBITDAX of Vastar for the last twelve months prior to the announcement of the transaction, Salomon Smith Barney derived a reference range for the implied equity value per share of Vastar common stock of $66.03 to $74.78.

   Based on information derived from the precedent transactions and estimated EBITDAX of Vastar for 2000, Salomon Smith Barney derived a reference range for the implied equity value per share of Vastar common stock of $72.01 to $82.72.

   Based on the information derived from the precedent transactions and the proved reserves of Vastar as of December 31, 1999, Salomon Smith Barney derived a reference range for the implied equity value per share of Vastar common stock of $42.42 to $72.88.

   Based on all of these ranges, Salomon Smith Barney applied its judgment and established a combined reference range for the implied equity value per share of Vastar common stock of $71.00 to $81.00. Salomon Smith Barney noted that the price of $83 per share proposed to be paid to the holders of Vastar common stock in the merger was above the combined reference range for the implied equity value per share of Vastar common stock of $71.00 to $81.00.

   Going-Concern Discounted Cash Flow Analysis. Using a discounted cash flow methodology, Salomon Smith Barney calculated a range of implied per share equity values of Vastar based on the estimated unlevered free cash flows that Vastar could produce on a stand-alone basis, which includes management's projections using commodity prices used by Vastar in its long range plan (which we refer to as "LRP Prices"), and commodity prices based on New York Mercantile Exchange forward commodity strip prices as of May 15, 2000 for oil through fiscal year 2006 and gas through fiscal year 2003, and assuming 2% increases for each fiscal year thereafter (which we refer to as "NYMEX Prices"). We refer to this set of projections as the "Base Case."

   Salomon Smith Barney also calculated additional ranges of implied per share equity values based on the estimated unlevered free cash flows that Vastar could produce on a stand-alone basis, based on management's Base Case projections with the adjustments described below. Salomon Smith Barney discounted these cash flows by a range of discount rates representing the weighted average cost of capital from 9.5% to 10.5%. These calculations resulted in implied per share equity values of Vastar common stock which ranged as follows:

  . from $80 to $97 using LRP Prices (with the upper range increasing to $113 using NYMEX Prices) for the Base Case;

  . from $70 to $84 using LRP Prices (with the upper range increasing to $97 using NYMEX Prices) for the Base Case and reducing the impact of management's projected opportunity and deepwater accretion wedges by 50%;

  . from $60 to $83 using LRP Prices (with the upper range increasing to $100 using NYMEX Prices) for the Base Case and reducing management's projected deepwater exploration and accretion wedge reserves, production and EBITDAX by 10%;

  . from $72 to $89 using LRP Prices (with the upper range increasing to $106 using NYMEX Prices) for the Base Case and increasing deepwater exploration wedge capital by 33%;

  . from $84 to $102 using LRP Prices (with the upper range increasing to $118 using NYMEX Prices) for the Base Case and adding the value of the Entrada prospect as a known (i.e., certain) instead of a chance-weighted development.

Based on all of these ranges, Salomon Smith Barney applied its judgment and established a combined reference range for the implied equity value per share of Vastar common stock of $80 to $95. Salomon Smith Barney noted that the price of $83 per share proposed to be paid to the holders of Vastar common stock in the merger was at the low end of the combined reference range for the implied equity value per share of Vastar common stock of $80 to $95.

   Analysis of Precedent Minority Squeeze-Out Transactions. Salomon Smith Barney analyzed the premiums paid in 45 precedent transactions since 1988 in which the acquiror already owned 50.1% or more of the outstanding stock of the company to be acquired at the time of the offer. In 13 of these precedent transactions, the acquiror already owned more than 80% of the acquired company's stock. Salomon Smith Barney analyzed the premiums paid in all 45 of the precedent transactions, and separately for this subset of 13 precedent transactions, based on the acquired company's closing price per common share one day prior to the announcement of the transaction and one month prior to such announcement. With respect to the financial information for the companies involved in these precedent transactions, Salomon Smith Barney relied on information available in public documents and reports published by Securities Data Corporation. The following table sets forth the results of these analyses as well as those derived by Salomon Smith Barney for Vastar based on the $83 per share merger price:

                                   50.1% + Owned by    80.0% + Owned by
                                       Acquiror            Acquiror      Vastar
                                 --------------------- ----------------- ------
                                   (45 Transactions)   (13 Transactions)
                                 --------------------- ----------------- Merger
                                     Range      Median   Range    Median Price
                                 -------------- ------ ---------- ------ ------
Premium to Market Price One Day
 Before Initial Offer........... (17.8%)-100.0% 19.9%  0.0%-43.7% 19.4%  31.5%
Premium to Market One Month
 Before Initial Offer...........  (5.9%)-101.7% 29.2%  1.1%-54.5% 21.5%  59.0%

   The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the special committee, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the special committee. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above.

   Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the selected comparable companies and precedent transactions analyses summarized above, Salomon Smith Barney selected comparable public companies and precedent transactions on the basis of various factors, including the size and similarity of the business; however, no company utilized as a comparison in these analyses is identical to Vastar and no precedent transaction is identical to the proposed merger.

   As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the public trading value of the subject companies and transactions to which Vastar and the proposed merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Vastar, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Vastar. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Vastar, the special committee, the Vastar Board of Directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates.

   Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the consideration to be received in the proposed merger by holders of Vastar common stock, other than BP Amoco and its affiliates, and were provided to the special committee in that connection. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the special committee in making its determination to recommend the merger agreement and the proposed merger.

   Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The special committee selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Vastar. Salomon Smith Barney and its predecessors and affiliates have previously provided and currently are providing investment banking services to Vastar and BP Amoco unrelated to the merger, for which Salomon Smith Barney has received and will receive customary compensation.

   In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Vastar, BP Amoco and affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Vastar, BP Amoco and their respective affiliates.

Financial Analysis of the Financial Advisor to BP Amoco

   In April 1999, BP Amoco retained Morgan Stanley to review BP Amoco's strategic alternatives in relation to the approximately 81.8% of Vastar common stock which BP Amoco would indirectly own after its acquisition of ARCO, and, at BP Amoco's option, to act as its financial advisor in relation to any transaction subsequently decided upon by BP Amoco. During the following period of approximately six months, Morgan Stanley provided to BP Amoco management, in both written and presentation form, a number of analyses of alternative strategies involving either the acquisition of the publicly held minority interest in Vastar or the disposal of ARCO's approximately 81.8% interest. These analyses were based upon published financial and market information.

   On February 29, 2000, at a meeting with Sir John Browne, Chief Executive Officer of BP Amoco, Morgan Stanley discussed certain financial analyses and delivered an initial report. On May 5, 2000, Morgan Stanley delivered an updated presentation of its views to Petrie Parkman and Salomon Smith Barney, as part of the process of discussions between BP Amoco and Vastar concerning the merger. References to the "report" are to Morgan Stanley's report dated May 5, 2000. The analyses contained in the report are summarized below. The report updated the February 29, 2000 report, except with respect to the discounted cash flow analysis and pro forma impact analysis, each analysis of which is also summarized below.

   Copies of the report are available for inspection and copying at the principal executive offices of BP Amoco during regular business hours by any public stockholder or its representative who has been so designated in writing, and will be provided to any such stockholder or representative upon written request at the expense of the requesting party. The report is also filed as an exhibit to Vastar's and BP Amoco's Schedule 13E-3, copies of which may be obtained from the SEC. See "Where You Can Find More Information" beginning on page 88. The description of the analyses performed by Morgan Stanley set forth below is qualified by reference to the report.

   In preparing the report, Morgan Stanley, among other things:

  . reviewed certain publicly available financial statements and other publicly available information of BP Amoco and Vastar;

  . reviewed certain financial projections and presentation materials prepared by Vastar's management;

  . reviewed the likely pro forma impact of the transaction on BP Amoco's future earnings and cash flow per American Depositary Share;

  . reviewed the reported historical prices and trading activity for Vastar common stock;

  . compared the financial performance and the prices and trading activity of Vastar common stock with that of other publicly traded companies that it deemed generally comparable to Vastar;

  . reviewed the financial terms, to the extent publicly available, of transactions that it deemed generally comparable to the merger and of certain transactions involving companies that it deemed generally comparable to Vastar;

  . participated in discussions among representatives of BP Amoco, Vastar, Petrie Parkman, Salomon Smith Barney, Sullivan & Cromwell, and Fried Frank; and

  . performed other analyses and considered other factors as Morgan Stanley deemed appropriate.

   Morgan Stanley was not requested to, and did not provide, any opinion as to the fairness of the merger to BP Amoco or its stockholders, or to Vastar or its stockholders other than BP Amoco. In preparing the report, Morgan Stanley assumed and relied, without independent verification, upon the accuracy and completeness of the information reviewed by or discussed with it. Morgan Stanley did not make any independent valuation or appraisal of Vastar's assets or liabilities, and it was not provided with any independent valuations or appraisals. The report was necessarily based on information available to Morgan Stanley as of, and economic, market and other conditions as in effect on, May 5, 2000. While Morgan Stanley provided advice to BP Amoco with respect to the merger, Morgan Stanley did not recommend any specific consideration to BP Amoco or that any specific consideration constituted the only appropriate consideration for Vastar's shares.

   Morgan Stanley's advisory services were provided for the information of BP Amoco in its evaluation of the merger and the report is not intended to be, nor does it constitute, a recommendation to any Vastar stockholder as to how that stockholder should vote at the special meeting.

   The following is a brief summary of all material analyses performed by Morgan Stanley. Certain of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis.

   Discounted Cash Flow Analysis. Morgan Stanley generated estimates of future cash flows for Vastar for the period 2000-2010, based on publicly available information and Morgan Stanley estimates. Morgan Stanley then determined the present value of such cash flows using various discount rates which reflected Morgan Stanley's judgment regarding the appropriate weighted average cost of capital for Vastar. The terminal value in 2010 was calculated using an exit EBITDAX multiple of 6.0x to 7.5x. This valuation was adjusted for Vastar's net debt, and divided by the fully diluted number of Vastar shares to give an equity discounted cash flow valuation per share.

   The following table summarizes Morgan Stanley's calculated discounted cash flow values per share for Vastar and resulting merger price premium to the discounted cash flow values.

                                                                   Percentage
                                                                   Premium of
                                                                   $83 Merger
                                                        Equity      Price to
                                                      Discounted   Discounted
                                                       Cash Flow    Cash Flow
                                                         Value        Value
                                                       per Share    per Share
                                                     ------------- ------------
     Exit EBITDAX Multiple..........................   6.0x   7.5x  6.0x   7.5x

     Discount Rate
     9.0%........................................... $47.29 $53.93  75.5%  53.9%
     10.0%.......................................... $43.03 $49.03  92.9%  69.3%

   The results of this analysis were presented in Morgan Stanley's initial report dated February 29, 2000, but not in the report, as this analysis was superceded by Morgan Stanley's discounted cash flow analysis carried out on the basis of the first five years of Vastar's 10-Year Business Plan projections as provided to Morgan Stanley on May 1, 2000. Morgan Stanley determined the present value of such cash flows using various discount rates which reflected Morgan Stanley's judgment regarding the appropriate weighted average cost of capital for Vastar.

   The terminal value in 2004 was calculated using three methods:

  . an exit reserve multiple of $7.5--$9.5 per barrel of oil equivalent (BOE) of reserves;

  . an exit cash flow multiple of 4.5x to 6.0x; and

  . an exit EBITDAX multiple of 5.5x to 6.5x.

   The resulting valuations were adjusted for Vastar's net debt, and divided by the fully diluted number of Vastar shares to give an equity discounted cash flow valuation per share. The following table summarizes Morgan Stanley's calculated discounted cash flow values per share for Vastar and resulting merger price premium to the discounted cash flow values, on the basis of the first five years of Vastar's 10-Year Business Plan.

                                               Equity
                                             Discounted    Percentage Premium of
                                              Cash Flow     $83 Merger Price to
                                              Value per       Discounted Cash
                                                Share      Flow Value per Share
                                             ------------  ---------------------
Exit Reserve Multiple
  Range.....................................  $7.5   $9.5       $7.5       $9.5
  Value per share........................... $  55  $  71       50.9%      16.9%
Exit Cash Flow Multiple
  Range.....................................   4.5x   6.0x       4.5x       6.0x
  Value per share........................... $  46  $  61       80.4%      36.0%
Exit EBITDAX Multiple
  Range.....................................   5.5x   6.5x       5.5x       6.5x
  Value per share........................... $  58  $  69       43.1%      20.2%

   Additionally, Morgan Stanley undertook a qualitative review of the first five years of Vastar's 10-Year Business Plan and the assumptions underlying it and concluded that the first five years of Vastar's 10-Year Business Plan implied that Vastar would substantially outperform its historical track record, and that of its peers, requiring a number of successes to be achieved for the first five years of Vastar's 10-Year Business Plan to be realized.

   Precedent Transactions Analysis. Morgan Stanley used publicly available information to calculate multiples of selected financial data paid in certain precedent transactions in the oil and gas sector, and applied such multiples to comparable financial data of Vastar.

   Morgan Stanley selected the following nine acquisitions of exploration and production companies which took place since January 1998 involving the acquisition of companies which Morgan Stanley judged to be generally comparable to that of Vastar:

  . Anadarko Petroleum Corporation's acquisition of Union Pacific Resources, announced April 3, 2000;

  . Talisman Energy Inc.'s acquisition of Rigel Energy Corporation, announced
    August 23, 1999;

  . Burlington Resources Inc.'s acquisition of Poco Petroleums Ltd., announced August 16, 1999;

  . Devon Energy Corporation's acquisition of PennzEnergy Company, announced
    May 20, 1999;

  . Snyder Oil Corporation's acquisition of Santa Fe Energy Resources, Inc., announced January 14, 1999;

  . Ocean Energy Inc.'s acquisition of Seagull Energy Corporation, announced
    November 25, 1998;

  . Kerr-McGee Corporation's acquisition of Oryx Energy Corporation, announced October 15, 1998;

  . ARCO's acquisition of Union Texas Petroleum Holdings, Inc., announced May
    4, 1998;

  . Union Pacific Resources Group Inc. acquisition of Norcen Energy
    Resources, announced January 26, 1998.

   For the company being acquired in these transactions, Morgan Stanley determined the amounts of:

  . barrels of oil equivalent on a six thousand cubic feet to one barrel basis ("BOE") of reserves;

  .  cash flow; and

  .  EBITDAX forecast for the year following the transaction.

   For selected acquisitions of exploration and production assets and companies in the principal areas of Vastar's operation (Gulf of Mexico, Texas, and Mid-Continent) since 1996, Morgan Stanley determined the amounts of BOE of reserves. Morgan Stanley then calculated the multiples of such amounts paid in each of the precedent transactions and applied multiples derived from such calculations of:

  .  $7-$8 per BOE of reserves;

  .  5.5-6.5 forecast cash flow; and

  .  6.0-7.0x forecast EBITDAX

to data for Vastar derived from publicly available information.

   The following table summarizes the value ranges per share derived from applying the above described multiples and compares the merger price to those value ranges.

                                                                     Percentage
                                                                     Premium of
                                                                     $83 Merger
                                                        Value Range   Price to
                                                         Per Share   Value Range
                                                       ------------- -----------
Implied Valuation Range............................... $51.00 $61.00 62.7% 36.1%

   Morgan Stanley also used publicly available information to calculate the premiums paid over unaffected stock prices in certain minority squeeze out transactions occurring since 1992. Morgan Stanley observed that the median premium paid for those transactions ranged from 18%-24%, depending on the method used to calculate the unaffected stock price.

   Comparable Companies Analysis. Morgan Stanley selected the following publicly traded companies engaged in businesses, which Morgan Stanley judged to be comparable to that of Vastar:

  . Anadarko Petroleum Corporation           . Noble Affiliates Inc.
  . Apache Corporation                       . Ocean Energy, Inc.
  . Burlington Resources Inc.                . Pioneer Natural Resources
  . Devon Energy Corporation                   Company
  . EOG Resources Inc.                       . Santa Fe Snyder Corporation
  . Kerr McGee Corp.                         . Union Pacific Resources Group
  . Murphy Oil Corporation                     Inc.
                                             . Unocal Corporation.

   Morgan Stanley determined the market capitalization for each of the companies based on the closing price per share as of May 3, 2000, using publicly available information. Morgan Stanley then arrived at a range of comparable company multiples by:

  .  dividing such market capitalizations by projected cash flows;

  . dividing such market capitalizations plus net debt by EBITDAX in each case for the year 2000 based upon estimates compiled by FirstCall; and

  . by dividing such market capitalizations plus net debt by BOE of reserves.

   Based upon its judgment of comparability, Morgan Stanley applied multiples derived from such analysis ranging between

  . 4.5x-6.0x Vastar's 2000 estimated cash flow, based upon estimates compiled by FirstCall,

  . $7.50-$9.50 per Vastar's BOE reserves based on publicly available information,

  .  5.5x-6.5x Vastar's 2000 EBITDAX, estimated by Morgan Stanley.

   The following table summarizes the value ranges per share derived from applying the above described multiples and compares the $83 per share merger consideration to those value ranges.

                                                                   Percentage
                                                                 Premium of $83
                                                                   Merger Price
                                                     Value Range       to
                                                      Per Share    Value Range
                                                     ----------- ---------------
   Implied Valuation Range.......................... $  47 $  61   76.6%   36.1%

   Break Up Valuation Analysis. Morgan Stanley developed as an alternative valuation method for Vastar a break-up valuation analysis of its assets. In doing so, Morgan Stanley derived a value for Vastar's proved reserves by applying multiples paid per BOE in selected relevant precedent transactions to each principal component of Vastar's assets on a geographical basis, namely the San Juan and Rockies region, the MidContinent region, the Gulf Coast region and the Gulf of Mexico region.

   In addition, Morgan Stanley valued Vastar's exploration acreage using the average of multiples paid per acre for each exploration region of $104 to $143, on a weighted average basis, and 25% of proved reserves valued at $6-$7 per BOE.

   After adjusting for the value of tax credits under Section 29 of the Internal Revenue Code, working capital, and other assets and liabilities as disclosed in Vastar's financial statements for the period to March 31, 2000, the last data available at the time the analysis was conducted, the resulting valuation range was divided by the fully diluted number of shares of Vastar common stock to give an equity value per share described in the table below.

                                                                    Percentage
                                                                  Premium of $83
                                                                      Merger
                                                      Value Range Price to Value
                                                       Per Share      Range
                                                      ----------- ---------------
   Implied Valuation Range........................... $  34 $  43  144.1%  93.0%

   Pro Forma Impact Analysis. Morgan Stanley analyzed the pro forma effects of the combination and computed the resulting accretion or dilution to the combined enterprise's projected earnings per share, cash earnings per share and cash flow per share during 2000 and 2001. These computations were done using projections of income and cash flow for BP Amoco, ARCO and Vastar, reflecting the consensus of analysts' forecasts as published by First Call. The analysis indicated that the transaction would be dilutive to earnings per share and accretive to cash flow per share of BP Amoco's American Depositary Shares in 2000 and 2001, as compared to estimates for BP Amoco on a stand alone basis. The results of this analysis were presented in Morgan Stanley's initial report dated February 29, 2000, but not in the report.

   The preceding discussion is a summary of the material financial analyses furnished by Morgan Stanley to BP Amoco, but it does not purport to be a complete description of the analyses performed by Morgan Stanley or of its presentation to BP Amoco. The preparation of financial analyses is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. Morgan Stanley made no attempt to assign specific weights to particular analyses or factors considered, but, rather, made qualitative judgments as to the significance and relevance of all the analyses and factors considered. Accordingly, Morgan Stanley believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Morgan Stanley, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Morgan Stanley.

   With regard to the comparable companies analyses summarized above, Morgan Stanley selected comparable public companies on the basis of various factors, including the size and similarity of the line of business; however, no company utilized as a comparison in these analyses summarized above is identical to Vastar. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the public trading value of the subject companies to which Vastar is being compared.

   In its financial analyses, Morgan Stanley made numerous assumptions with respect to Vastar, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Vastar. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of BP Amoco, the BP Amoco Board of Directors, Vastar, the Vastar Board of Directors, Morgan Stanley or any other person assumes responsibility if future results or actual values differ materially from the estimates.

   Morgan Stanley's analyses were prepared solely as part of Morgan Stanley's analysis of the merger and were provided to BP Amoco's senior management in that connection. The report was only one of the factors taken into consideration by BP Amoco in making its determination that the merger and the merger price are fair to the Vastar stockholders other than BP Amoco.

   BP Amoco retained Morgan Stanley to act as its financial advisor in connection with the merger based upon, among other things, its experience and expertise in investment banking, as well as its knowledge and experience in the oil and gas industry. Morgan Stanley is a nationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, financing and financial advisory services in addition to its investment banking activities. In the ordinary course of its trading, brokerage, and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or equity securities or senior loans of Vastar, BP Amoco or their affiliates. Morgan Stanley has, from time to time in the past, provided financial advice and other services to BP Amoco and Vastar.

   Engagement Letter with Morgan Stanley. Pursuant to Morgan Stanley's engagement letter BP Amoco has agreed to pay Morgan Stanley a transaction fee of $5,000,000 on completion of the merger. In addition, BP Amoco also has agreed to reimburse Morgan Stanley for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement and to indemnify Morgan Stanley against certain liabilities and expenses relating to or arising out of its engagement.

Certain Effects of the Merger

   The merger will result in BP Amoco owning 100% of the shares of Vastar common stock and Vastar becoming a wholly owned subsidiary of ARCO. The merger will also have the following effects.

   Participation in Future Growth. If the merger is completed, you will not have the opportunity to participate in the future earnings, profits and growth of Vastar and will not have the right to vote on corporate matters relating to Vastar. If the merger is completed, BP Amoco, as the ultimate parent company of Vastar, will indirectly own a 100% interest in the net book value and net earnings of Vastar and will benefit from any future increase in the value of Vastar. Similarly, BP Amoco will bear the risk of any decrease in the value of Vastar after the merger and you will not face the risk of a decline in the value of Vastar after the completion of the merger.

   Effect on the Market for Shares of Vastar Common Stock. If the merger is completed, the number of shares of Vastar common stock that might otherwise trade publicly will be reduced to zero and the number of holders of shares of Vastar common stock will be reduced to one. This will cause the listing of the shares on the NYSE to be terminated. In addition, Vastar could terminate the registration of the Vastar common stock under the Exchange Act, in which case Vastar would no longer be required to continue to make filings with the SEC or otherwise to comply with the SEC's reporting rules for public companies.

   Delisting of the Shares of Vastar Common Stock on the NYSE. The shares of Vastar common stock are currently listed on the NYSE. According to the NYSE's published guidelines, the NYSE will consider delisting shares if, among other things, the number of publicly held shares (excluding shares held by officers, directors, their immediate families and other holders of 10% or more of the shares) is less than 600,000, there are fewer than 400 stockholders (or, if the average trading volume for the most recent 12 months is less than 100,000 shares, with fewer than 1,200 stockholders), or the aggregate market value of publicly-held shares (excluding shares held by officers, directors, their immediate families and other holders of 10% or more of the shares), subject to certain adjustments based upon market conditions, is less than $8,000,000. As of the close of business on June 1, 2000, there were 91 holders of record of shares, not including beneficial holders of Vastar common stock in street name, and there were 97,740,137 shares outstanding. BP Amoco intends to seek to have the shares delisted as soon as possible after completion of the merger.

   Deregistration of the Shares of Vastar Common Stock under the Exchange
Act. The shares of Vastar common stock are currently registered under the Exchange Act. Registration may be terminated by Vastar upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares. Termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by Vastar to its stockholders and would make certain provisions of the Exchange Act no longer applicable to Vastar. These include the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish proxy statements in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders.

   BP Amoco intends to seek to cause Vastar to apply for termination of registration of Vastar's shares as soon as possible after completion of the merger, if the requirements for termination of registration are met. Even if the registration of the shares of Vastar common stock under the Exchange Act is terminated, the requirement that Vastar file periodic reports under Section 13 of the Exchange Act would remain applicable if its currently outstanding debt securities were to be registered under the Exchange Act.

   Margin Regulations. Shares of Vastar common stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System which means that, among other things, brokers may extend credit on the collateral of the shares for purposes of buying, carrying or trading in securities. Depending upon factors such as the number of record holders of the shares and the number and market value of publicly held shares, following the purchase of shares pursuant to the merger the shares of Vastar common stock might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for credit extended by brokers. In addition, if the registration of the shares of Vastar common stock under the Exchange Act were terminated, the shares would no longer constitute "margin securities."

Plans for Vastar After the Merger

   BP Amoco intends that its existing worldwide management principles, consisting of a system of international management reporting relationships within business segments, will be applied to Vastar. BP Amoco expects to find overlaps between the functions that Vastar currently performs and those that BP Amoco's personnel currently perform. BP Amoco anticipates that these overlaps are likely to be of particular significance for personnel at Vastar's headquarters in Houston, Texas, and that the functions performed within Vastar's headquarters will be absorbed into BP Amoco's operations, with consequent reductions in staff.

   BP Amoco's management has begun and intends to continue a study of Vastar and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes would be desirable following completion of the merger in order to organize and integrate Vastar's activities with those of BP Amoco and its other subsidiaries. In particular, BP Amoco may study the possibility of changing Vastar's Board of Directors by changing the number or term of directors, and may also consider selling some assets of Vastar or changing its present dividend rate and policy, indebtedness and capitalization. BP Amoco expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments.

   Except as otherwise described in this proxy statement, if BP Amoco completes the merger, it intends to maintain Vastar as an indirect wholly owned subsidiary, and it does not at this time have any current plans or proposals which relate to or would result in:

  . an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Vastar,

  . a sale or transfer of a material amount of Vastar's assets,

  . or any other material change in Vastar's corporate structure or business.

   Also BP Amoco anticipates that a major portion of Vastar's management will leave Vastar following the merger and their roles will be filled by BP Amoco's existing management. BP Amoco does not at this time have any other current plans or proposals which relate to or would result in any change in Vastar's management, except as otherwise disclosed in this proxy statement.

Conduct of the Business of Vastar if the Merger is not Completed

   If the merger is not completed, Vastar's Board of Directors expects that Vastar's current management will continue to operate Vastar's business substantially as presently operated. Vastar's board is not presently considering any other alternative.

Interests of Certain Persons in the Merger

   When you consider the recommendation of the Vastar Board of Directors in favor of the merger and the merger agreement, you should keep in mind that the executive officers of Vastar and members of the Board of Directors have interests in the merger that are in addition to the interests of other stockholders of Vastar generally. The additional interests of Vastar's executive officers arise primarily because there are change of control provisions in Vastar's compensation and benefit plans that are tied to their compensation levels. The merger agreement, however, does not provide directors or executive officers with any right of continued employment or any special bonuses. The special committee and the Board of Directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger.

   Messrs. LeVine, Schulte and Callison, who are not employees of Vastar or BP Amoco or its affiliates, were elected to the special committee. Mr. LeVine, as Chairman of the special committee, received $45,000 for his service on the special committee and Messrs. Schulte and Callison each received $40,000.

   Indemnification. ARCO has agreed in the merger agreement that all rights to indemnification and limitations on liability existing in favor of any indemnitee, including all directors and executive officers of Vastar, in respect of acts or omissions on or prior to the completion of the merger as provided in Vastar's certificate of incorporation and bylaws of Vastar or an agreement between an indemnitee and Vastar in effect as of the date of the merger agreement, will continue in full force and effect in accordance with their terms.

   For six years after the completion of the merger, ARCO has agreed to indemnify the officers or directors of Vastar with respect to all of their acts or omissions in their capacities as officers or directors of Vastar in connection with the approval of the merger agreement, and to the same extent indemnified as set forth in the preceding paragraph, with respect to all other actions or omissions by them in their capacities as officers or directors of Vastar, or taken by them at the request of Vastar or any of its subsidiaries. For the same period, ARCO will procure the provision of directors' and officers' liability insurance in respect of acts or omissions occurring prior to the completion of the merger covering the persons covered by Vastar's directors' and officers' liability insurance policy on specified terms. The liability insurance procured by ARCO may provide "first dollar" coverage, without any requirement to first seek indemnification from Vastar or ARCO.

   Change of Control. Vastar's Board of Directors has adopted various arrangements that apply generally to employees, including its executive officers, which become operative only upon a change of control of Vastar. On April 18, 2000, when BP Amoco's acquisition of ARCO was completed a change of control of Vastar occurred. Thus, many of the severance benefits described below that are contingent on involuntary or constructive termination of employment after a change in control accrued as of April 18, 2000. The proposed merger between Vastar and BP Amoco as described in this proxy statement will also be a change of control as defined under these arrangements. The merger would extend the ending date until which the severance benefits described below are available as a result of an involuntary or constructive termination of employment. Prior to the merger, such benefits are available for terminations prior to April 18, 2002 (i.e., two years from the completion of BP Amoco's acquisition of ARCO). After the merger, these benefits will be available until the second anniversary of completion of the merger. The only material benefits which accrue to our executive officers exclusively as a result of the merger, and to which such persons did not already have a right as a result of the completion of BP Amoco's acquisition of ARCO on April 18, 2000, is the payment under the Annual Incentive Plan described below.

   Stock Options. On April 18, 2000, the closing date of BP Amoco's acquisition of ARCO, all unexercisable stock options granted to Vastar's employees, including Vastar's executive officers, under our Executive Long-Term Incentive Plan, as amended, became exercisable. No additional stock options have been granted to Vastar's executive officers since April 18, 2000, and thus, since all stock options held by Vastar's directors and executive officers granted under any Vastar stock option plan are currently exercisable, the merger as described in this proxy statement will not provide Vastar's directors and executive officers with any additional benefit with respect to stock options.

   As required by the merger agreement, prior to completion of the merger, Vastar and ARCO will take appropriate action so that all stock options granted under Vastar stock option plans, whether or not then exercisable, will be cancelled and the holders of such stock options will be entitled to receive an amount in cash equal to the product of:

  .  the total number of shares subject to the stock option; and

  .  the excess of $83 over the exercise price per share of the stock option.

   Vastar will withhold from this payment applicable taxes and any other amounts as required by law.

   Severance and Other Benefits. Executive officers whose employment is involuntarily or constructively terminated within 24 months following the merger will receive severance benefits that include:

  (1) an enhancement of the normal retirement benefit, known as the "5+5," that adds five years of age and five years of service to the normal retirement benefit, payable in the form of a lump sum or an annuity;

  (2) a severance benefit equal to the product of one and one-half weeks of base pay for each year of continuous service, capped at 36 weeks of pay, payable in a lump sum;

  (3) a cash payment equal to the excess, if any, by which the greater of:

    (a) the amount equal to a multiple of the executive's total current compensation (three times for Messrs. Davidson, Gobe and Shapiro and two times for Messrs. Bender, Hoppe and McCoy and Mrs. Pierce); or

    (b) our basic severance allowance, which is a cash allowance equal to 3 weeks of base pay for each year of continuous service with a maximum of 72 weeks;

     exceeds the sum of the present values of (1) plus (2) above, current compensation for this purpose being defined as annualized current base salary plus the greater of the amount of the average cash bonus paid during the last three years or the executive's most recent bonus paid prior to the change of control;

  (4) the continuation of health, dental and life insurance coverage for 36 months (for Messrs. Davidson, Gobe and Shapiro) or 24 months (for Messrs. Bender, Hoppe and McCoy and Mrs. Pierce); and

  (5) a tax gross-up payment, if any of the preceding payments are deemed to give rise to an excise tax obligation under Internal Revenue Code
      Section 4999.

   The sum of the present values of (1), (2) and (3) above constitutes the severance allowances detailed in the chart below. For purposes of the presentation in the table below, a lump sum payout has been assumed, and the amount shown has been calculated as the present value of that lump sum amount on October 31, 2000, using a discount rate of 5.85%.

   In addition, upon completion of the merger, each participant in our Annual Incentive Plan (which we refer to as the "AIP"), including each of our executive officers, will receive (regardless of whether his or her employment is involuntarily or constructively terminated) an award under the AIP equal to 50% of target bonus under the AIP for the year in which the closing occurs, if the closing occurs in the first six months of the calendar year, or 100% of the target bonus, if the closing occurs within the second six months of the calendar year.

   For purposes of estimating the benefits set forth in the table below, several assumptions have been made:

      Completion of the merger:        September 30, 2000

      Termination date of employment:  October 31, 2000

      Retirement date:                 November 1, 2000

   Based on these assumptions, the table below shows the estimated cash value of the severance-related benefits to be received by each of our executive officers:

                                                             Severance    AIP
                                                             Allowances Payment
                                                             ---------- --------
   Jeffrey M. Bender........................................ $  880,862 $ 69,300
   Charles D. Davidson...................................... $2,985,254 $278,400
   Phillip A. Gobe.......................................... $1,462,500 $117,000
   Albert D. Hoppe.......................................... $  991,713 $ 79,100
   Joseph P. McCoy.......................................... $  835,652 $ 68,171
   Pamela S. Pierce......................................... $  659,919 $ 67,550
   Steven J. Shapiro........................................ $1,557,001 $126,450

   Severance allowances are only payable upon involuntary or constructive termination.

   In addition to benefits related to the change of control, upon involuntary or constructive termination of employment each of the named executive officers will receive normal retirement benefits, including payments under the retirement plan, the supplementary executive retirement plan and the executive deferral plan. The date of actual receipt of certain of the retirement benefits will depend on the individual's age and length of membership service at the time of termination and on individual payout elections. Based on the assumptions set forth above, the table below shows the credited years of membership service that each of our executive officers has in the Vastar Retirement Plan and Supplementary Executive Retirement Plan:

                                                                      Years of
                                                                     Membership
                                                                     Service in
                                                                        our
                                                                     Retirement
                                                                      Plans at
                                                                    October 31,
                                                                        2000
                                                                    ------------
                                                                    Years Months
                                                                    ----- ------
   Mr. Bender......................................................   25    10
   Mr. Davidson....................................................   28     5
   Mr. Gobe........................................................   24    10
   Mr. Hoppe.......................................................   24     2
   Mr. McCoy.......................................................   26     1
   Mrs. Pierce.....................................................   23     5
   Mr. Shapiro ....................................................   23     4

   The table above does not include the 5 years of service which would accrue as a result of the 5+5 benefit described above.

   Mr. Davidson and Mr. Shapiro have also entered into letter agreements with Vastar under which Vastar agreed to negotiate in good faith with these officers at the time they consider appropriate concerning additional benefits, if any, which they believe should be paid to them upon their termination of employment within 24 months after a change of control of Vastar and which they believe are suitable for someone in their position and which are consistent with those benefits paid in similar circumstances to other similarly situated executives at other companies, and with the past practice of Vastar and ARCO. As of the date of this proxy statement, Vastar has not agreed to provide Mr. Davidson or Mr. Shapiro benefits in addition to those described above.

Transactions and Relationships Between Vastar, ARCO, and BP Amoco

   Vastar has various relationships with BP Amoco and its affiliates and, in particular, ARCO. The discussion below describes certain relationships which currently exist between Vastar, BP Amoco and their respective affiliates including ARCO.

Transactions and Relationships Between Vastar and BP Amoco and its Affiliates Other Than ARCO

   Technical Services Agreement. Vastar and BP Amoco Corporation, a subsidiary of BP Amoco, have entered into an agreement effective April 18, 2000, pursuant to which BP Amoco may provide and Vastar may request that oil and gas technical services be performed on Vastar's behalf by BP Amoco. This agreement is intended to replace the technical services agreement between Vastar and ARCO described below. The April 18, 2000 agreement can be terminated upon 30 days' advance written notice by either party.

   Memorandum of Understanding Relating to Corporate Services. Vastar and BP Amoco have entered into a memorandum of understanding, dated as of December 31, 1999, regarding the services which would be provided by BP Amoco and its subsidiaries. The memorandum applies to the services referenced in the corporate services agreement between ARCO and Vastar, described below. The agreement states that Vastar will not look to BP Amoco to provide any services under the corporate services agreement except certain computer services, employee information and payroll services, government and public affairs services and other services mutually agreed to by the parties in the future. This agreement may be terminated by either party upon reasonable notice.

   Deepwater Drilling Rig Agreement. In connection with the merger, Vastar and BP Amoco reached an agreement relating to Vastar's Ocean Victory deepwater drilling rig. The agreement allows BP Amoco to use Vastar's Ocean Victory deepwater drilling rig to begin drilling a BP Amoco project prior to the closing of the merger assuming Vastar's current well operations have been completed. Under the agreement, BP Amoco will pay, for the period when the rig is in BP Amoco's possession, (i) all costs of the rig which Vastar would otherwise incur and (ii) a daily fee which would compensate Vastar for its opportunity costs and additional operating costs. BP Amoco will also indemnify Vastar for any and all liability which Vastar might incur as a result of the agreement. In the event the merger does not occur, the Ocean Victory would be returned to Vastar's control after the drilling on BP Amoco's project is completed.

   Ordinary Course of Business Transactions. Vastar and BP Amoco have had various relationships and transactions in the ordinary course of conducting their respective oil and gas exploration, production and marketing businesses. The following is a summary of the activities which have occurred since January 1, 1998:

   In the ordinary course of our business, we often own oil and gas exploration and/or production properties jointly with one or more other parties, including affiliates of BP Amoco. As to some of these properties, we are the operator and receive payments (called "joint interest receivables") from the other owners for their share of the costs of exploration and/or production, transportation and related items. As to other properties, another party is operator and we pay to such party our share of these costs (called "joint interest payables"). In connection with these relationships, we enter into various agreements with such parties, including affiliates of BP Amoco. Agreements with affiliates of BP Amoco are entered into on terms consistent with industry practice and include the following:

  . area of mutual interest agreements in which the parties have described a geographical area within which they agree to share certain additional leases acquired by any of them in the future;

  . confidentiality agreements in which the parties agree to disclose certain information and keep such information confidential;

  . joint operating agreements in which the parties agree on the terms for the operation of an oil and gas property; and

  . construction, operating, compression, and other agreements incident to the operation of oil and gas properties.

   The joint interest payables from Vastar to affiliates of BP Amoco for the first six months of 2000 and in 1999 and 1998 were approximately $4.5 million, $5.6 million and $8.3 million, respectively. Joint interest receivables from affiliates of BP Amoco for the six months of 2000 and in 1999 and 1998 were approximately $5.5 million, $7.7 million and $2.7 million, respectively. In February 2000, we also purchased from an affiliate of BP Amoco a platform at High Island A-5 in the Gulf of Mexico for approximately $3.2 million. In 1998, we also paid a total of approximately $2.6 million to an affiliate of BP Amoco for the purchase of oil and gas properties in Texas and Oklahoma upon our exercise of preferred purchase rights with respect to these properties.

   In the ordinary course of their respective businesses, both Vastar and BP Amoco engage in the purchase and sale of natural gas, crude oil and natural gas liquids between the companies and their respective affiliates. Sales by Vastar to affiliates of BP Amoco for the first six months of 2000 and in 1999 and 1998 for these commodities were approximately $57.9 million, $62.6 million and $63.4 million, respectively. Sales by affiliates of BP Amoco to Vastar for the first six months of 2000 and in 1999 and 1998 for these commodities were approximately $10.7 million, $9.6 million and $7.9 million, respectively. Southern Company Energy Marketing L.P., a strategic marketing alliance between us and Southern Energy, Inc., also trades oil, gas and other commodities with affiliates of BP Amoco at market prices. We own a 40% interest in Southern Company Energy Marketing. For the first six months of 2000 and in 1999 and 1998, Southern Company Energy Marketing's sales to affiliates of BP Amoco were approximately $54.6 million, $54.4 million and $49.5 million, respectively. Southern Company Energy Marketing's purchases from affiliates of BP Amoco for the same periods were approximately $54.9 million, $50.6 million and $58.7 million, respectively. Southern Company Energy Marketing also engages in financial transactions with affiliates of BP Amoco such as financial hedges. As of June 30, 2000, the mark-to-market value of these transactions was approximately $17.3 million.

   Vastar and affiliates of BP Amoco engage in other transactions in the ordinary course of business. Such transactions primarily include transportation on pipelines owned by the other company or their affiliates. For the first six months of 2000 and in 1999 and 1998, Vastar received approximately $0.1 million, $0.5 million and less than $0.1 million respectively, from affiliates of BP Amoco in other revenues. For the same periods, Vastar paid to affiliates of BP Amoco approximately $0.4 million, $2.2 million and $1.5 million, respectively, in other expenses.

   New Tax Sharing Agreement. Vastar and BP America Inc. entered into a new tax sharing agreement, effective as of April 18, 2000. For a description of this agreement, see "--Transactions and Relationships Between Vastar and ARCO--Tax Sharing Agreement" beginning on page 49.

   Insurance. Vastar has been covered by a builder's risk policy for Vastar's Horn Mountain Project through BP Amoco since July 2000. The cost of this policy is estimated to be approximately $700,000.

 Transactions and Relationships Between Vastar and ARCO

   In October 1993, ARCO transferred to Vastar the producing properties and developed and undeveloped acreage that comprise a substantial portion of our assets. At the time of the transfer,

Vastar was a wholly owned subsidiary of ARCO. In conjunction with this property transfer, we issued additional shares of common stock to ARCO.

   Vastar and ARCO have entered into a number of agreements. Some of these agreements were developed in connection with ARCO's formation of Vastar. Therefore, they were not the result of arm's-length negotiations between independent parties. After our initial public offering, we have entered into additional or modified agreements, arrangements and transactions with ARCO. Historically, at least once a year, our audit committee has reviewed the terms of all material agreements between Vastar and ARCO to assure that these agreements, taken as a whole, are fair to Vastar and its stockholders.

   The following is a summary of the certain arrangements and transactions effective during or occurring in the last two years between Vastar and ARCO and/or their respective subsidiaries.

   Acquisition of Gulf of Mexico Properties. In October 1998, we acquired interests in 23 producing fields on the Gulf of Mexico shelf through a three-company transaction involving Vastar, ARCO and Mobil Exploration & Producing U.S. Inc. The net purchase price, comprised of cash and the assumption of debt, was approximately $437 million (after certain post-closing adjustments).

   In this three-way transaction, we purchased all the stock of Vastar Offshore, Inc. from ARCO. Simultaneously with this purchase, Vastar Offshore exchanged properties that Vastar Offshore had owned in California for the Gulf of Mexico properties described above which were owned by Mobil. Vastar Offshore was named Western Midway Company when it was a subsidiary of ARCO. The properties we acquired included interests in 93 platforms with 295 active wells and interests in over 80 lease blocks in the central and western Gulf of Mexico. We also acquired interests in pipelines, gathering lines and a shorebase in Cameron, Louisiana. We paid approximately $137 million in cash to ARCO at the closing of the transaction in October 1998. At closing, Vastar Offshore owed an additional $300 million to ARCO, which we caused Vastar Offshore to repay on March 23, 1999. Vastar Offshore also paid ARCO approximately $14.7 million in interest on this indebtedness in 1999.

   Technology Assignments and Licenses. In connection with the formation of Vastar, ARCO transferred technology and related intellectual property requested by Vastar through four technology transfer agreements and one intellectual property license agreement. These agreements cover technology and intellectual property which ARCO owns or controls in the oil and gas exploration, drilling and production areas in general, and in particular, technology in the geophysical, geological, geotechnical and oceanographic areas, data processing, data management and computer-based analytical techniques.

   The agreements allow us to use the technology and intellectual property. The nature of the rights granted to us depended on whether ARCO owned the property outright or had rights to the property under a license, and on whether the property was or would be used by other ARCO divisions or subsidiaries. For the most part, ARCO provided Vastar with ownership outright, an undivided ownership interest or a paid-up, nonexclusive license. In all cases where ARCO owned the property, ARCO retained for itself the rights to use the property. The licenses granted by ARCO to Vastar do not expire or terminate unless we are in material default under the license.

   Additionally, during 1999, Vastar and ARCO entered into a software license agreement under which ARCO licensed to us the right to use additional software used for generating technical and administrative data and reports. This software had been used by ARCO to provide certain processed data and reports to us pursuant to the services agreements we describe below. Using the software, we will now be preparing those reports. The license agreement provided that the licenses are irrevocable, except that the license that permits us to modify and use some of the computer source codes can be revoked by ARCO if ARCO owns less than 50% of Vastar. We agreed to pay ARCO $0.5 million for this license.

   Services Agreements. Vastar and ARCO have entered into the following agreements under which Vastar and ARCO provided services to each other:

  . the ARCO exploration and production technology technical services agreement, effective as of October 1, 1993; and

  . the corporate services agreement, effective as of January 1, 1994.

   ARCO provided oil and gas technical services under the technical services agreement and provided certain services under the corporate services agreement, including:

  . telecommunications;

  . computer services;

  . internal audit services;

  . employee payroll processing;

  . employee benefits administration;

  . public affairs services; and

  . other services, as agreed on.

   In connection with the technical services agreement on October 27, 1999, we entered into an assignment of rights agreement with ARCO under which ARCO assigned to us rights to intellectual property that ARCO developed for us under the agreement. We made no payment to ARCO for this assignment.

   For the first six months of 2000 and in 1999 and 1998, we paid ARCO approximately $3.0 million, $9.7 million and $12.2 million, respectively, for services ARCO performed under these service agreements. ARCO provided these services at its cost. Upon BP Amoco's acquisition of ARCO, these agreements were modified as indicated in the description of Vastar's relationship with affiliates of BP Amoco other than ARCO.

   Insurance. ARCO has provided insurance coverage to us as part of the group of companies that ARCO's policies insure. The insurance provided is customary for the industry but does not fully cover all potential hazards. Coverage and deductibles may be higher than typically maintained by other independent oil and gas companies. The insurance includes public liability, workers' compensation, marine liability, property damage, business interruption, directors' and officers' liability, fiduciary liability and surety bonds. Any of these policies can be terminated by ARCO on 30 days' notice. Our annual charge for this insurance is based on an allocation by ARCO of the costs of the various policies. The charge paid to ARCO by us was approximately $3.0 million, $3.3 million and $3.1 million for the first six months of 2000 and in 1999 and 1998, respectively. Our allocation is reassessed annually based on ARCO's cost for the various lines of insurance and our loss experience and exposure basis. In certain cases, we have elected, and in the future may elect, to supplement or to obtain insurance coverage in addition to or other than coverage under ARCO's policies. We may terminate insurance coverage under ARCO's policies after giving proper notice.

   On April 18, 2000, the effective date of BP Amoco's acquisition of ARCO, our directors' and officers' liability insurance policy which had been provided to us through ARCO terminated. We replaced this policy with a policy we obtained from unrelated third-party insurance companies with substantially the same coverages.

   Natural Gas and Crude Oil Purchase and Sale Agreements. Vastar Gas Marketing, Inc., and Southern Company Energy Marketing L.P., provide fuel management services for the natural gas requirements of cogeneration facilities located in California which are partially owned by ARCO or its subsidiaries.

   In addition, ARCO has provided performance guarantees for certain contracts under which Vastar Gas or Southern Company Energy Marketing is required to sell gas to unrelated parties. These guarantees will continue in effect until the underlying contracts expire. There are no ARCO guarantees on contracts entered into after May 15, 1994. During the first six months of 2000 and in 1999 and 1998, our approximate revenues from these transactions with ARCO and its affiliates were less than $0.1 million, $2.2 million and $119.8 million, respectively. Our purchases from ARCO and its affiliates during the same periods were zero, approximately $0.5 million and $32.9 million, respectively.

   From time to time, Vastar also engages in purchases and sales of natural gas and crude oil at market-related prices with certain other ARCO subsidiaries and divisions.

   Pipeline Agreements. Effective November 1, 1999, we purchased three lateral pipelines from ARCO Pipe Line Company for $350,000. In addition, we entered into a five-year throughput agreement to transport production on ARCO Pipe Line Company's South Pass 60 main line in Plaquemines Parish, Louisiana. During the first six months of 2000 and in 1999 and 1998, we paid ARCO approximately $1.4 million, $2.2 million and $3.2 million, respectively, for transportation services under this agreement and other transportation agreements with ARCO Pipe Line Company.

   Building Lease. Vastar's principal office is in Houston, Texas, where we lease approximately 330,000 square feet of a building at 15375 Memorial Drive. This building was owned by ARCO until September 1999. In 1999 and 1998, we paid approximately $2.7 million and $3.8 million, respectively to ARCO under the lease agreement. In connection with our lease, we provided on-site property management services for the office building for which ARCO paid us a management fee of $71,000 and $100,000 for the same periods.

   In connection with the sale of the building by ARCO to an unrelated third party, we executed agreements with ARCO under which:

  . we agreed to terminate the existing lease agreement and a property management agreement with ARCO and to execute a new ten-year lease agreement with the new landlord;

  . ARCO agreed to pay us approximately $5.0 million as consideration for terminating the lease and the property management agreement, entering into a new lease agreement under which the rent was increased to a current fair market rent (i.e., $272,771 per month for the first three years), and making other concessions; and

  . if in the last quarter of 2003, the then current fair market rent for the building is greater or less than the rent payable under the new lease, we or ARCO agreed to make a payment to the other, as appropriate, such that the rental cost to us during the remainder of the term of the new lease approximates 95% of the then current fair market rent.

   Cross-Indemnification Agreement. In connection with ARCO's transfer to us in October 1993 of oil and gas producing properties and undeveloped acreage and related assets and liabilities, we executed a cross-indemnification agreement with ARCO, under which we agreed to indemnify ARCO against:

  . any and all liabilities associated with the ownership or operation of the properties transferred to us by ARCO, including environmental liabilities, with the exception of specific litigation stated in the agreement and other exceptions stated in the agreement;

  . all liabilities or obligations relating to any ARCO employee benefits plan for any ARCO employee who leaves ARCO and enters the employ of Vastar, except for ARCO retirement benefits accrued under ARCO's plan by employees who transferred to Vastar after our initial public offering, which was completed in July 1994;

  . liabilities arising under any guarantees by ARCO which ARCO executed to guarantee the performance or payment by Vastar Gas of any natural gas marketing contract between Vastar Gas and any third party;

  . any and all liabilities at any time recorded as of October 1, 1993 on our financial statements; and

  . the costs of borrowing, carrying and repaying any of our debt.

   In addition, we agreed to be liable for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes imposed on any transfer of the properties. We agreed that all other taxes, except income taxes, imposed in respect of oil, natural gas or other hydrocarbons or minerals were to be apportioned between ARCO and us with ARCO paying all the taxes attributable to ownership of the properties prior to October 1, 1993 and Vastar being responsible for paying all other taxes.

  In the cross-indemnification agreement, ARCO agreed to indemnify us against:

  . any and all liabilities:

    . retained by ARCO in the agreement or in the agreements transferring the properties; or

    . as to which ARCO indemnified us under the tax sharing agreement described below; and

  . liabilities under ARCO benefit plans, other than those assumed by us.

   Tax Sharing Agreement. Vastar and its subsidiaries are parties to a tax sharing agreement with ARCO that applies generally to all business activity prior to April 18, 2000. Vastar has signed a replacement tax sharing agreement with BP America Inc. that is effective as of April 18, 2000.

   For taxable years ending on and before April 18, 2000, Vastar and its subsidiaries joined or will join with ARCO and its domestic subsidiaries in filing consolidated federal income tax returns. As a result, we are jointly and severally liable for the consolidated federal income tax liability of ARCO and its domestic subsidiaries prior to that date. For taxable years ending on and before April 18, 2000, Vastar and its subsidiaries could also be included in certain state and local income or franchise tax returns of ARCO or its domestic subsidiaries. Under the tax sharing agreement with ARCO, ARCO agreed to indemnify us for:

  . federal, state and local income and franchise tax liabilities that relate to periods on or before October 1, 1993;

  . federal income tax liabilities in excess of our share of such tax liabilities as computed under the agreement; provided that we have made payments required under the agreement; and

  . certain state and local income and franchise tax liabilities that may be incurred by us and/or our subsidiaries; provided and to the extent that we have made payments required under the agreement for our state and local tax liabilities.

   Pursuant to the tax sharing agreement, we paid ARCO, with certain modifications, the amounts of federal income taxes, including alternative minimum taxes, that we would have to pay if we and our subsidiaries were a separate federal consolidated tax group. We agreed to pay these amounts without regard to the amount of the consolidated tax liability of ARCO and its domestic subsidiaries.

   Tax credits under Section 29 of the Internal Revenue Code can be used to reduce the ARCO consolidated tax group's regular income tax liability after foreign tax credits, but not below the ARCO consolidated tax group's tentative minimum tax liability. To the extent that Section 29 tax credits are not used by the ARCO consolidated tax group due to this limitation, they are generally carried forward, as minimum tax credits, to be used in a subsequent year. To the extent that the Section 29 tax credits generated in a year exceed the Arco consolidated tax group's regular income tax liability after foreign tax credits, those Section 29 tax credits are not allowed to be carried forward.

   Under the tax sharing agreement with ARCO, we were able to use Section 29 tax credits generated from properties acquired before June 1, 1995 to reduce our federal income tax payments to ARCO, including a reduction below zero that resulted in a refund from ARCO, by the greater of the amount of these credits which could be used by Vastar if its tax liability were calculated on a stand-alone tax basis and the amount of these credits used by the ARCO consolidated tax group, in each case, less a 3.25% discount. The tax sharing agreement with ARCO allowed Vastar to receive 100% of the value of its Section 29 tax credits generated from properties acquired on or after June 1, 1995 so long as tax credits were used on the ARCO consolidated tax group's return and the maximum annual refund for such tax credits did not exceed $15 million. Section 29 tax credits that were not used by us in the current year under the tax sharing agreement with ARCO could generally be carried forward and used in subsequent tax years.

   Payments under the agreement were generally made on each date on which a quarterly payment of estimated tax was due, with any final settlement made after the consolidated, combined or unitary return is filed. We are required to pay additional taxes to ARCO if the federal, state or local income tax liability attributable to us and our subsidiaries increases after an audit or for any other reason. If a refund received by ARCO is attributable to us, we are entitled to the refund.

   The agreement appointed ARCO as our sole and exclusive agent in all matters relating to our federal income tax liability. ARCO also had sole and exclusive responsibility to prepare and file with the tax authorities the federal and state income tax returns (including any amendments to these returns) that were subject to the tax sharing agreement. These powers included the exclusive right to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on our behalf.

   During the third quarter of 1999, we entered into a third amendment to the tax sharing agreement with ARCO, which implemented certain tax assumptions made in a stock purchase agreement entered into with ARCO in 1998. Under that stock purchase agreement, we agreed to acquire the stock of Vastar Offshore, Inc. (formerly called Western Midway Company) from ARCO for $470 million, which amount was later adjusted after closing to approximately $437 million. We also agreed that, for the purposes of the tax sharing agreement, our tax basis in the Vastar Offshore assets on the closing date of the acquisition would be equal to approximately $437 million. ARCO agreed to indemnify and hold us harmless in the event that our actual tax basis is determined to be less than that amount.

   The third amendment also changed a provision in the tax sharing agreement dealing with the compensation due to us for our Section 29 tax credits in the event we were no longer consolidated with ARCO for federal income tax purposes (which we refer to as "deconsolidation"). Under the tax sharing agreement prior to the third amendment, we were entitled to be paid for our Section 29 tax credits that are being carried forward on the ARCO consolidated tax group's return in the event of deconsolidation, but only to the extent those tax credits were also being carried forward on Vastar's pro forma federal income tax return (i.e., the pro forma federal income tax return that is prepared by Vastar pursuant to the tax sharing agreement as if Vastar were not part of the ARCO consolidated tax group). In the event of deconsolidation, the third amendment allows us to be paid for our Section 29 tax credits carried forward on the ARCO consolidated tax group's return whether or not we are also carrying forward those credits on Vastar's pro forma federal income tax return.

   As noted above, Vastar entered into the new tax sharing agreement effective April 18, 2000. That agreement contains all of the material provisions included in the tax sharing agreement with the following modifications. The new tax sharing agreement allows Vastar in certain circumstances the option of receiving a cash payment equal to the discounted value of certain of its
Section 29 tax credits, notwithstanding the fact that such credits have not reduced the BP America consolidated tax group's liability. Vastar may exercise this option with respect to all or any portion of its Section 29 tax credits that are being carried forward by the BP America consolidated tax group for the taxable years 2000, 2001 and 2002, provided however, that the option is not applicable to Section 29 tax credits generated from properties acquired by Vastar after 1999. The discounted value that applies if the option is exercised varies with each taxable year and is the only compensation that will be paid to Vastar. The discounted value for the taxable years 2000, 2001 and 2002 is 85%, 88% and 90%, respectively. The option is not applicable for any taxable year beginning after 2002. In exchange for the option, Vastar agreed that its
Section 29 tax credit carry forwards will not have a priority over other BP America group members' Section 29 tax credit carry forwards that are attributable to credits generated on or after April 18, 2000.

   The new tax sharing agreement increases the maximum annual refund for
Section 29 tax credits from properties acquired on or after June 1, 1995 to $20 million.

   Corporate Opportunities. To address potential conflicts of interest, provisions of our certificate of incorporation regulate the conduct of our affairs as they may involve ARCO and its subsidiaries. This certificate of incorporation recognizes and provides that ARCO and Vastar may:

  . engage in the same or similar activities or lines of business;

  . do business with the same customers and suppliers; and

  . employ or otherwise engage any person as a director, officer, employee or agent.

   Our certificate of incorporation further recognizes that ARCO and Vastar may have an interest in the same business opportunities and provides that we may agree on a method for allocating those opportunities between each other. To address such potential conflicts, we entered into the share purchase option and business opportunities agreement with ARCO. Under this agreement, when an opportunity is offered in writing to someone who is an officer and/or director of both Vastar and ARCO, solely in his or her designated capacity with one of the two companies, the opportunity will belong to the company to whom the opportunity was addressed. If neither Vastar nor ARCO is designated, a business opportunity first offered:

  . to any person who is an officer or an officer and director of Vastar and who is also a director of ARCO, shall belong to Vastar;

  . to any person who is a director of Vastar and who is also an officer and/or director of ARCO, shall belong to ARCO;

  . to any person who is an officer, but not a director, of both Vastar and ARCO, shall belong to ARCO;

  . to any person who is an officer and director of both Vastar and ARCO, shall belong to ARCO; and

  . to any person who is an officer or an officer and director of Vastar and who is also an officer or an officer and director of ARCO, shall belong to ARCO.

   In the case of any business opportunity not specifically allocated by those provisions, either Vastar or ARCO may pursue the business opportunity. If the party to which a business opportunity is allocated under the agreement advises the other that it has no interest in pursuing an opportunity, the other party may pursue the opportunity.

   Agreement Relating to Preferential Right to Purchase Vastar Common Stock. In the share purchase option and business opportunities agreement described above we have agreed to grant ARCO certain rights to purchase our common stock. Under our agreement, ARCO has a right to purchase from time to time the number of shares of common stock or preferred stock, or both, as may be necessary to allow it to continue to include us as part of its consolidated federal tax group. The purchase price for this stock would be the market price at the time of the purchase.

Source and Amount of Funds; Financing for the Merger

   BP Amoco estimates that the total amount of funds required to purchase all of the outstanding shares of Vastar common stock, other than those already owned by BP Amoco, under the merger agreement and to pay related fees and expenses will be approximately $1.6 billion. BP Amoco has obtained these funds through ARCO's receipt on April 26, 2000 of the majority of the cash sum of $6.5 billion, together with up to an additional $500 million based on a formula tied to the price of crude oil, due to it for the sale of its Alaskan businesses to Phillips Petroleum Company. BP Amoco will ensure that the funds required to purchase the shares of Vastar common stock are available to ARCO as necessary.

U.S. Federal Income Tax Consequences

   The following is a summary of material U.S. federal income tax considerations relevant to beneficial owners whose shares of Vastar common stock are converted to cash in the merger. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change possibly with retroactive effect, and is not applicable to BP Amoco. The summary does not address beneficial owners of shares of common stock in whose hands the shares are not capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, nor does it address beneficial owners of common stock who received the shares as part of a hedging, "straddle," conversion or other integrated transaction, upon conversion of securities or exercise of warrants or other rights to acquire shares, or pursuant to the exercise of employee stock options or otherwise as compensation, and may not apply to certain types of beneficial owners of common stock (such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers) who may be subject to special rules. This summary does not address the U.S. federal income tax consequences to a beneficial owner of common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws or estate and gift tax laws. Furthermore, the discussion does not address the tax treatment of beneficial owners of common stock who exercise dissenters' rights in the merger.

   The U.S. federal income tax consequences set forth below are included for general information purposes only. Because individual circumstances may differ, each beneficial owner of shares of Vastar common stock should consult such beneficial owner's own tax advisor to determine the applicability of the rules discussed below to such beneficial owner and the particular tax effects to such beneficial owner of the merger, including the application and effect of state, local and other tax laws.

   The receipt of cash for shares of Vastar common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of shares of common stock will recognize capital gain or loss in an amount equal to the difference between the beneficial owner's adjusted tax basis in the shares of common stock converted to cash in the merger and the amount of cash received. A beneficial owner's adjusted basis in the shares of common stock generally will equal the beneficial owner's purchase price for such shares of common stock. Gain or loss must be determined separately for each block of common stock (i.e., common stock acquired at the same cost in a single transaction) converted to cash in the merger. Such gain or loss will be capital gain or loss.

   Net capital gain recognized by non-corporate taxpayers from the sale of property held more than one year will generally be taxed at a rate not to exceed 20% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

   Payments in connection with the merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of common stock:

  . comes within certain exempt categories (generally including corporations, financial institutions and certain foreign individuals); or

  . provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules.

   Backup withholding is not an additional tax but merely an advance payment; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax. Each beneficial owner of common stock should consult with its own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining this exemption.

   The merger will not result in any material U.S. federal income tax consequences to Vastar or its affiliates.

Regulatory Matters

   We do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Accounting Treatment of the Merger

   The merger will be accounted for as an "acquisition" in accordance with generally accepted accounting practice in the United Kingdom and as a "purchase" in accordance with generally accepted accounting principles in the United States. Consequently, the aggregate consideration paid by BP Amoco in connection with the merger will be allocated to the assets and liabilities of Vastar based upon their fair values, with any excess being treated as goodwill.

Provisions for Unaffiliated Security Holders

   Neither Vastar nor BP Amoco, BP America, ARCO or Kernel has made any provision to grant unaffiliated stockholders of Vastar access to the corporate files of Vastar or BP Amoco or to obtain counsel or appraisal services at their expense.

Fees and Expenses

   Except as disclosed in this proxy statement and as set forth in the merger agreement, all fees and expenses incurred in connection with the merger, the merger agreement and any other transactions contemplated thereby will be paid by the party incurring such fees and expenses, except that Vastar and BP Amoco will share equally all expenses relating to the printing, filing and mailing of this proxy statement and all other related regulatory filing fees. Estimated fees and expenses to be incurred by Vastar and BP Amoco, BP America, ARCO and Kernel in connection with the merger are as follows (in millions):

       Filing Fees....................................................... $ 0.3
       Financial Advisors' Fees and Expenses (estimated total for BP
        Amoco and the special committee).................................  16.3
       Legal Fees and Expenses (estimated total for BP Amoco and the
        special committee)...............................................   6.5
       Accounting Fees and Expenses......................................   0.1
       Payment Agent Fees................................................   0.1
       Printing and Mailing Costs........................................   0.2
       Miscellaneous.....................................................   0.1
                                                                          -----
         Total...........................................................  23.6
                                                                          =====

                             FINANCIAL INFORMATION

Selected Historical Financial Data

   The following table sets forth summary historical consolidated financial data for Vastar as of and for the six months ended June 30, 2000 and 1999 and as of and for each of the years ended December 31, 1999 and 1998.

   This data and the comparative per share data set forth below have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Vastar's Annual Report on Form 10-K for the year ended December 31, 1999 as amended and the unaudited consolidated interim financial information contained in Vastar's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000 as amended, including the notes thereto. These documents are incorporated by reference in this proxy statement. See "Where You Can Find More Information" on page 88.

                                             Six months        For the years
                                           ended June 30,   ended December 31,
                                          ----------------- -------------------
                                            2000     1999     1999      1998
                                          -------- -------- --------- ---------
                                            (millions of dollars, except per
                                            share amounts, ratios and shares
                                                      outstanding)
Income Statement Data:
  Sales and other operating revenue...... $1,351.8 $  813.4 $ 1,895.1 $ 1,602.4
  Total expenses (excluding income
   taxes)................................  1,122.9    821.1   1,778.3   1,621.5
  Net income.............................    213.2     67.3     213.1     136.4
Ratio of earnings to fixed charges.......      8.1      1.8       3.2       1.8
Balance Sheet Data:
  Current assets......................... $  367.4 $  280.1 $   307.1 $   292.9
  Non-current assets.....................  2,604.7  2,280.7   2,402.9   2,281.1
  Current liabilities....................    416.3    228.4     342.9     250.5
  Non-current liabilities................  1,544.1  1,662.2   1,561.1   1,708.3
  Stockholders' equity...................  1,011.7    670.2     806.0     615.2
  Cash dividends declared per common
   share................................. $   0.15 $   0.15 $    0.30 $    0.30
Average shares of common stock
 outstanding (in millions)...............     97.7     97.4      97.5      97.4

Comparative Per Share Data

   The following table sets forth certain historical per share data for Vastar. Basic and diluted earnings per common share and book value per share is presented for the six months ended June 30, 2000 and 1999 and for each of the years ended December 31, 1999 and 1998.

                                                                       For the
                                                                        years
                                                         Six months     ended
                                                         ended June   December
                                                            30,          31,
                                                        ------------ -----------
                                                         2000  1999  1999  1998
                                                        ------ ----- ----- -----
Net income per share:
  Basic................................................ $ 2.18 $0.69 $2.19 $1.40
  Diluted.............................................. $ 2.15 $0.68 $2.16 $1.39
Book value per share................................... $10.36 $6.88 $8.27 $6.32

   Book value per share is not a term defined by generally accepted accounting principles. Book value per share is calculated by dividing stockholders' equity by the average number of shares of common stock outstanding.

                     MARKET PRICES AND DIVIDEND INFORMATION

   The principal market in which shares of Vastar common stock are traded is the New York Stock Exchange (ticker symbol: VRI). The table below sets forth, for the calendar quarters indicated, the high and low sale prices of Vastar common stock, as reported on the New York Stock Exchange composite tape. On June 1, 2000, the approximate number of holders of record of common stock was 91 and the high price per share was $81.4375 and the low price per share was $81.3125.

   The declaration and payment of dividends are at the discretion of our Board of Directors and the amount thereof will depend on our results of operations, financial condition, contractual restrictions, cash requirements, future prospects and other factors our Board of Directors deem relevant. In addition, the agreement relating to our $1.1 billion bank credit facility contains financial and other covenants, including covenants that may, under specified circumstances, have the effect of limiting our ability to pay dividends.

                                                                          Per
                                                                         Share
                                                                          Cash
                                                                        Dividend
                                                        High     Low      Paid
                                                      -------- -------- --------
1998
First Quarter........................................ $43.4375 $31.75    $0.075
Second Quarter.......................................  48.625   41.0625   0.075
Third Quarter........................................  47.3125  37.5625   0.075
Fourth Quarter.......................................  48.9375  38.50     0.075
1999
First Quarter........................................  52.3125  37.875    0.075
Second Quarter.......................................  59.00    45.875    0.075
Third Quarter........................................  70.50    51.6875   0.075
Fourth Quarter.......................................  65.1875  51.9375   0.075
2000
First Quarter........................................  75.8125  47.3125   0.075
Second Quarter.......................................  82.50    71.00     0.075
Third Quarter (July 1 to August 16, 2000)............  82.750   82.0625    *

--------

* On July 20, 2000, Vastar declared a dividend of $0.075 for each full share of outstanding common stock of Vastar payable September 1, 2000, to the stockholders of record at the close of business on August 4, 2000.

   On March 15, 2000, the last full trading day prior to the public announcement of BP Amoco's intention to acquire all of the publicly owned shares of Vastar common stock, the reported closing price on the NYSE was $63.125 per share. On May 23, 2000, the last full trading day prior to the public announcement of the execution of the merger agreement, the reported closing price on the NYSE was $79.75.

                             FINANCIAL PROJECTIONS

   Vastar does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, because Vastar made its 10-Year Business Plan available to the special committee, BP Amoco, Petrie Parkman, Salomon Smith Barney and Morgan Stanley, we include the following summary of the 10-Year Business Plan in this proxy statement.

   Vastar's management prepared the 10-Year Business Plan. The 10-Year Business Plan does not reflect any of the effects of the merger or other changes that may in the future be deemed appropriate concerning Vastar and its assets, business, operations, properties, policies, corporate structure, capitalization or management in light of the circumstances then existing. Vastar believes that the assumptions Vastar's management used as the basis for the 10-Year Business Plan were reasonable at the time the 10-Year Business Plan was prepared, given the information Vastar's management had at that time.

   The 10-Year Business Plan was not prepared with a view toward public disclosure or compliance with published guidelines of the Securities Exchange Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither Vastar's independent auditors, nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the 10-Year Business Plan, nor have they expressed any opinion or given any form of assurance on the 10-Year Business Plan or its achievability. Vastar's independent auditors assume no responsibility for, and disclaim any association with, this prospective financial information. The special committee, BP Amoco, Petrie Parkman, Salomon Smith Barney and Morgan Stanley may have varied some of the assumptions underlying the 10-Year Business Plan for purposes of their analyses. Furthermore, the 10-Year Business Plan:

  . necessarily makes numerous assumptions, many of which are beyond the control of Vastar and may prove not to have been, or may no longer be, accurate;

  . except as otherwise indicated, does not reflect revised prospects for Vastar's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time it was prepared;

  . is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

  .  should not be regarded as a representation that it will be achieved.

   The 10-Year Business Plan is not a guarantee of performance. It involves risks, uncertainties and assumptions. The future financial results and stockholder value of Vastar may materially differ from those expressed in the 10-Year Business Plan due to factors that are beyond Vastar's ability to control or predict. We cannot assure you that the 10-Year Business Plan will be realized or that Vastar's future financial results will not materially vary from the 10-Year Business Plan. We do not intend to update or revise the 10-Year Business Plan.

   The 10-Year Business Plan is a forward-looking statement. For information on factors which may cause Vastar's future financial results to materially vary, see "Forward-Looking Statements" beginning on page 58.

   The material portions of the 10-Year Business Plan are set forth below:

                                           Projected Fiscal Year
                                 ----------------------------------------------
                                  2000    2001    2002    2003    2005    2009
                                 ------  ------  ------  ------  ------  ------
Net income (in millions).......  $  382  $  371  $  316  $  414  $  615  $1,272
Discretionary cash flow (in
 millions).....................  $1,123  $1,123  $1,193  $1,407  $1,789  $3,676
Capital (in millions)..........  $  850  $1,164  $1,367  $1,254  $1,668  $3,853
Ratio of net debt as a ratio to
 discretionary cash flow.......     0.7     0.9     1.1     0.9     0.7     0.5
Gas production, millions of
 cubic feet per day............   1,120   1,213   1,327   1,531   1,782   2,004
Crude oil, condensate, and
 natural gas liquid production,
 thousands of barrels per day..      63      64      67     110     149     448
Annual production growth, %....       4%      6%      8%     27%     12%     15%
Reserves at end of year,
 trillions of cubic feet
 equivalent....................     4.7     5.5     6.4     7.2     8.3    14.8

   In the 10-Year Business Plan:

  . Gas and oil prices are based on March 10, 2000 New York Mercantile Exchange futures contract prices through 2003 for gas and 2006 for oil then increasing at 2% per year thereafter;


  . King, Horn Mountain, and Mirage Deepwater discoveries are modeled as success cases, and therefore these cases are not chance weighted for the possibility of commercial failure;

  . Vastar's deepwater exploration program is assumed to consist of 47 prospects drilled over ten years, with a 40% success rate;

  . outside of deepwater, Vastar's exploration, development, and acquisition program assumptions and results are based on historical trends and budgets; and

  . cash flow in excess of that needed to fund the programs described above is assumed to be used to fund unidentified capital opportunities at a 14-16% rate of return, and to pay down debt.

In the 10-Year Business Plan, discretionary cash flow is derived by adjusting net income for the pre-tax effects of exploration expenses, depreciation, depletion and amortization, and the change in deferred income taxes. Discretionary cash flow is not a term defined by generally accepted accounting principles and should not be considered as an alternative to net cash provided by operating activities.

                           FORWARD-LOOKING STATEMENTS

General

   We are including the following discussion to inform you generally of some of the risks and uncertainties that can affect Vastar and to take advantage of the "safe harbor" protection for forward-looking statements afforded under federal securities laws.

   From time to time, Vastar's management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about Vastar. These statements may include projections and estimates concerning the timing and success of specific projects and Vastar's future income, oil and gas production, oil and gas reserves and reserve replacement and capital spending. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. In addition, sometimes we will specifically describe a statement as being a forward-looking statement and refer to this section. These statements by their nature are subject to risks, uncertainties and assumptions and will be influenced by various factors. Should any of the assumptions underlying a forward-looking statement prove incorrect, actual results could vary materially.

   Except for the historical information contained in this proxy statement, the matters discussed in this proxy statement are forward-looking statements that are subject to risks, uncertainties and assumptions. Actual results could differ materially based on numerous factors, including those set forth below.

   We believe the factors discussed below are important factors that could cause actual results to differ materially from those expressed in a forward-looking statement made in this proxy statement or elsewhere by us or on our behalf. The factors listed below are not necessarily all of the important factors. Unpredictable or unknown factors not discussed below could also have material adverse effects on actual results. We do not intend to update our description of important factors each time a potential important factor arises. You should be aware that important factors not described below could affect the accuracy of our forward-looking statements and you should use caution and common sense when analyzing our forward-looking statements.

Volatility and Level of Hydrocarbon Commodity Prices

   Historically, natural gas, crude oil and natural gas liquids prices have been volatile. These prices rise and fall based on changes in market demand and changes in the political, regulatory and economic climate and other factors that affect commodities markets generally. Some of our projections and estimates are based on assumptions as to the future prices of these commodities. These price assumptions are used for planning purposes. We expect our assumptions will change over time and that actual prices in the future may differ from our estimates. Any substantial or extended decline in the actual prices of natural gas, crude oil and/or NGLs could have a material adverse effect on:

  . our financial position and results of operations (including reduced cash flow and borrowing capacity);

  . the quantities of natural gas, natural gas liquids and crude oil reserves that we can economically produce;

  . the quantity of estimated proved reserves that may be attributed to our properties;

  . our ability to fund our capital program; and

  . the full utilization of tax credits under Section 29 of the Internal
    Revenue Code.

Production Rates and Reserve Replacement

   Projecting future rates of oil and gas production is inherently imprecise. Producing oil and gas reservoirs generally have declining production rates. Production rates depend on a number of factors, including geological, geophysical and engineering factors, weather, production curtailments or restrictions, prices for natural gas, natural gas liquids and crude oil, available transportation capacity, market demand and the political, economic and regulatory climate.

   Another factor affecting production rates is our ability to replace depleting reservoirs with new reserves through exploration success or acquisitions. Exploration success is difficult to predict, particularly over the short term, where results can vary widely from year to year. Moreover, our ability to replace depleting reserves over an extended period depends not only on the total volumes found, but also on the cost of finding and developing new reserves. Depending on the general price environment for natural gas, natural gas liquids and crude oil, our finding and development costs may not justify the use of resources to explore for and develop new reserves. We cannot assure you as to the level or timing of success, if any, that we will be able to achieve in finding and developing or acquiring additional reserves, or that any of our acquisitions will be successful or, if unsuccessful, that a failure will not have an adverse effect on our financial condition, results of operations and cash flows.

Reserve Estimates

   Our forward-looking statements may be predicated on our estimates of our oil and gas reserves. All of Vastar's reserve data in this proxy statement or otherwise made by or on behalf of Vastar are estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way due to numerous inherent uncertainties. Projecting future rates of production and the timing of future development expenditures is also inexact. In addition, the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Therefore, it is common that estimates made by different engineers will vary. The results of drilling, testing and production after the date of an estimate may also require a revision of that estimate, and these revisions may be material. As a result, reserve estimates are generally different from the quantities of oil and gas that are ultimately recovered.

Laws and Regulations

   Our forward-looking statements are generally based on the assumption that the legal and regulatory environment will remain stable. Changes in the legal and/or regulatory environment could have a material adverse effect on our future results of operations and financial condition. Our ability to economically produce and sell our oil and gas production is affected and could possibly be restrained by a number of legal and regulatory factors, including federal, state and local laws and regulations affecting:

  . oil and gas production, including allowable rates of production by well or proration unit;

  . taxes applicable to us and/or our production;

  . the amount of oil and gas available for sale;

  . the availability of adequate pipeline and other transportation and processing facilities; and

  . the marketing of competitive fuels.

   Our operations are also subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. These environmental laws and regulations continue to change and may become more onerous or restrictive in the future. Our forward-looking statements are generally based upon the expectation that we will not be required in the near future to expend amounts to comply with environmental laws and regulations that are material in relation to our total capital expenditures program. However, inasmuch as such laws and regulations are frequently changed, we are unable to accurately predict the ultimate cost of such compliance.

Drilling and Operating Risks

   Our drilling operations are subject to various risks common in the industry, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids. In addition, approximately half of our operations are currently offshore and subject to the additional hazards of marine operations, such as loop currents, capsizing, collision and damage or loss from severe weather. Our drilling operations are also subject to the risk that no commercially productive natural gas or oil reserves will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including drilling conditions, pressure or irregularities in formations, equipment failures or accidents and adverse weather conditions.

Competition

   Vastar's forward-looking statements are generally based on a stable competitive environment. Competition in the oil and gas industry is intense in the lower 48 states. We actively compete for reserve acquisitions and exploration leases and licenses, as well as in the gathering and marketing of natural gas, crude oil and natural gas liquids. Our competitors include the major oil companies, independent oil and gas concerns, individual producers, natural gas, crude oil and natural gas liquids marketers and major pipeline companies, as well as participants in other industries supplying energy and fuel to industrial, commercial and individual consumers. To the extent our competitors have greater financial resources than currently available to us, we may be disadvantaged in effectively competing for certain reserves, leases and licenses. Recently announced consolidations in the industry may enhance the financial resources of some of our competitors.

   From time to time, the level of industry activity may result in a tight supply of labor or equipment required to operate and develop oil and gas properties. The availability of drilling rigs and other equipment, as well as the level of rates charged, may affect our ability to compete and achieve success in our exploration and production activities.

   In marketing our production, we compete with other producers and marketers on such factors as deliverability, price, contract terms and quality of product and service. Southern Company Energy Marketing, the 40% owned venture through which most of our natural gas is marketed, competes with the same types of competitors and on the same basis described above. It also competes in the power and other energy businesses with other energy producers and marketers. Competition for the sale of power and other energy commodities among competing suppliers is influenced by various factors, including price, availability, technological advancements, reliability and creditworthiness. In making projections with respect to natural gas, natural gas liquids, crude oil and power marketing, we assume no material decrease in the availability of these commodities for purchase.

   We believe that the location of our properties, our expertise in exploration, drilling and production operations, the experience of our management and the efforts and expertise of Southern Company Energy Marketing generally enable us to compete effectively. In making projections with respect to numerous aspects of our business, we generally assume that there will be no material change in competitive conditions that would adversely affect us.

Natural Gas Marketing Matters

   In connection with the formation and operation of Southern Company Energy Marketing, we entered into agreements with Southern Company Energy Marketing and subsidiaries of The Southern Company. We therefore have credit exposure to these companies and their affiliates. For more detailed information relating to these arrangements and exposure, see the information under the heading "Marketing" of Items 1 and 2, "Business and Properties," and Notes 5 and 13 of the Notes to Consolidated Financial Statements in, Vastar's Annual Report on the Form 10-K for the year ended December 31, 1999.

   In making projections with respect to a variety of financial and other matters, we assume that:

  . we will receive annual minimum cash distributions owed to us by Southern
    Company Energy Marketing;

  . we will have the ability to meet our minimum monthly quantity obligations under the gas purchase and sale agreement with Southern Company Energy Marketing;

  . Southern Company Energy Marketing will pay for the gas delivered to them under the gas purchase and sale agreement; and

  . we will not be required to make payment on any guarantee which we have issued to secure obligations of Southern Company Energy Marketing or, to the extent we make any payment on a guarantee, we will receive the indemnification payments from Southern Energy to which we are entitled.

                                  THE PARTIES

Vastar Resources, Inc.

   Vastar Resources, Inc. was incorporated in Delaware in September 1993. Vastar is one of the leading independent oil and gas (non-integrated) exploration and production companies in the United States. Our exploration and production operations are concentrated in four premier producing regions of the United States--the Gulf of Mexico, Gulf Coast, San Juan Basin and Mid-Continent. We market most of our natural gas nationwide through Southern Company Energy Marketing L.P., a limited partnership in which we currently own a 40% interest. We directly market crude oil and natural gas liquids nationwide. Vastar and Southern Energy, Inc. have signed a non-binding letter of intent relating to the purchase by Southern Energy of Vastar's 40% interest in Southern Company Energy Marketing L.P. Closing of the transaction is subject to, among other things, approval by the boards of directors of both parties, certain regulatory approvals, and the completion of a definitive agreement which is satisfactory to both parties.

   Vastar primarily draws from an inventory of internally generated prospects to find and develop oil and gas reserves using, where appropriate, cost-effective advances in technology to reduce the risks associated with oil and gas exploration and development. As of December 31, 1999, our proved reserves were approximately 4,074 billion cubic feet equivalent. Of this amount, approximately 65% are gas reserves and 35% are crude oil, condensate and natural gas liquids reserves. Our 1999 capital spending was $664 million. We operate our business and report all of our operations as one business segment.

   BP Amoco, through ARCO, owns 80,000,001 shares or approximately 81.8%, of our outstanding common stock.

   Our principal executive office is located at 15375 Memorial Drive, Houston, Texas 77079. Our telephone number is (281) 584-6000.

   Vastar has not during the past five years been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining Vastar from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

BP Amoco p.l.c.

   BP Amoco was created on December 31, 1998 by the merger of Amoco Corporation of the United States and The British Petroleum Company p.l.c. of the United Kingdom (which we refer to as "BP p.l.c."). Following this merger, Amoco Corporation became a wholly owned subsidiary of BP p.l.c. and was renamed BP Amoco Corporation, and BP p.l.c. was renamed BP Amoco p.l.c. Amoco Corporation was incorporated in Indiana in 1889 and BP p.l.c. was incorporated in 1909 in England. On April 18, 2000, BP Amoco became the ultimate owner of all of the common stock of ARCO. BP Amoco's worldwide headquarters and principal executive offices are currently located at Britannic House, 1 Finsbury Circus, London, EC2M 7BA, United Kingdom (Telephone 011-44-171-496-4000). Amoco's former head office in Chicago, Illinois, is the headquarters for BP Amoco's North American refining, marketing and transportation businesses.

   BP Amoco's main businesses are Exploration and Production, Refining and Marketing, Chemicals and Gas and Power. Exploration and Production's activities include oil and natural gas exploration and field development and production (upstream activities), together with pipeline transportation and initial processing (midstream activities). The activities of Refining and Marketing include oil supply and trading as well as refining and marketing (downstream activities). Chemicals activities include petrochemicals manufacturing and marketing. Gas and Power's activities include the marketing of BP Amoco's gas reserves and its participation in power production facilities. BP Amoco provides high quality technological support for all its businesses through its research and engineering activities. BP Amoco has well established operations in Europe, the United States, Canada, South America, Australasia and parts of Africa.

   BP Amoco has not during the past five years been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining BP Amoco from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

BP America Inc.

   BP America Inc. is a wholly owned subsidiary of BP Amoco and the immediate parent corporation of ARCO. BP America was incorporated in Delaware in 1974. By 1978, it had acquired effective control of The Standard Oil Company, an Ohio Corporation, and was engaged either directly or through its subsidiary companies in all phases of the petroleum industry, primarily in the United States. Subsequent to a tender offer made in 1987, BP America acquired full ownership of The Standard Oil Company. Following a BP Amoco internal restructuring in April 2000, BP America became the immediate parent company of BP Amoco Corporation and ARCO. By virtue of these restructurings, BP America now owns, either itself or through its subsidiaries, substantially all of the BP Amoco group of companies' assets in the United States, together with substantial assets in other parts of the world.

   The principal office and business address of BP America is located at 200 East Randolph Drive, Chicago, Illinois 60601, telephone number (312) 856-6111.

   BP America has not during the past five years been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining BP America from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Atlantic Richfield Company

   ARCO became an indirect subsidiary of BP Amoco on April 18, 2000. ARCO began operations in 1866 as the Atlantic Petroleum Storage Company. ARCO's present name was adopted in 1966 after Richfield Oil Corporation was merged into ARCO. Sinclair Oil Corporation was merged into ARCO in 1969. ARCO acquired The Anaconda Company in 1977. ARCO became a Delaware corporation in 1985. ARCO acquired Union Texas Petroleum Holdings, Inc. in 1998. ARCO's principal executive offices are currently located at the ARCO Center, 333 South Hope Street, Los Angeles, California 90071. Its telephone number is (213) 486-3511.

   ARCO, through itself and its subsidiaries, owns substantial exploration and production assets in the Gulf of Mexico and the Mid-continent in the United States (largely through its approximately 81.8% ownership of Vastar), the United Kingdom North Sea, Indonesia, Venezuela, China and Algeria. It also owns substantial downstream refining and marketing assets in the western United States.

   ARCO has not during the past five years been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining ARCO from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   Additional information concerning ARCO is set forth in ARCO's Annual Report on Form 10-K for the year ended December 31, 1999 and additional information concerning BP Amoco is set forth in BP Amoco's Annual Report on Form 20-F for the year ended December 31, 1999 and subsequent Quarterly Reports on Form 6-K, which reports may be obtained from the SEC and the NYSE in the manner set forth with respect to information concerning Vastar in "Where You Can Find More Information" beginning on page 88.

Kernel Holdings, Inc.

   Kernel was incorporated in Delaware on May 12, 2000 as a wholly owned subsidiary of ARCO in connection with the proposed merger. Kernel has not been engaged in any business activities other than those in connection with the merger. The principal office and business address of Kernel is c/o ARCO, ARCO Center, 333 South Hope Street, Los Angeles, California 90071 (Telephone (213) 486-3511).

   Since its incorporation, Kernel has not been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining Kernel from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   As of July 15, 2000, the only person known to us to beneficially own more than 5% of our common stock was:

                                                         Amount  of
Title of            Name and Address of                  Beneficial             Percent
Class               Beneficial Owner                     Ownership              of Class
--------            -------------------                  ----------             --------
Common Stock        BP Amoco p.l.c.                      80,000,001              81.8%
                    Britannic House
                    1 Finsbury Circus
                    London EC2M 7BA, England

   Although BP Amoco beneficially owns these shares, ARCO owns these shares directly. ARCO has both the voting power and the power to dispose of these shares. It does not share this power with any other person.

   ARCO is able, acting alone, to elect the entire Board of Directors of Vastar and to approve any action requiring stockholder approval, except that the merger must be authorized by at least two-thirds of our outstanding common stock not owned by BP Amoco. BP Amoco's level of ownership of our common stock precludes any acquisition of control of Vastar, unless favored by BP Amoco.

   The table below lists the number of shares of equity securities of Vastar and BP Amoco beneficially owned by the following persons:

  . each of our directors;

  . our Chairman of the Board, President and Chief Executive Officer;

  . the four highest-paid executive officers as of December 31, 1999 (other than our Chairman of the Board, President and Chief Executive Officer); and

  . all of Vastar's directors and executive officers as a group.

   The date we chose to determine beneficial ownership was July 15, 2000. Equity securities beneficially owned by a person as of a particular date include shares directly or indirectly owned by that person on that date and shares which that person has the right to acquire within 60 days of that date. On July 15, 2000, no Vastar director or executive officer beneficially owned more than 1% of any class of equity securities of Vastar or BP Amoco. In addition, all of the equity securities owned by our directors and officers as a group did not exceed 1% of any class of equity securities of Vastar or BP Amoco. Except as we have indicated in the footnotes to this table, each individual has sole voting and investment power (i.e., the power to sell, pledge, etc.) over the shares indicated.

                                       Shares of Vastar     BP Amoco American
                                         Common Stock       Depositary Shares
                                      Beneficially Owned       Beneficially
                                             as of             Owned as of
Name                                  July 15, 2000(1)(2) July 15, 2000(2)(3)(4)
----                                  ------------------- ----------------------
Jimmie D. Callison..................          5,000                    0
Charles D. Davidson.................        321,605                3,092
Phillip A. Gobe.....................         58,250               34,356
Albert D. Hoppe.....................         59,879                2,413
Robert C. LeVine....................          6,500                1,312
William D. Schulte..................          6,000                    0
Steven J. Shapiro...................        222,457                1,988
Robert P. Strode(5).................             87                  588
All directors and executive officers
 as a group, including those listed
 above (11 persons).................        898,188               61,212

--------

(1) Some of the Vastar common stock reported as beneficially owned in this column is obtainable on July 15, 2000 only through the exercise of stock options. The number of these stock options held by the persons listed below who appear in the table is as follows:

            Callison.............................    5,000
            Davidson.............................  319,628
            Gobe.................................   58,250
            Hoppe................................   59,879
            LeVine...............................    5,000
            Schulte..............................    5,000
            Shapiro..............................  220,423
            Strode...............................        0
            Directors and executive officers as a
             group (11 persons)..................  883,984

(2) Some of the Vastar common stock and BP Amoco American Depository Shares reported in these columns are held for the account of the person listed in the table by the trustees under our Capital Accumulation Plan.

(3) Some of the BP Amoco American Depositary Shares reported as beneficially owned in this column are obtainable on July 15, 2000 only through the exercise of stock options. The number of these stock options held by the persons listed below who appear in the table is as follows:

            Gobe.................................. 29,552
            Directors and executive officers as a
             group (11 persons)................... 35,262

(4) Mr. Gobe (and another officer included in the total for directors and executive officers as a group who is not named above) each holds 1,640 American Depository Shares of BP Amoco in a joint tenant account and, as a result, shares voting and investment power with respect to those shares with his respective spouse.

(5) Mr. Strode resigned from Vastar on March 18, 2000.

   Except as set forth in this proxy statement, none of Vastar, BP Amoco, BP America, ARCO or Kernel nor, to the best of their knowledge, any of the persons listed under "Directors and Executive Officers of Vastar" and "Directors and Executive Officers of BP Amoco" of this proxy statement, nor any associate or majority owned subsidiary of any of those persons or entities, beneficially owns or has a right to acquire any shares of Vastar common stock or has engaged in any transactions in shares of Vastar common stock in the past 60 days.

                   DIRECTORS AND EXECUTIVE OFFICERS OF VASTAR

   The following persons are the executive officers and/or directors of Vastar as of the date of this proxy statement. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of the directors and executive officers of Vastar is a citizen of the United States of America, and has his or her principal business address at 15375 Memorial Drive, Houston, Texas 77079 (Telephone: (281) 584-6000).

    Name and Present
  Position with Vastar     Business Experience During Past Five Years and Period Served
  --------------------     ------------------------------------------------------------
Charles D. Davidson..... Mr. Davidson was elected Chairman of the Board on April 18,
Chairman of the Board,   2000. Mr. Davidson was elected President and Chief Executive
President and Chief      Officer in March 1997 and has been a Director of Vastar since
Executive Officer        March 1994. From September 1993 to March 1997, he served as a
                         Senior Vice President of Vastar and, from December 1992 to
                         October 1993, he held the position of Senior Vice President of the Eastern District for ARCO Oil and Gas Company. From 1988 to
                         December 1992, he held various positions with ARCO Alaska, Inc.
                         Mr. Davidson joined ARCO in 1972.

Jimmie D. Callison...... Mr. Callison has been a director since January 1995. He served
Director                 as Vice President of Schlumberger Limited from 1989 to 1995,
                         President of Dowell Schlumberger Incorporated from 1987 to 1988, and Executive Vice President of Dowell Schlumberger Incorporated
                         from 1984 to 1989. He joined the Dowell Division of the Dow
                         Chemical Company (which later became Dowell Schlumberger) in
                         1957.

Robert C. LeVine........ Mr. LeVine has been a director since July 1994. Mr. LeVine has
Director                 been a private investor since his retirement in February 1993 from the position of Managing Director for J.P. Morgan
                         Investment Management, Inc., which he held from 1981 to 1993. He served as First Vice President of the Energy Group for E.F.
                         Hutton & Co. from 1974 to 1981; as a Vice President and oil analyst for Wertheim & Co. from 1972 to 1974; and as Manager,
                         Investor Relations for ARCO from 1969 to 1972.

William D. Schulte...... Mr. Schulte has been a director since July 1994. Mr. Schulte has
Director                 been a private investor since his retirement from the position of Vice Chairman of KPMG, LLP on December 31, 1990. He served as
                         Vice Chairman-- Western Region from 1986 to 1990 and previously served as Managing Partner of the Los Angeles office from 1979 to 1986. He joined Peat Marwick in 1961. Mr. Schulte is also a director of Washington Mutual, Inc.

Steven J. Shapiro....... Mr. Shapiro has been Senior Vice President and Chief Financial
Senior Vice President,   Officer of Vastar since December 1993 and a Director of Vastar
Chief Financial Officer  since January 1994. He also served as Treasurer of Vastar from
and Director             January 1994 until December 1995. He was the President of ARCO
                         Coal Australia, Inc. from October 1991 to December 1993.
                         Previously, he held the position of Vice President of Planning of ARCO from 1990 to October 1991. From 1988 to 1990, he was
                         Assistant Treasurer for ARCO, serving in both Los Angeles and
                         London. Mr. Shapiro joined ARCO in 1977.


    Name and Present
  Position with Vastar     Business Experience During Past Five Years and Period Served
  --------------------     ------------------------------------------------------------
Phillip A. Gobe......... Mr. Gobe has been a Senior Vice President of Production for
Senior Vice President    Vastar since May 1997. From March 1995 to May 1997, he served as
                         Vice President, Human Resources of ARCO International Oil and
                         Gas Company. From June 1993 to March 1995, he was the Vice
                         President, Human Resources of ARCO Alaska, Inc. Before these assignments, Mr. Gobe served as Operations Manager--Prudhoe Bay of ARCO from October 1991 to June 1993. Before October 1991, Mr.
                         Gobe held various positions of increasing responsibility with
                         ARCO. Mr. Gobe joined ARCO in 1976.

Jeffrey M. Bender....... Mr. Bender has been Vice President of Human Resources for Vastar
Vice President of Human  since October 1993. From February 1990 to October 1993, he held
Resources                the position of Manager, Organizational and Human Resource
                         Development for ARCO Oil and Gas Company. Prior to that, he held a variety of HR management positions with increasing
                         responsibility with ARCO Chemical, ARCO Metals and ARCO
                         Petroleum Products Company. Mr. Bender joined ARCO in 1975.
Albert D. Hoppe......... Mr. Hoppe has been Vice President, General Counsel and Secretary
Vice President, General  of Vastar since May 1994. He served as General Attorney for ARCO
Counsel and Secretary    Coal Company, Denver, Colorado, from June 1992 through April
                         1994. Previously, from September 1976 until June 1992, he held various positions in the ARCO legal department in Dallas and
                         Houston, Texas. Before joining ARCO in 1976, he was an Assistant
                         United States Attorney in Kansas City, Missouri.

Joseph P. McCoy......... Mr. McCoy has been Vice President and Controller of Vastar since
Vice President and       June 1994 and was designated Principal Accounting Officer,
Controller               effective July 1994. He held the position of Vice President of
                         Finance, Planning and Control of ARCO Alaska, Inc. from November
                         1989 to May 1994. Previously, he was Assistant Controller of
                         ARCO from February 1987 to November 1989. From 1984 to February
                         1987, Mr. McCoy served as Controller of ARCO Coal Company and then as Controller of ARCO Transportation Company. Mr. McCoy joined ARCO in 1974.

Pamela S. Pierce........ Mrs. Pierce has been Vice President of Business Development for
Vice President of        Vastar since February 1996. From January 1993 to February 1996,
Business Development     she held the position of Offshore Business Unit Manager for ARCO and subsequently Vastar. She held the position of Vice President of Safety, Health, Environmental and External Affairs for ARCO
                         Oil and Gas Company from September 1991 to January 1993. Prior assignments included Manager of Operations and Technical
                         Services, and various positions of increasing responsibility with ARCO and ARCO Alaska, Inc. Mrs. Pierce joined ARCO in 1977.

                  DIRECTORS AND EXECUTIVE OFFICERS OF BP AMOCO

Directors and Executive Officers of BP Amoco p.l.c.

   The following persons are the executive officers and/or directors of BP Amoco as of the date of this proxy statement. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise specified, each of the directors and executive officers of BP Amoco is a citizen of the United Kingdom, and has his or her principal business address at Britannic House, 1 Finsbury Circus, London, England EC2M7BA (Telephone: 011-44-171-496-4000).

      Name and Present Position
           with BP Amoco,
   and Address and Citizenship, if        Business Experience During Past
             Applicable                     Five Years and Period Served
   -------------------------------        -------------------------------
 Peter D. Sutherland,               Mr. Sutherland has served as non-executive
  Non-Executive Chairman            Chairman of BP Amoco since 1999, and
  Citizen of Ireland                previously served as non-executive Chairman
                                    of The British Petroleum Company p.l.c.
                                    from 1997 to 1998. He has served as the
                                    Chairman and Managing Director of Goldman
                                    Sachs International Limited since 1995 and
                                    as non-executive director of
                                    Telefonaktiebalaget LM Ericsson since 1996
                                    and Investor AB since 1995. He served as a
                                    director of ABB AB of Switzerland in 1999,
                                    and as a director of Delta Air Lines, Inc.
                                    between 1995 and 1997. He was Director
                                    General of the World Trade Organisation in
                                    1995 and Chairman and non-executive
                                    director of Allied Irish Banks p.l.c. from
                                    1995 to 1997.


 Sir Ian Prosser,                   Mr. Prosser has been non-executive Deputy
  Non-Executive Deputy Chairman     Chairman of BP Amoco from 1999 to the
  20 North Audley Street            present. He was a non-executive director of
  London, England                   The British Petroleum Company p.l.c. from
  W1Y 1WE                           1997 to 1998. Mr. Prosser has been Chairman
                                    and CEO of Bass p.l.c. since 1987 and a
                                    non-executive director of SmithKline
                                    Beecham p.l.c. since 1999. He also served
                                    as a non-executive director of Lloyds TSB
                                    Group p.l.c. from 1995 to 1999 and The
                                    Boots Company p.l.c. from 1984 to 1996.


 Sir John Browne,                   Mr. Browne has been Group Chief Executive
  Group Chief Executive             and an executive director of BP Amoco since
  and Executive Director            1999. He served as Group Chief Executive
                                    and a Managing Director of The British
                                    Petroleum Company p.l.c. from 1995 to 1998.
                                    He has been a non-executive director of The
                                    Goldman Sachs Group Inc. since 1999, a
                                    member of the Supervisory Board of Daimler-
                                    Chrysler Corporation since 1998 and a non-
                                    executive director of Intel Corporation
                                    Inc. since 1997. Between 1996 and 1999 he
                                    served as a non-executive director of
                                    SmithKline Beecham p.l.c. and between 1993
                                    and 1996 served as a non-executive director
                                    of Redland PLC.

     Name and Present Position
           with BP Amoco,
  and Address and Citizenship, if         Business Experience During Past
             Applicable                     Five Years and Period Served
  -------------------------------         -------------------------------
 Rodney F. Chase,                   Mr. Chase has been Deputy Group Chief
  Deputy Group Chief Executive      Executive and an executive director of BP
  and Executive Director            Amoco since 1999, and was the Deputy Group
                                    Chief Executive and a Managing Director of
                                    The British Petroleum Company p.l.c. from
                                    1995 to 1998. He has served as a non-
                                    executive director of Diageo p.l.c. since
                                    1999 and The BOC Group p.l.c. since 1995.


 Dr. John G. S. Buchanan,           Dr. Buchanan has been the Chief Financial
  Chief Financial Officer           Officer and an executive director of BP
  and Executive Director            Amoco since 1999 and was previously the
                                    Chief Financial Officer and a Managing
                                    Director of The British Petroleum Company
                                    p.l.c. from 1996 to 1998. Dr. Buchanan was
                                    Group Treasurer and Chief Executive, BP
                                    Finance, of The British Petroleum Company
                                    p.l.c. from 1995 to 1996. He has also
                                    served as a non-executive director of The
                                    Boots Company p.l.c. since 1997.


 W. Douglas Ford,                   Mr. Ford has served as an executive
  Chief Executive, Refining and     director of BP Amoco since earlier this
  Marketing and Executive Director  year. He has served as the Chief Executive,
  United States Citizen             Refining and Marketing, of BP Amoco since
                                    1999. Previously, he served as an Executive
                                    Vice President of Amoco Corporation from
                                    1994 to 1998. He has also served as a
                                    director of USG Corporation since 1996.


 Dr. Christopher S. Gibson-Smith,   Dr. Gibson-Smith has been the Executive
  Executive Director, Policies and  Director, Policies and Technology of BP
  Technology                        Amoco since 1999 and was previously a
                                    Managing Director of The British Petroleum
                                    Company p.l.c. from 1997 to 1998. He served
                                    as Chief Operating Officer of BP Chemicals
                                    between 1995 and 1997. He has also served
                                    as a non-executive director of Lloyds TSB
                                    Group p.l.c. since 1999.


 Richard L. Olver,                  Mr. Olver has served as Chief Executive,
  Chief Executive, Exploration      Exploration and Production and as an
  and Production and Executive      executive director of BP Amoco since 1999.
  Director                          Mr. Olver previously served as Chief
                                    Executive, Exploration and Production and a
                                    Managing Director of The British Petroleum
                                    Company p.l.c. between 1998 and 1999. He
                                    was Deputy Chief Executive of BP
                                    Exploration between 1995 and 1997 and has
                                    been a non-executive director of Reuters
                                    Group p.l.c. (formerly Reuters Holdings
                                    p.l.c.) since 1997.


 Bryan K. Sanderson,                Mr. Sanderson has served as the Chief
  Chief Executive, Chemicals and    Executive, Chemicals and as an executive
  Executive Director                director of BP Amoco since 1999. Mr.
                                    Sanderson was previously Chief Executive,
                                    BP Chemicals and a managing director of The
                                    British Petroleum Company p.l.c. from 1992
                                    to 1998. He served as a non-executive
                                    director of Sunderland p.l.c. from 1997 to
                                    1998 and as non-executive Chairman of that
                                    company since 1998. He has served as a non-
                                    executive director of Corus Group p.l.c.
                                    (formerly British Steel p.l.c.) since 1994.

     Name and Present Position
           with BP Amoco,
  and Address and Citizenship, if         Business Experience During Past
             Applicable                     Five Years and Period Served
  -------------------------------         -------------------------------
 Dr. Byron E. Grote                 Dr. Grote was appointed as an executive
  Chief Executive, Chemicals--      director of BP Amoco on 3rd August this
  Designate and                     year and will succeed Mr. Bryan Sanderson
  Executive Director                as Chief Executive, Chemicals on
  United States Citizen             Mr. Sanderson's retirement in September,
                                    2000. Dr. Grote previously served as an
                                    executive vice president of BP Amoco
                                    between 1999 and 2000 and Chief of Staff of
                                    BP between 1997 and 1998. He was Deputy
                                    Chief Executive of BP Exploration between
                                    1995 and 1997.


 Ruth S. Block,                     Ms. Block has been a non-executive director
  Non-Executive Director            of BP Amoco since 1999. She has served as a
  United States Citizen             non-executive Director of a number of
                                    Alliance Capital Mutual Funds since before
                                    1995. She has served as a director of
                                    ECOLAB, Inc. since 1985. Between 1986 and
                                    1998, she was a director of Amoco
                                    Corporation.


 John H. Bryan,                     Mr. Bryan has been a non-executive director
  Non-Executive Director            of BP Amoco since 1999, and was previously
  United States Citizen             a director of Amoco Corporation from 1982
  Three First National Plaza        to 1998. He has served as Chairman and
  Chicago, IL 60602                 Chief Executive officer of Sara Lee
                                    Corporation since 1976. He has been a
                                    director of Bank One since 1998, General
                                    Motors Corporation since 1993 and The
                                    Goldman Sachs Group Inc. since 1999.


 Erroll B. Davis, Jr.               Mr. Davis has been a non-executive director
  Non-Executive Director            of BP Amoco since 1999, and previously
  United States Citizen             served as a director of Amoco Corporation
  222 West Washington Avenue        from 1991 to 1998. He is currently the
  Madison, WI 53703                 Chairman, President and Chief Executive
                                    Officer of Alliant Energy, a position he
                                    has held since earlier this year. He has
                                    also served as President and Chief
                                    Executive Officer of WPL Holdings Inc.
                                    since 1990 and Wisconsin Power and Light
                                    Company since 1988. He has served as a
                                    director of PPG Industries, Inc. since
                                    1994.


 Richard J. Ferris,                 Mr. Ferris has served as a non-executive
  Non-Executive Director            director of BP Amoco since 1999 and
  United States Citizen             previously served as a director of Amoco
                                    Corporation from 1981 to 1998. He served as
                                    Co-Chairman and as a director of Doubletree
                                    Corporation from 1995 to 1997. He is
                                    presently a director of The Proctor and
                                    Gamble Company and a director of Promus
                                    Hotel Corporation, and previously served as
                                    a director of Candlewood Hotel Corporation.

     Name and Present Position
           with BP Amoco,
  and Address and Citizenship, if         Business Experience During Past
             Applicable                     Five Years and Period Served
  -------------------------------         -------------------------------
 Judith C. Hanratty,                Ms. Hanratty has been the Company Secretary
  Company Secretary                 of BP Amoco since 1999, and was previously
  United Kingdom and                the Company Secretary of The British
  New Zealand Citizen               Petroleum Company p.l.c. between 1995 and
                                    1998. She is also a nominated member of the
                                    Council of Lloyds, a position she has held
                                    since 1998. She has been a member of the
                                    U.K. Competition Commission since 1997 and
                                    a Governor of the College of Law,
                                    Guildford, Surrey, since 1995. She has been
                                    an Honorary Fellow of Lucy Cavendish
                                    College since 1994. Between 1995 and 1997
                                    she served as a non-executive director of
                                    London Electricity p.l.c.


 Charles F. Knight,                 Mr. Knight has been a non-executive
  Non-Executive Director            director of BP Amoco since 1999 and was
  United States Citizen             previously a non-executive director of The
  8000 W. Florissant                British Petroleum Company p.l.c. since
  St. Louis, MO 63136               1987. He has been the Chairman and Chief
                                    Executive Officer of Emerson Electric
                                    Company since 1973. He has served as a
                                    director of each of SBC Communications
                                    (formerly Southwestern Bell Corporation)
                                    since 1974, Anheuser-Busch Companies Inc.
                                    since 1987, IBM Corporation since 1993 and
                                    Morgan Stanley Dean Witter since 1999.


 Floris A. Maljers,                 Mr. Maljers has been a non-executive
  Non-Executive Director            director of BP Amoco since 1999 and was
  Citizen of the Netherlands        previously a director of Amoco Corporation
                                    since 1994. He has served as the Chairman
                                    of Utrecht Medical University Centre since
                                    1994 and as a member of the Supervisory
                                    Board of Vendex N.V. since 1996. He served
                                    as non-executive Chairman of Philips
                                    Electronics N.V. from 1993 to 1999. He has
                                    also been a director of Diageo p.l.c. since
                                    1994, a member of the Supervisory Board of
                                    SHV Holding since 1996 and a member of the
                                    Supervisory Board of KLM Royal Dutch
                                    Airlines since 1991.


 Dr. Walter E. Massey,              Mr. Massey has been a non-executive
  Non-Executive Director            director of BP Amoco since 1999 and was
  United States Citizen             previously a director of Amoco Corporation
  830 Westview Drive, S.W.          since 1993. He has served as President of
  Atlanta, GA 30314 USA             Morehouse College since 1995, and as a
                                    director of Bank of America Corporation and
                                    Motorola, Inc. since 1993 and McDonald's
                                    Corporation since 1998.


 H. Michael P. Miles,               Mr. Miles has been a non-executive director
  Non-Executive Director            of BP Amoco since 1999 and was previously a
  4 Cockspur Street London,         non-executive director of The British
  London, England EC4               Petroleum Company p.l.c. since 1994. He
                                    served as a non-executive director of
                                    Johnson Matthey plc between 1990 and 1997
                                    and has served as Chairman of that company
                                    since 1997. He served as an executive
                                    director of Swire Group between 1988 and
                                    1999 and has been a non-executive director
                                    of Ing Barings Holdings Limited since 1995
                                    and Balfour Beatty p.l.c. since 1996.

     Name and Present Position
           with BP Amoco,
  and Address and Citizenship, if         Business Experience During Past
             Applicable                     Five Years and Period Served
  -------------------------------         -------------------------------
 Sir Robin Nicholson,               Mr. Nicholson has been a non-executive
  Non-Executive Director            director of BP Amoco since 1999 and was
                                    previously a non-executive director of The
                                    British Petroleum Company p.l.c. since
                                    1987. He served as Chairman of Pilkington
                                    Optronics Limited between 1986 and 1999 and
                                    as an executive director of Pilkington
                                    p.l.c. between 1986 and 1996. He has served
                                    as a non-executive director of Rolls Royce
                                    p.l.c. since 1986.


 Michael H. Wilson,                 Mr. Wilson has been a non-executive
  Non-Executive Director            director of BP Amoco since 1999 and
  Canadian Citizen                  previously served as a director of Amoco
  Royal Bank Plaza                  Corporation from 1993 to 1998. He has
  South Tower--4th Floor            served as the Chairman of Michael Wilson
  Toronto, Ontario                  International since 1993 and Vice Chairman
  M5J 2W7                           of RBC Dominion Securities, Inc. since
                                    1995. He has also served as a director of
                                    Manulife Financial Company since 1995 and
                                    Rio Algom Limited since 1996.


 Sir Robert Wilson,                 Mr. Wilson has been a non-executive
  Non-Executive Director            director of BP Amoco since 1999 and
  6 St. James' Square               previously served as a non-executive
  London, England                   director of The British Petroleum Company
  SW17 4LD                          p.l.c. since 1998. He has served as the
                                    Executive Chairman of Rio Tinto p.l.c.
                                    since 1997 and previously served as a
                                    director of that company since 1987. He has
                                    been the Chairman of Rio Tinto Ltd. since
                                    1999 and previously served as a director of
                                    that company since 1990. He served as a
                                    non-executive director of The Boots Company
                                    p.l.c. between 1991 and 1998 and has been a
                                    non-executive director of Diageo p.l.c.
                                    since 1998.


 Lord Wright of Richmond,           Lord Wright has been a non-executive
  Non-Executive Director            director of BP Amoco since 1999 and
                                    previously served as a non-executive
                                    director of The British Petroleum Company
                                    p.l.c. from 1991 to 1998. He served as a
                                    non-executive director of Barclays Bank
                                    p.l.c. from 1991 to 1997, a non-executive
                                    director of BAA p.l.c. from 1992 to 1998
                                    and an Advisory Director of Unilever p.l.c.
                                    from 1991 to 1999. He has served as a non-
                                    executive director of DeLa Rue p.l.c. since
                                    1991.

Directors and Executive Officers of BP America

   The following persons are the executive officers and/or directors of BP America as of the date of this proxy statement. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise specified, each of the directors and executive officers of BP America is a citizen of the United States of America, and has his or her principal business address at 200 East Randolph Drive, Chicago, Illinois 60601 (Telephone: (312) 856-6111).

      Name and Present Position
  with BP America, and Address and        Business Experience During Past
      Citizenship if Applicable             Five Years And Period Served
  --------------------------------        -------------------------------
 Robert D. Agdern,                  Mr. Agdern has been President of ARCO and
  President, Director               BP America since earlier this year, and is
                                    also President of BP Amoco Corporation. He
                                    was previously Vice President and General
                                    Counsel of BP America Inc. and BP Amoco
                                    Corporation from 1999 to 2000. He has
                                    worked as an attorney at Amoco Corporation
                                    (now BP Amoco Corporation) since 1975. Mr.
                                    Agdern also currently serves as a director
                                    of Kernel Holdings.


 Eileen A. Kamerick,                Ms. Kamerick has been Vice President
  Chief Financial Officer           Finance, the Americas, and Chief Financial
  and Vice President                Officer of BP Amoco Corporation and Vice
                                    President and Chief Financial Officer of BP
                                    America since 1999. She is also the Vice
                                    President and Chief Financial Officer of
                                    ARCO. Previously, she served as a Senior
                                    Financial Manager at Amoco Corporation from
                                    1993 to 1996, Director of Banking and
                                    Financial Services at Amoco Corporation
                                    from 1996 to 1997, Vice President and
                                    Treasurer of IMC Global Inc., Vice
                                    President and Treasurer of Whirlpool
                                    Corporation in 1997, Vice President and
                                    General Counsel of G.E. Capital--Auto
                                    Financial Services from 1997 to 1998, and
                                    Vice President and Treasurer of Amoco
                                    Corporation from 1998 to 1999.


 John F. Campbell,                  Mr. Campbell has served as the Senior Vice
  Director                          President--Human Resources of BP Amoco
                                    Corporation since 1999 until his retirement
                                    at the beginning of August 2000. Prior to
                                    that, he served in the same capacity at
                                    Amoco Corporation from 1998 to 1999. He was
                                    previously Vice President--Human Resources,
                                    Chemicals at Amoco Corporation from 1994 to
                                    1998. Mr. Campbell also currently serves as
                                    a director of BP America, ARCO and Kernel.


 James G. Nemeth,                   Mr. Nemeth has served as Vice President and
  Director                          General Tax Officer of BP Amoco Corporation
                                    and BP America Inc. since 1999 and in the
                                    same capacity at ARCO since earlier this
                                    year. He was Head of Taxation for BP
                                    Australia Ltd. from 1993 to 1996 and
                                    General Tax Officer at BP America from 1996
                                    to 1999. Mr. Nemeth also currently serves
                                    as a director of BP America, BP Amoco
                                    Corporation, ARCO and Kernel.

Directors and Executive Officers of ARCO

   The following persons are the executive officers and/or directors of ARCO as of the date of this proxy statement. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise specified, each of the directors and executive officers of ARCO is a citizen of the United States of America, and has his or her principal business address at 333 South Hope Street, Los Angeles, California 90071 (Telephone: (213) 486-3511).

          Name and Present
         Position with ARCO               Business Experience During Past
     and Address, if Applicable             Five Years and Period Served
     --------------------------           -------------------------------
 Robert D. Agdern,                  Please refer to the information above under
  President, Director               the heading "Directors and Executive
  200 E. Randolph Drive,            Officers of BP America".
  Chicago, IL 60601
 Eileen A. Kamerick,                Please refer to the information above under
  Chief Financial Officer           the heading "Directors and Executive
  and Vice President                Officers of BP America".
  200 E. Randolph Drive,
  Chicago, IL 60601
 James G. Nemeth,                   Please refer to the information above under
  Director, Vice President          the heading "Directors and Executive
  and General Tax Officer           Officers of BP America".
  200 E. Randolph Drive,
  Chicago, IL 60601
 David H. Welch,                    Mr. Welch has recently been appointed Vice
  Executive Vice President          President, Houston for BP Amoco and has
  501 Westlake Park Blvd.           served as an Executive Vice President at
  Houston, TX 77253                 ARCO since earlier this year. Prior to his
                                    recent appointment he served as Business
                                    Unit Leader, Gulf of Mexico Deepwater
                                    Development at BP Amoco since earlier this
                                    year, having previously served as Business
                                    Unit Leader, Gulf of Mexico Deepwater
                                    Development and Production, at BP Amoco
                                    since 1999. Previously, he was Chief
                                    Negotiator, Exploration and Production at
                                    Altura from 1995 to 1996, Vice President of
                                    Amoco Gulf Corporation later in 1996 and
                                    President of Amoco Gulf Corporation and a
                                    Vice President of Amoco Corporation from
                                    1997 to 1998.
 Roger E. Williams,                 Mr. Williams has been Vice President of
  Executive Vice President          U.S. Marketing Programs for BP Amoco
  28301 Ferry Road                  Corporation since 1999 and Executive Vice
  Warrenville, IL 60555             President of ARCO since earlier this year.
                                    Previously he served at Amoco Corporation
                                    as General Manager, Distillate Business
                                    Unit, from 1995 to 1996 and Vice President
                                    Commercial Sales from 1997 to 1998.
 John F. Campbell,                  Please refer to the information above under
  Director                          the heading "Directors and Executive
  200 E. Randolph Drive             Officers of BP America".
  Chicago, IL 60601

Directors and Executive Officers of Kernel

   The following persons are the executive officers and/or directors of Kernel as of the date of this proxy statement. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each of the directors and executive officers of Kernel is a citizen of the United States of America, and has his or her principal business address at 200 East Randolph Drive, Chicago, Illinois 60601 (Telephone: (312) 856-6111).

       Name and Present Position        Business Experience During Business
         with Kernel Holdings                         Address
       -------------------------        -----------------------------------
 Robert D. Agdern, Director, President Please refer to the information above under the heading "Directors and
                                       Executive Officers of BP America".


 John F. Campbell, Director            Please refer to the information above
                                       under the heading "Directors and
                                       Executive Officers of BP America".


 James G. Nemeth, Director             Please refer to the information above
                                       under the heading "Directors and
                                       Executive Officers of BP America".

                              THE MERGER AGREEMENT

   The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement. This summary is qualified in its entirety by reference to the full text of the merger agreement. The merger agreement is incorporated into this proxy statement by reference.

Structure and Completion of the Merger

   The merger agreement provides for the merger of Kernel, a wholly owned subsidiary of ARCO, with and into Vastar, at which time Kernel's separate corporate identity will end and Kernel will cease to exist. At the effective time of the merger, Vastar will be the surviving corporation and will be a wholly owned subsidiary of ARCO.

   The closing of the merger will take place on the first business day following the waiver or fulfillment of all of the conditions to the merger in the merger agreement, other than those conditions that by their nature are to be satisfied at the closing of the merger. The merger may also occur on another date agreed upon by Vastar and ARCO.

   The completion of the merger will occur when a certificate of merger has been filed by Vastar and ARCO with the Secretary of State of Delaware or at any later time specified in the certificate of merger.

Effect of the Merger on Capital Stock

   At the completion of the merger, as a result of the merger, each share of Vastar common stock issued and outstanding immediately prior to the completion of the merger, other than those shares listed below as excluded shares, will be automatically converted into the right to receive and become exchangeable for $83 in cash without interest, which represents the merger consideration for the shares. At the completion of the merger, all shares of Vastar common stock will no longer be outstanding and will be cancelled and retired and will cease to exist, and each certificate formerly representing the shares, other than those listed below, will thereafter represent only the right to receive the merger consideration.

   The shares of Vastar common stock that will not be converted into the merger consideration (which we refer to as "excluded shares") are:

  . shares that are owned by ARCO, Kernel or any other direct or indirect subsidiary of BP Amoco, which are not held on behalf of third parties;

  . shares that are owned by Vastar or any subsidiary of Vastar, which are not held on behalf of third parties; and

  . shares that are owned by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (we refer to these shares as "dissenting shares").

Each excluded share will by virtue of the merger cease to be outstanding, and will be cancelled and retired without payment of any consideration, and will cease to exist.

Payment Procedures

   Prior to the date of the closing of the merger, ARCO will select a payment agent for the merger. ARCO will arrange for the payment agent to receive sufficient funds to provide all necessary payments to holders of shares, other than excluded shares, that are issued and outstanding immediately prior to the completion of the merger. ARCO or Vastar (following the merger) will pay all charges and expenses, including those of the payment agent, in connection with the exchange of cash for shares.

   As soon as practicable, but no more than five business days after the completion of the merger, ARCO will instruct the payment agent to mail to each holder of a share certificate, other than excluded shares, a letter of transmittal and instructions to effect the surrender of the certificates in exchange for the merger consideration.

   When you surrender to the payment agent your Vastar stock certificate(s) with the letter of transmittal, you will be paid in cash the amount you are entitled to under the merger agreement, without interest. After the completion of the merger, there will not be any transfers of the shares that were outstanding immediately prior to the completion of the merger on Vastar's stock transfer books.

   Any portion of the funds provided by ARCO to the payment agent for payment of the merger consideration that remains unclaimed by Vastar stockholders for 180 days after the completion of the merger will be paid to ARCO. After that time, any stockholders who have not complied with the merger agreement to obtain payment of the merger consideration may only request payment for their shares from ARCO. None of BP Amoco, ARCO, Vastar, the payment agent or any other person will be liable to any former stockholders for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Dissenters' Rights

   Dissenting shares will not be converted into or represent the right to receive the merger consideration. Holders of dissenting shares will be entitled to receive payment of the fair value of their shares in accordance with Section 262 of the Delaware General Corporation Law (which we refer to as the "DGCL"), except that all dissenting shares held by stockholders who fail to perfect or withdraw or lose their rights to dissent under Section 262 of the DGCL will be deemed to have been converted into and to represent only the right to receive the $83 per share merger consideration. For a description of dissenters' rights, see "Dissenters' Rights of Appraisal" beginning on page 85.

   Vastar has agreed to give ARCO:

  . prompt notice of any written demands for fair value received by Vastar, withdrawals of those demands, and any other related instruments served pursuant to the DGCL and received by Vastar; and

  . the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL.

Vastar may not voluntarily make any payment with respect to any demands for fair value for dissenting shares or settle, or offer to settle, any such demands, without ARCO's consent.

Representations and Warranties

   The merger agreement contains various representations and warranties by each of Vastar, ARCO and Kernel. The representations of Vastar relate to, among other things:

  . the proper organization, valid existence and good standing of Vastar, and the requisite corporate authority to own its properties and carry on its business;

  . the capital structure of Vastar;

  . the corporate authority to execute, deliver and perform its obligations under the merger agreement and to complete the merger, and the enforceability of the merger agreement;

  . the approval of the merger agreement by the Board of Directors of Vastar, the Board of Directors' declaration that the merger is advisable, and its recommendation that stockholders vote in favor of adoption of the merger agreement;

  . the delivery of the opinions of Vastar's financial advisors;

  . notices, reports, consents or other filings that Vastar must make with any governmental entity in connection with the merger agreement and the merger;

  . the absence of breaches or violations of the certificate of incorporation or bylaws of Vastar or its subsidiaries, or of material breaches or violations of any agreements to which Vastar or such subsidiary is a party or any license or permit to which Vastar is subject, any liens or claims, that will be caused by the execution of the merger agreement and the completion of the merger;

  . the delivery by Vastar to ARCO of reports filed by Vastar with the SEC, Vastar's financial statements, and the accuracy of the information contained in those reports and financial statements;

  . Vastar's conduct of its business in the ordinary and usual course, and the absence of adverse changes to Vastar;

  . Vastar's material compliance with all applicable laws, including the proper holding of all intellectual property rights necessary to conduct its business;

  . Vastar's employee benefit plans; and

  . the employment of brokers and finders, and fees due to such parties.

   The representations of ARCO and Kernel relate to, among other things:

  . the proper organization, valid existence and good standing of ARCO and Kernel, and the requisite corporate authority to own their properties and carry on their businesses;

  . the corporate authority to execute, deliver and perform their obligations under the merger agreement and to complete the merger, and the enforceability of the merger agreement;

  . notices, reports, consents or other filings that are required to be made by ARCO, Kernel or companies affiliated with BP Amoco with any governmental entity in connection with the merger agreement and the merger;

  . the absence of breaches or violations of the certificate of incorporation or bylaws of ARCO or Kernel, or of material breaches or violations of any agreements to which ARCO or Kernel is a party, or any license or permit to which ARCO or Kernel is subject;

  . the employment of brokers and finders, and fees due to such parties; and

  . the availability to ARCO at the completion of the merger of all the funds necessary to complete the merger.

Ordinary Course of Business Covenant

   Vastar has agreed in the merger agreement that prior to the completion of the merger, it will operate its business in the ordinary and usual course. In particular, Vastar has agreed as to itself and its subsidiaries that it will use its reasonable best efforts to preserve its business organization intact and maintain its existing business relationships, and that it will not:

  . issue or dispose of any capital stock it owns;

  . amend its certificate of incorporation or bylaws;

  . split, combine or reclassify its outstanding shares of capital stock;

  . declare, set aside or pay any dividends and other than regular quarterly cash dividends not in excess of $0.075 per share;

  . repurchase, redeem or otherwise acquire, except in connection with the Vastar Resources, Inc. Capital Accumulation Plan, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

  . issue, sell, pledge, dispose or encumber any shares or other securities convertible into or exchangeable for shares (except for shares issuable pursuant to options outstanding under Vastar's benefit plans);

  . other than in the ordinary and usual course of business, pledge or dispose of or encumber any property or assets or incur or modify any material indebtedness (except for borrowings under Vastar's commercial paper program, an existing credit agreement and uncommitted bank lines of credit);

  . make or authorize any capital expenditures other than in the ordinary and usual course of business as contemplated by Vastar's calendar year 2000 capital appropriations and spending budgets;

  . acquire or invest in any other entity except as contemplated by Vastar's calendar year 2000 capital appropriations and spending budgets;

  . modify, terminate, or enter into any compensation and benefit plans or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary course of business;

  . settle any material litigation or, except in the ordinary and usual course of business, amend or terminate any of its material contracts or waive any material contract rights or claims;

  . make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be terminated except in the ordinary course of business;

  . take any action or omit to take any action that would cause any of its representations and warranties in the merger agreement to become untrue in any material respect; or

  . enter into an agreement to do any of the things listed above.

Actions to be Taken to Complete the Merger

   In the merger agreement, Vastar and ARCO each agreed to take all necessary action to complete the merger, including sharing information with each other in order to file all necessary documents with third parties and governmental entities.

   In particular, Vastar and ARCO each agreed that the information they have supplied for inclusion or incorporation by reference in this proxy statement and the Schedule 13E-3 to be filed with the SEC in connection with the merger will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in these documents or necessary to make the statements in these documents, in light of the circumstances under which they were made, not misleading. Vastar and ARCO have also agreed to ensure that this proxy statement and the Schedule 13E-3 comply as to form in all material respects with the applicable provisions of all applicable securities laws and regulations. Vastar agreed to promptly prepare and file this proxy statement, and Vastar and ARCO agreed promptly to prepare and file the Schedule 13E-3.

   Vastar agreed to take all action necessary to convene a stockholders meeting promptly after the date of the merger agreement, in order for Vastar's stockholders to consider and vote upon the adoption of the merger agreement and the authorization of the merger. Vastar also agreed that its Board of Directors would recommend that its stockholders, other than BP Amoco, vote in favor of adoption of the merger agreement.

   Vastar and ARCO each agreed that, upon a request by the other party, it would furnish the other with all information concerning itself, its subsidiaries, directors, officers and stockholders and other matters as may be reasonably necessary in connection with the preparation of this proxy statement, the Schedule 13E-3 or any other filing or notice made by or on behalf of Vastar, ARCO or any of their respective subsidiaries to any third party or any governmental entity in connection with the merger. Vastar and ARCO each agreed to keep the other apprised of the status of matters relating to completion of the merger, including promptly furnishing the other with copies of notice or other communications received by them from any third party or governmental entity with respect to the merger. Vastar agreed to promptly give notice to ARCO of any change that is reasonably likely to result in a material adverse effect to Vastar.

   Vastar has agreed to provide ARCO's representatives with reasonable access to its records prior to the completion of the merger, except as may otherwise be required by law or prohibited under Vastar's contractual obligations with third parties, and to furnish ARCO and its representatives all information concerning its business that ARCO may reasonably request.

   Vastar and ARCO agreed to consult with each other prior to making any public announcements with respect to the merger or the effect of the merger on Vastar's employees, and prior to making any filings with any third party or any governmental entity with respect to the merger, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

Stock Options

   Vastar and ARCO will take all actions that are necessary so that immediately prior to the completion of the merger, each stock option granted by Vastar to buy shares of its common stock, whether or not then exercisable, will be cancelled and only entitle the holder thereof to receive an amount in cash equal to the total number of shares subject to the option multiplied by the excess of $83 over the exercise price per share of the option.

Expenses

   ARCO will pay all charges and expenses, including those of the payment agent, in connection with the exchange of Vastar common stock for the $83 per share merger consideration. Whether or not the merger is completed, all costs and expenses incurred in connection with the merger are to be paid by the party incurring that expense, except that expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing this proxy statement to Vastar's stockholders will be shared equally by Vastar and ARCO.

Benefits and Other Matters

   The merger agreement provides that Vastar and ARCO intend that the compensation and benefit programs to be provided by BP Amoco for current and former employees of Vastar will be no less favorable in the aggregate than what is provided to similarly situated U.S. employees of BP Amoco.

   For at least one year following the completion of the merger, ARCO will provide to current and former employees and directors of Vastar and its subsidiaries compensation and benefits that are at least as favorable in the aggregate as the compensation and benefits they were entitled to receive immediately prior to the completion of the merger, although with respect to employees of Vastar who are subject to collective bargaining, all benefits will be provided in accordance with the applicable collective bargaining or other labor agreements. The merger agreement also provides that all incentive plans will, after the completion of the merger, be substantially performance-based.

   ARCO has agreed to maintain Vastar's outplacement policies and financial counseling policies that were in effect as of the date of the merger agreement for two years following the completion of the merger.

   Following the completion of the merger, ARCO will, and will cause BP Amoco to, recognize service with Vastar and any of its subsidiaries prior to the completion of the merger for all purposes under any benefit plans of BP Amoco, to the same extent as if that service had been rendered to BP Amoco. ARCO will also, and will direct BP Amoco to, recognize appropriate out-of-pocket expenses of each employee or former employee of Vastar and its subsidiaries for purposes of determining that individual's and former employee's deductible and co-payment expenses under medical benefit plans maintained by BP Amoco. ARCO will waive or cause to be waived any pre-existing condition limitation under any welfare benefit plan maintained by BP Amoco in which employees of Vastar will be eligible to participate on or following the completion of the merger to the extent such pre-existing condition limitation was waived or satisfied under the comparable plan of Vastar or its subsidiaries.

   After the completion of the merger, ARCO will honor or cause its subsidiaries, including Vastar or its subsidiaries, to honor existing employment, change of control, severance and termination agreements between Vastar or any of its subsidiaries, and any officer, director or employee of such company.

Conditions

   The respective obligations of Vastar, ARCO and Kernel to effect the merger are subject to the satisfaction or waiver prior to the completion of the merger of each of the following conditions:

  . the adoption of the merger agreement and the authorization of the merger by the affirmative vote of the holders of a majority of the outstanding shares, including those held by BP Amoco, and by the holders of at least two-thirds of the shares of Vastar common stock, other than shares held by BP Amoco, in each case in accordance with applicable law and the certificate of incorporation and bylaws of Vastar;

  . other than the certificate of merger to be filed in relation to the merger, all filings, consents or approvals required to be made or obtained by Vastar or BP Amoco with any governmental entity in connection with the merger agreement and merger must have been made or obtained, except for those that the failure to make or obtain are not reasonably likely to have a material adverse effect on Vastar;

  . no governmental entity shall have enacted or proposed any law, regulation or order that is in effect and restrains completion of the merger, or is reasonably likely to have a material adverse effect on Vastar; and

  . no governmental entity or any other person shall have instituted any proceeding that is still in effect or continuing on the closing date or threatened to institute any proceeding seeking the enactment of any such law, regulation or order.

   The obligations of ARCO and Kernel to effect the merger are also subject to the satisfaction or waiver by ARCO at or prior to the completion of the merger of each of the following conditions, and the receipt by ARCO of a certificate signed on behalf of Vastar by an executive officer of Vastar to that effect:

  . the representations and warranties of Vastar that are qualified with respect to materiality set forth in the merger agreement must be true, in each case as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any representation or warranty expressly speaks as of an earlier date);

  . representations and warranties of Vastar that are not qualified with respect to materiality must be true or, if not true their failure to be true in the aggregate must not be reasonably likely to have a material adverse effect on Vastar; and

  . Vastar must have performed in all material respects all its obligations under the merger agreement at or prior to the closing date.

   The obligation of Vastar to effect the merger is also subject to the satisfaction or waiver by Vastar at or prior to the completion of the merger of each of the following conditions, and the receipt by Vastar of a certificate signed on behalf of ARCO and Kernel by an executive officer of ARCO to that effect:

  . the representations and warranties that are qualified with respect to materiality of ARCO and Kernel must be true, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on and as of that closing date (except to the extent any representation or warranty expressly speaks as of an earlier date);

  . representations and warranties of ARCO and Kernel that are not qualified with respect to materiality must be true or, if not true, their failure to be true in the aggregate must not reasonably be likely to have a material adverse effect on ARCO; and

  . each of ARCO and Kernel must have performed in all material respects all the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger.

   As used in the merger agreement, with respect to conditions for completion of the merger, a "material adverse effect" means, with respect to Vastar, any change, event or effect that has a material adverse effect on Vastar's financial condition, properties, business or results of operations or on Vastar's ability to perform its obligations under the merger agreement, except in either case, a decline or deterioration in the economy in general or changes, events or effects that generally affect the industry in which Vastar operates. With respect to ARCO, "material adverse effect" means any change, event or effect that has a material adverse effect on ARCO's ability to perform its obligations under the merger agreement.

Termination

   The merger agreement may be terminated and the merger abandoned at any time prior to the completion of the merger, including after approval of the merger agreement and the authorization of the merger at the Vastar stockholders special meeting, by mutual written consent of Vastar and ARCO by action of their respective Boards of Directors.

   The merger agreement may be terminated and the merger abandoned at any time prior to the completion of the merger by action of the Board of Directors of either Vastar or ARCO if:

  . the merger has not been completed by December 31, 2000, although this provision may not be used to terminate the merger agreement by a party that has breached the merger agreement in a manner that proximately contributes to the failure of the merger to be completed;

  . the required votes of Vastar's stockholders to approve the merger are not obtained at the stockholders meeting; or

  . any law, regulation or order permanently restraining completion of the merger shall become final and non-appealable.

   The merger agreement may be terminated and the merger abandoned at any time prior to the completion of the merger by action of the Board of Directors of Vastar if there has been a breach of any representation, warranty, covenant or agreement made by ARCO or Kernel in the merger agreement, such that the conditions to the merger in the merger agreement relating to ARCO's and Kernel's representations, warranties and obligations would not be satisfied, and that breach or condition is not curable or, if curable, is not cured within 30 days after written notice of the breach is given by Vastar to ARCO.

   The merger agreement may be terminated and the merger abandoned at any time prior to the completion of the merger by action of the Board of Directors of ARCO if there has been a breach of any representation, warranty, covenant or agreement made by Vastar in the merger agreement, such that the conditions to completion of the merger in the merger agreement relating to Vastar's representations, warranties and obligations would not be satisfied and that breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by ARCO to Vastar.

   In the event of termination of the merger agreement and the abandonment of the merger, the merger agreement, with the exception of a limited number of provisions will become void with no liability on the part of any party to the merger agreement. However, a party may still be liable for damages if the termination of the merger agreement results from that party's willful breach of the merger agreement.

Miscellaneous Provisions

   Whenever the merger agreement requires ARCO to take any action, that requirement is deemed to include an undertaking on the part of BP America to cause ARCO or another affiliate of BP Amoco to take that action. Whenever the merger agreement requires a subsidiary of Vastar to take any action, that requirement is deemed to include an undertaking on the part of Vastar to cause that subsidiary to take the action.

   The merger agreement also contains customary provisions addressing the following matters:

  . survival of certain provisions in the event of the completion of the merger or the termination of the merger agreement;

  . the modification or amendment of the merger agreement, the ability of the parties to assign the merger agreement, and the ability of the parties to waive conditions that are for their benefit;

  . the choice of Delaware law to govern the agreement and the waiver of a jury trial; and

  . the fact that except for some sections relating to stock options, indemnification, directors' and officers' insurance and employee benefits, the merger agreement is not intended to give any rights or remedies to any third parties.

                        DISSENTERS' RIGHTS OF APPRAISAL

   Under Section 262 of DGCL, if you do not vote your outstanding shares of Vastar common stock in favor of the approval and adoption of the merger agreement, you will be entitled to dissent and elect to have the fair value of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid to you in cash.

   The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is provided as Appendix D to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Vastar common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect your appraisal rights.

   Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting of Vastar stockholders described in this proxy statement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement is that notice to you, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix D. If you wish to exercise such appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of that Section will result in the loss of appraisal rights.

   If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262 of the DGCL, you must satisfy each of the following conditions:

  . You must deliver to Vastar a written demand for appraisal of your shares before the vote on the merger at the special meeting, which demand will be sufficient if it reasonably informs Vastar of your identity, the identity of the record holder of your shares if different, and that you intend to demand the appraisal of your shares.

  . You must not vote in favor of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, if you vote by proxy and wish to exercise appraisal rights, you must vote against the merger agreement or abstain from voting on the merger agreement.

  . You must continuously hold your shares from the date of making your demand through the effective time of the merger. If you hold shares of common stock on the date the written demand for appraisal is made but thereafter transfer your shares prior to the effective time of the merger, you will lose any right to appraisal in respect of the shares.

   Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

   Only a holder of record of shares of Vastar common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's common stock.

   If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

   A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising those rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

   A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079, Attention: Secretary.

   Within ten days after the completion of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former Vastar stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the completion of the merger, but not thereafter, either Vastar or any holder of dissenting shares who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of all dissenting shares held by dissenting stockholders. Vastar is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that Vastar will file such a petition or that Vastar will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

   Within 120 days after the effective time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Vastar, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. Vastar must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

   A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to Vastar, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

   After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a holder of dissenting shares, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the $83 per share you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. You should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

   In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

   Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to such demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger).

   You may withdraw your demand for appraisal and accept the $83 per share merger consideration by delivering to Vastar a written withdrawal of your demand for appraisal, except that:

  . any attempt to withdraw made more than 60 days after the completion of the merger will require written approval of Vastar; and

  . no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and that approval may be conditioned upon the terms as the Delaware Chancery Court deems just.

   If Vastar does not approve your request to withdraw a demand for appraisal when the approval is required or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, you would be entitled to receive only the appraised value determined in any appraisal proceeding, which value could be lower than the $83 per share merger consideration.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The consolidated balance sheet of Vastar and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998 included in Vastar's Annual Report on Form 10-K for the years ended December 31, 1999 and 1998 and incorporated by reference in this proxy statement, have been audited by PricewaterhouseCoopers LLP, independent auditors, in accordance with auditing standards generally accepted in the United States.

                      WHERE YOU CAN FIND MORE INFORMATION

   Vastar, BP Amoco and ARCO file reports, proxy statements and other information with the Securities Exchange Commission under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

  Public Reference Room  New York Regional Office      Chicago Regional Office
 450 Fifth Street, N.W.    7 World Trade Center            Citicorp Center
        Room 1024               Suite 1300             500 West Madison Street
 Washington, D.C. 20549  New York, New York 10048            Suite 1400
                                                   Chicago, Illinois 60661-2511

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Vastar, BP Amoco and ARCO, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of Vastar, BP Amoco and ARCO at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows Vastar to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

   This document incorporates by reference the documents listed below that Vastar has previously filed with the SEC. They contain important information about Vastar and our financial condition. Some of these filings have been amended by later filings, which are also listed.

   Vastar SEC Filings (File No. 1-13108)    Description or Period/As of Date
  Annual Report Form 10-K                   Year ended December 31, 1999.

                                            Provides information regarding
  Amendment No. 1 to Annual Report          executive compensation.
  Form 10-K/A, dated May 1, 2000

  Amendment No. 2 to Annual Report          Provides amended financial
  Form 10-K/A, dated August 17, 2000        information for the year ended
                                            December 31, 1999

  Quarterly Report on Form 10-Q             Quarter ended June 30, 2000

  Amendment No. 1 to Quarterly              Provides amended financial
  Report on Form 10-Q, dated August         information for the quarter ended
  17, 2000                                  June 30, 2000

  Quarterly Report on Form 10-Q             Quarter ended March 31, 2000.

  Current Report on Form 8-K, dated         Discloses earnings, dividend on
  July 20, 2000                             common stock and setting of record
                                            date for the special meeting of
                                            stockholders.

  Current Report on Form 8-K, dated         Discloses postponement of annual
  April 28, 2000                            meeting pending future results
                                            related to BP Amoco's proposal.

  Current Report on Form 8-K, dated         Discloses underwater drilling
  April 27, 2000                            discovery in the Gulf of Mexico.

  Current Report on Form 8-K, dated         Discloses the resignation of four
  April 18, 2000                            ARCO executives from the Board and
                                            appointment of Charles Davidson as
                                            Chairman of the Board of
                                            Directors.

   We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the Vastar special meeting.

   We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits. You may obtain a copy of these documents and any amendments thereto by writing to our Investor Relations Department at the following address: Vastar Resources, Inc., 15375 Memorial Drive, Houston, Texas 77079, Telephone: (281) 584-3477. We will furnish copies of exhibits for 25 cents per page, prepaid.

   We have not authorized anyone to give any information or make any representation about the merger or us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

   The information contained in this document speaks only as of August 17, 2000 unless the information specifically indicates that another date applies.

By order of the Board of Directors

/s/ Albert D. Hoppe
Secretary
Houston, Texas

August 17, 2000

                                                                     APPENDIX A


                         AGREEMENT AND PLAN OF MERGER

                                     Among

                          ATLANTIC RICHFIELD COMPANY,

                             KERNEL HOLDINGS, INC.

                                      and

                            VASTAR RESOURCES, INC.

                           Dated as of May 24, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    RECITALS

                                    ARTICLE I

                                   Definitions

                                   ARTICLE II

                       The Merger; Closing; Effective Time

  2.1. The Merger.........................................................  A-4
  2.2. Closing............................................................  A-4
  2.3. Effective Time.....................................................  A-4

                                   ARTICLE III

      Certificate of Incorporation and Bylaws of the Surviving Corporation

  3.1. The Certificate of Incorporation...................................  A-4
  3.2. The Bylaws.........................................................  A-4

                                   ARTICLE IV

               Officers and Directors of the Surviving Corporation

  4.1. Directors..........................................................  A-5
  4.2. Officers...........................................................  A-5

                                    ARTICLE V

            Effect of the Merger on Capital Stock; Payment Procedures

  5.1. Effect on Capital Stock............................................  A-5
       (a)  Merger Consideration..........................................  A-5
       (b)  Cancellation of Excluded Shares...............................  A-5
       (c)  Merger Sub....................................................  A-5
  5.2. Payment Procedures.................................................  A-5
       (a)  Payment Agent.................................................  A-5
       (b)  Procedures for Payment........................................  A-5
       (c)  Lost, Stolen or Destroyed Certificates........................  A-6
       (d)  Termination of the Payment Fund...............................  A-6
  5.3. Dissenters' Rights.................................................  A-6

                                   ARTICLE VI

                         Representations and Warranties

  6.1. Representations and Warranties of the Company......................  A-6
       (a)  Organization, Good Standing and Qualification.................  A-6
       (b)  Capital Structure.............................................  A-7
       (c)  Corporate Authority; Approval and Fairness....................  A-7
       (d)  Governmental Filings; No Violations...........................  A-8
       (e)  Company Reports; Financial Statements.........................  A-8
       (f)  Absence of Certain Changes....................................  A-9
       (g)  Compliance with Laws; Permits.................................  A-9

                                                                            Page
                                                                            ----
        (h)  Employee Benefits............................................   A-9
        (i)  Brokers and Finders..........................................  A-10
  6.2.  Representations and Warranties of Parent and Merger Sub...........  A-10
        (a)  Organization, Good Standing and Qualification................  A-10
        (b)  Corporate Authority..........................................  A-10
        (c)  Governmental Filings; No Violations..........................  A-10
        (d)  Brokers and Finders..........................................  A-11
        (e)  Financing....................................................  A-11


                                   ARTICLE VII

                                    Covenants

  7.1.  Interim Operations................................................  A-11
  7.2.  Information Supplied..............................................  A-12
  7.3.  Stockholders Meeting..............................................  A-12
  7.4.  Filings; Other Actions; Notification..............................  A-13
  7.5.  Access............................................................  A-13
  7.6.  Publicity.........................................................  A-14
  7.7.  Stock Options.....................................................  A-14
  7.8.  Expenses..........................................................  A-14
  7.9.  Indemnification; Directors' and Officers' Insurance...............  A-14
  7.10. Benefits and Other Matters........................................  A-15
  7.11. List of Certain Contracts.........................................  A-16

                                  ARTICLE VIII

                                   Conditions

  8.1.  Conditions to Each Party's Obligation to Effect the Merger........  A-16
        (a)  Stockholder Approval.........................................  A-16
        (b)  Regulatory Consents..........................................  A-16
        (c)  Litigation...................................................  A-16
  8.2.  Conditions to Obligations of Parent and Merger Sub................  A-17
        (a)  Representations and Warranties...............................  A-17
        (b)  Performance of Obligations of the Company....................  A-17
  8.3.  Conditions to Obligation of the Company...........................  A-17
        (a)  Representations and Warranties...............................  A-17
        (b)  Performance of Obligations of Parent and Merger Sub..........  A-17

                                   ARTICLE IX

                                   Termination

  9.1.  Termination by Mutual Consent.....................................  A-17
  9.2.  Termination by Either the Company or Parent.......................  A-18
  9.3.  Termination by the Company........................................  A-18
  9.4.  Termination by Parent.............................................  A-18
  9.5.  Effect of Termination and Abandonment.............................  A-18

                                    ARTICLE X

                            Miscellaneous and General

 10.1.  Survival..........................................................  A-18
 10.2.  Modification or Amendment.........................................  A-18

                                                                            Page
                                                                            ----
 10.3.  Waiver of Conditions..............................................  A-18
 10.4.  Counterparts......................................................  A-19
 10.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.....................  A-19
 10.6.  Notices...........................................................  A-19
 10.7.  Entire Agreement..................................................  A-20
 10.8.  No Third Party Beneficiaries......................................  A-20
 10.9.  Obligations of Parent and of the Company..........................  A-20
 10.10. Severability......................................................  A-20
 10.11. Interpretation....................................................  A-20
 10.12. Assignment........................................................  A-21

 Exhibit A--Certificate of Incorporation of Merger Sub

   AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement" ), dated as of May 24, 2000, among Vastar Resources, Inc., a Delaware corporation (the "Company" ), Atlantic Richfield Company, a Delaware corporation ("Parent" ), and Kernel Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations" ).

                                    RECITALS

   WHEREAS, of the issued and outstanding shares of the Common Stock, par value $0.01 per share, of the Company (each a "Share" and, collectively, the "Shares" ), Parent currently owns 80,000,001 Shares or approximately 81.9% of the Shares;

   WHEREAS, the Special Committee has unanimously recommended that the Company's board of directors approve the Merger and this Agreement;

   WHEREAS, the respective board of directors of each of Parent, Merger Sub and the Company has unanimously approved the merger of Merger Sub with and into the Company (the "Merger" ) upon the terms and subject to the conditions set forth in this Agreement and has approved this Agreement; and

   WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

   NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

   For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

   "Affiliate" means with respect to any Person, any director or executive officer of such Person and any other Person which would constitute an "affiliate" of such Person within the meaning of Rule 12b-2 under the Exchange Act.

   "Agreement" shall have the meaning set forth in the Preamble.

   "Audit Date" shall have the meaning set forth in Section 6.1(e).

   "Bankruptcy and Equity Exception" shall have the meaning set forth in
Section 6.1(c)(i).

   "BPA" means BP Amoco p.l.c., a company organized under the laws of England and Wales.

   "BPA Companies" means Parent, Merger Sub and any other Affiliate of BPA except the Company and its Subsidiaries.

   "Bylaws" shall have the meaning set forth in Section 3.2.

   "Certificate" shall have the meaning set forth in Section 5.1(a).

   "Charter" shall have the meaning set forth in Section 3.1.

   "Closing" shall have the meaning set forth in Section 2.2.

   "Closing Date" shall have the meaning set forth in Section 2.2.

   "Company" shall have the meaning set forth in the Preamble.

   "Company Disclosure Schedule" shall have the meaning set forth in Section
6.1.

   "Company Material Adverse Effect" means any change, event or effect that has a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole or on the Company's ability to perform its obligations under this Agreement, except in either case, a decline or deterioration in the economy in general or changes, events or effects that generally affect the industry in which the Company and its Subsidiaries operate.

   "Company Option" shall have the meaning set forth in Section 6.1(b).

   "Company Requisite Vote" shall have the meaning set forth in Section
6.1(c)(i).

   "Company Reports" shall have the meaning set forth in Section 6.1(e).

   "Company SEC Filings" shall have the meaning set forth in Section 6.1(g).

   "Compensation and Benefit Plans" shall have the meaning set forth in Section 6.1(h).

   "Confidentiality Agreement" means the Confidentiality Agreement, dated as of May 1, 2000, between BPA and the Company.

   "Constituent Corporations" shall have the meaning set forth in the Preamble.

   "Contract" means any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation.

   "Delaware Certificate of Merger" shall have the meaning set forth in Section 2.3.

   "DGCL" shall have the meaning set forth in Section 2.1.

   "Dissenting Shares" shall have the meaning set forth in Section 5.1(a).

   "Dissenting Stockholders" shall have the meaning set forth in Section
5.1(a).

   "Effective Time" shall have the meaning set forth in Section 2.3.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "Excluded Shares" shall have the meaning set forth in Section 5.1(a).

   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   "GAAP" means United States generally accepted accounting principles.

   "Governmental Entity" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or
(iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature (including any self-regulatory organization or national securities exchange).

   "Indemnitees" shall have the meaning set forth in Section 7.9(b).

   "Law" means any federal, state, local, foreign or international law, statute, ordinance, rule, regulation, treaty, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

   "Merger" shall have the meaning set forth in the Recitals.

   "Merger Consideration" shall have the meaning set forth in Section 5.1(a).

   "Merger Sub" shall have the meaning set forth in the Preamble.

   "NYSE" means the New York Stock Exchange, Inc.

   "Order" shall have the meaning set forth in Section 8.1(c).

   "Parent" shall have the meaning set forth in the Preamble.

   "Parent Disclosure Schedule" shall have the meaning set forth in Section
6.2.

   "Parent Material Adverse Effect" means any change, event or effect that has a material adverse effect on Parent's ability to perform its obligations under this Agreement.

   "Payment Agent" shall have the meaning in Section 5.2(a).

   "Payment Fund" shall have the meaning set forth in Section 5.2(a).

   "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

   "Preferred Shares" shall have the meaning set forth in Section 6.1(b).

   "Proxy Statement" shall have the meaning set forth in Section 7.2.

   "Representatives" shall have the meaning set forth in Section 7.5.

   "Schedule 13E-3" shall have the meaning set forth in Section 7.2.

   "SEC" shall mean the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Shares" shall have the meaning set forth in the Recitals.

   "Special Committee" means the Special Committee of the Board of Directors of the Company established to consider Parent's proposal.

   "Stock Plan" shall have the meaning set forth in Section 6.1(b).

   "Stockholders Meeting" shall have the meaning set forth in Section 7.3.

   "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries but shall not include Southern Company Energy Marketing L.P.

   "Surviving Corporation" shall have the meaning set forth in Section 2.1.

   "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

   "Voting Debt" shall have the meaning set forth in Section 6.1(b).

                                   ARTICLE II

                      The Merger; Closing; Effective Time

   2.1. The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Articles III and IV. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

   2.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 A.M. on the first business day after which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

   2.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, unless such Delaware Certificate of Merger specifies a later effective date in which event the Merger shall become effective on such later date (the "Effective Time").

                                  ARTICLE III

      Certificate of Incorporation and Bylaws of the Surviving Corporation

   3.1. The Certificate of Incorporation. The certificate of incorporation of Merger Sub set forth in Exhibit A as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Law.

   3.2. The Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until thereafter amended as provided therein or by applicable Law.

                                   ARTICLE IV

              Officers and Directors of the Surviving Corporation

   4.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

   4.2. Officers. The officers designated by Parent prior to or at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                                   ARTICLE V

           Effect of the Merger on Capital Stock; Payment Procedures

   5.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

     (a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent, Merger Sub or any other direct or indirect Subsidiary of BPA or Shares that are owned by the Company or any direct or indirect Subsidiary of the Company and in each case not held on behalf of third parties or Shares ("Dissenting Shares") that are owned by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL (each, an "Excluded Share" and collectively, "Excluded Shares")) shall be converted into, and become exchangeable for $83.00 (the "Merger Consideration"). At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration.

     (b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

     (c) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

   5.2. Payment Procedures.

   (a) Payment Agent. Prior to the Closing Date, Parent shall select a payment agent, which Person shall be reasonably satisfactory to the Company, to act as payment agent for the Merger (the "Payment Agent"). Parent shall make available or cause to be made available to the Payment Agent amounts sufficient in the aggregate to provide all funds necessary for the Payment Agent to make payments pursuant to Section 5.2(b) hereof to holders of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time (the "Payment Fund"). Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Payment Agent, in connection with the exchange of cash for Shares.

   (b) Procedures for Payment. As soon as practicable after the Effective Time (but in no event more than five business days thereafter), Parent shall instruct the Payment Agent to mail to each holder of a Certificate or Certificates evidencing Shares (other than Excluded Shares) (i) a letter of transmittal (which shall include a Substitute Form W-9 and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Payment Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Each holder of Shares upon surrender to the Payment Agent of such holder's Certificate(s) with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be paid in cash the amount to which such holder is entitled, pursuant to this Agreement, as payment of the Merger Consideration (without any interest accrued thereon). After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

   (c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

   (d) Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time, shall be paid to Parent and any stockholders of the Company who have not complied with this Article shall thereafter look only to Parent for payment for their Shares upon due surrender of their Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of BPA, Parent, the Surviving Corporation, the Payment Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

   5.3. Dissenters' Rights. Notwithstanding any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration. Dissenting Stockholders shall be entitled to receive payment of the fair value of such shares in accordance with Section 262 of the DGCL, except that all Dissenting Shares held by Dissenting Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to dissent under such
Section 262 of the DGCL shall thereupon be deemed to have been converted into and to represent only the right to receive, as of the Effective Time, the Merger Consideration, without any interest thereon, upon surrender of the Certificates evidencing such Shares. The Company shall give Parent (i) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, or settle, any such demands.

                                   ARTICLE VI

                         Representations and Warranties

   6.1. Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Sub that:

     (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws of the Company and the comparable governing instruments of any of its Subsidiaries, each as amended to date. The Company's certificate of incorporation and bylaws and the comparable governing instruments of any of its Subsidiaries so made available are in full force and effect.

     (b) Capital Structure. The authorized capital stock of the Company consists of 110,000,000 Shares, of which 97,724,637 Shares were outstanding as of the close of business on May 22, 2000, and 20,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Shares"), of which no shares were outstanding as of the close of business on May 22, 2000. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of May 22, 2000, there were approximately 2,162,442 Shares reserved for issuance pursuant to the Company's Executive Long-Term Incentive Plan, 393,893 Shares reserved for issuance pursuant to the Company's Stock Option Conversion Agreement and 15,000 Shares reserved for issuance under the Stock Option Plan for Outside Directors (collectively, the "Stock Plans"). The Company Disclosure Schedule contains a correct and complete list of each outstanding option to purchase Shares under the Stock Plans (each a "Company Option"), including the holder, date of grant, exercise price and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company and/or a direct or indirect wholly owned subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for shares of capital stock or other securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

     (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to (x) approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares and (y) approval of this Agreement by the affirmative vote of the holders of at least two-thirds ( 2/3) of the outstanding Shares which are not owned by the BPA Companies as required pursuant to Section 203(a)(3) of the DGCL ((x) and (y) together, the "Company Requisite Vote"). This Agreement is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (ii) The board of directors of the Company has (A) unanimously approved this Agreement and the Merger and the other transactions contemplated hereby and declared this Agreement to be advisable and (B) unanimously recommended that the holders of the Shares, other than the BPA Companies, vote in favor of adoption of this Agreement and authorization of the Merger contemplated hereby. The Special Committee has received the opinions of its financial advisors, Petrie Parkman & Co., Inc. and Salomon Smith Barney Inc., each to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders (other than the BPA Companies), copies of which opinions shall be delivered to Parent. It is agreed and understood that such opinions are solely for the benefit of the Special Committee and may not be relied on by BPA, Parent or Merger Sub.

     (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 2.3, (B) under the Exchange Act and/or the Securities Act, (C) required to be made with the NYSE, (D) typically made with a Governmental Entity having jurisdiction over the ownership or operation of the Company's assets in connection with transactions contemplated under this Agreement, including, without limitation, the United States Minerals Management Service and (E) any filings and/or notices required to be made by the BPA Companies, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in
  (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a default under, or the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon the Company or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts to which the Company or any of its Subsidiaries is a party, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

     (e) Company Reports; Financial Statements. The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1999 (the "Audit Date"), including the Company's Annual Report on Form 10-K for the year ended December 31, 1999 in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof and as amended, the "Company Reports"). As of their respective dates, (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presented, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (except in each case as may be indicated in the notes thereto and, in the case of unaudited statements, subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change, event or effect that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, other than dividends from its direct or indirect wholly-owned Subsidiaries and other than in the case of the Company, regular quarterly cash dividends not in excess of $0.075 per Share; or (iv) any change by the Company in accounting principles, practices or methods except as required by GAAP. Since March 31, 1999, neither the Company nor any of its Subsidiaries has terminated, established, adopted, entered into, made any new grants or awards under, amended or otherwise modified, any Compensation and Benefit Plans or increased the salary, wage, bonus or other compensation payable, or that could become payable, by the Company or any of its Subsidiaries to any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases) and except as authorized or approved in writing prior to such action by Parent or BPA;

     (g) Compliance with Laws; Permits. Except as set forth in registration statements, reports, proxies or information Statements filed by the Company with the SEC ("Company SEC Filings") prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in material violation of any Laws. Except as set forth in the Company SEC Filings filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the knowledge of the executive officers of the Company, no material change is required in the Company's or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (h) Employee Benefits. (i) Set forth in Section 6.1(h) of the Company Disclosure Schedule are all significant compensation and benefit plans, contracts, policies or arrangements currently in effect covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Compensation and Benefit Plan, and all amendments thereto have been provided to Parent.

     (ii) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation and Benefit Plan. The Company or the Subsidiaries may amend or terminate any such benefits at any time without incurring any liability thereunder.

     (iii) None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, the consummation of the transactions contemplated by this Agreement nor any other action taken or failed to be taken by the Company prior to the execution of this Agreement will (a) limit the Company's right, in its sole discretion, to administer, amend or terminate any Compensation and Benefit Plan or any related trust instrument, (b) entitle any employees of the Company or any of its Subsidiaries to severance pay, (c) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation, benefits or awards under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (d) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

     (i) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Petrie Parkman & Co., Inc. and Salomon Smith Barney Inc. as financial advisors to the Special Committee, the arrangements with which have been disclosed to Parent prior to the date hereof.

   6.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub each hereby represent and warrant to the Company that:

     (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Parent has made available to the Company a complete and correct copy of Parent's and Merger Sub's certificates of incorporation and bylaws, each as amended to the date hereof. Parent's and Merger Sub's certificates of incorporation and bylaws as so made available are in full force and effect. Merger Sub was formed for the purpose of effecting the Merger and has conducted no other business.

     (b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and Parent, as sole stockholder of Merger Sub, has duly adopted this Agreement. This Agreement is a valid and legally binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (c) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 2.3, (B) under the Securities Act and/or the Exchange Act and (C) required to be made with the NYSE, no notices, reports or other filings are required to be made by BPA, Parent, Merger Sub or any other BPA Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by BPA, Parent, Merger Sub or any other BPA Company from, any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

     (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent and Merger Sub or (B) a breach or violation of, or a default under, any Contract binding upon Parent or Merger Sub or any Law or governmental or non-governmental permit or license to which Parent or Merger Sub is subject, except, in the case of clause (B) above, for any breach, violation or default that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

     (d) Brokers and Finders. Neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Morgan Stanley Dean Witter as its financial advisor.

     (e) Financing. Parent will have at the Effective Time all the funds necessary to consummate the Merger and the transactions contemplated by this Agreement. In no event shall the receipt of or availability of any funds or financing by Parent or any other BPA Company be a condition to any of Parent's obligations hereunder or consummation of the Merger.

                                  ARTICLE VII

                                   Covenants

   7.1. Interim Operations. Except as set forth in the Company Disclosure Schedule, the Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

     (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

     (b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or bylaws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than in the case of the Company, regular quarterly cash dividends not in excess of $0.075 per Share; or (v) repurchase, redeem or otherwise acquire, except in connection with the Vastar Resources, Inc. Capital Accumulation Plan, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

     (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date hereof under the Vastar Resources, Inc. Capital Accumulation Plan or the Stock Plans); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability (except for borrowings under the Company's (x) commercial paper program, (y) Credit Agreement, dated as of May 5, 1995, among the Company, the Banks which are parties thereto, the Co-Agents listed therein and Morgan Guaranty Trust Company of New York, as Agent, as amended to date and (z) uncommitted bank lines of credit, which in each case are in the ordinary course of business consistent with past practice); (iii) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business pursuant to the calendar year 2000 capital appropriations/spending budgets set forth in the Company Disclosure Schedule; or (iv) by any means, make (except as contemplated by the Calendar Year 2000 Capital appropriations/spending budget set forth in the Company Disclosure Schedule) any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity;

     (d) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees except increases occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases);

     (e) neither it nor any of its Subsidiaries shall file, settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

     (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

     (g) neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

     (h) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

   7.2. Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the proxy statement to be filed with the SEC by the Company (the "Proxy Statement") or (ii) the Schedule 13E-3 (the "Schedule 13E-3") to be filed with the SEC by the Company and Parent (and certain Affiliates of Parent), in each case in connection with the transaction contemplated by this Agreement, will, at the time the Proxy Statement is mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement and the Company and Parent will cause the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

   7.3. Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of

Shares (the "Stockholders Meeting") as promptly as practicable after the date hereof (but not prior to 20 business days after the date the Proxy Statement is mailed to stockholders of the Company) to consider and vote upon the adoption of this Agreement and the authorization of the Merger contemplated hereby. Except as may otherwise be required by Law, the Company's board of directors shall recommend that the holders of the Shares, other than the BPA Companies, vote in favor of adoption of this Agreement and authorization of the Merger contemplated hereby and shall take all lawful action to solicit such approvals.

   7.4. Filings; Other Actions; Notification. (a) The Company shall promptly after the date hereof prepare and file with the SEC the Proxy Statement, and the Company and Parent shall promptly after the date hereof prepare and file with the SEC the Schedule 13E-3. Thereafter, the Company shall promptly mail the Proxy Statement to the stockholders of the Company, and the Company shall give notice of the Stockholders Meeting to the stockholders of the Company.

   (b) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

   (c) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

   (d) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

   (e) The Company shall give prompt notice to Parent of any change that is reasonably likely to result in a Company Material Adverse Effect.

   7.5. Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, or prohibited pursuant to the Company's contractual obligations with third parties, the Company shall (and shall cause its Subsidiaries to) afford the Parent's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company's properties, books, Contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Parent and its Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by the Company's officers.

   7.6. Publicity. The Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement or the effect thereof on the Company's employees and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except in each case as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

   7.7. Stock Options. Prior to the Effective Time, the Company and Parent shall take such actions as may be necessary such that immediately prior to the Effective Time each Company Option, whether or not then exercisable, shall be cancelled and only entitle the holder thereof, as soon as reasonably practicable after surrender thereof, to receive an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option and (y) the excess of the Merger Consideration over the exercise price per Share under such Company Option.

   7.8. Expenses. Parent shall pay all charges and expenses, including those of the Payment Agent, in connection with the transactions contemplated in Article
V. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing the Proxy Statement shall be shared equally by the Company and Parent.

   7.9. Indemnification; Directors' and Officers' Insurance. (a) Parent agrees that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) in respect of acts or omissions of such Indemnitees on or prior to the Effective Time as provided in the certificate of incorporation and bylaws of the Company or an agreement between an Indemnitee and the Company or its Subsidiaries in effect as of the date hereof shall continue in full force and effect in accordance with the terms thereof.

   (b) For six years after the Effective Time, Parent shall indemnify and hold harmless the individuals who on or prior to the Effective Time were officers or directors of the Company (the "Indemnitees" ) (i) with respect to all acts or omissions by them in their capacities as officers or directors of the Company in connection with the approval of this Agreement and the transactions contemplated hereby and (ii) to the same extent indemnified as set forth in
Section 7.9(a), with respect to all other actions or omissions by them in their capacities as officers or directors of the Company, or taken by them at the request of, the Company or any of its Subsidiaries. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is asserted or made within such six-year period, all rights to indemnification shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are duly satisfied.

   (c) For six years after the Effective Time, Parent shall procure the provision of directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's directors' and officers' liability insurance policy on terms set forth in the Parent Disclosure Schedule. Such liability insurance procured by Parent may provide "first dollar" coverage, without any requirement to first seek indemnification from the Surviving Corporation or Parent.

   (d) The obligations of BP Amoco under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.9 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section
7.9 applies shall be third party beneficiaries of this Section 7.9.

   7.10. Benefits and Other Matters.

   (a) It is the specific intention of the Company and the Parent that the compensation and benefit programs (including annual and long-term incentive programs) to be provided by BPA and the BPA Companies for current and former employees of the Company will be no less favorable in the aggregate than is provided to similarly situated U.S. employees of BPA and the BPA Companies.

   (b) For at least one year following the Effective Time, Parent shall provide or cause to be provided to current and former employees and directors of the Company and its Subsidiaries compensation and benefits that are at least as favorable in the aggregate (taking into account the benefits provided pursuant to this Section 7.10) as the compensation and benefits they were entitled to receive immediately prior to the Effective Time (including, without limitation, benefits pursuant to qualified and non-qualified retirement plans, savings plans, medical plans and programs, deferred compensation arrangements, incentive plans, and retiree benefit plans, policies and arrangements); provided, however, that, with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining or other labor agreements; and provided, further, that all incentive, bonus and similar plans shall after the Effective Time be substantially performance-based.

   (c) Parent shall cause the Company's outplacement policies and, for executives, financial counseling policies, as in effect as of the date hereof, to be maintained for two years following the Effective Time.

   (d) Following the Effective Time, Parent shall, and shall cause BPA and the BPA Companies to, recognize service with the Company and any of its respective Subsidiaries and any predecessor entities which prior to the date hereof has been recognized by the Company and/or such Subsidiaries and predecessor entities (including service with Parent or its affiliates) prior to the Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits and severance) under any benefit plans of BPA or the BPA Companies in which the particular employee or former employee of the Company or its respective Subsidiaries participates to the same extent as if such service had been rendered to BPA or any of the BPA Companies; provided however, that the foregoing shall not result in any duplication of benefits for the same period of service. From and after the Effective Time, Parent shall, and shall cause BPA and the BPA Companies to, recognize any and all appropriate out-of-pocket expenses of each employee or former employee of the Company and its Subsidiaries for purposes of determining such employee's and former employee's (including their beneficiaries and dependents) deductible and co-payment expenses under BPA or any of the BPA Companies medical benefit plans. Parent shall waive, or cause to be waived, and shall cause BPA and the BPA Companies to waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by BPA or any of the BPA Companies in which employees of Company and its Subsidiaries (and their respective eligible dependents) will be eligible to participate on or following the Effective Time to the extent such pre-existing condition limitation was waived or satisfied under the comparable plan of the Company or its Subsidiaries.

   (e) From and after the Effective Time, Parent shall honor, fulfill and discharge, or shall cause its Subsidiaries or the Company or its Subsidiaries to honor, fulfill and discharge, in accordance with its terms, each existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries, and any officer, director or employee of such company, including without limitation (i) all legal and contractual obligations pursuant to outstanding retirement plans, including, but not limited to, the enhanced retirement provisions contained in
Section 30 of the Company's Retirement Plan, salary and bonus deferral plans, vested and accrued benefits and similar employment and benefit arrangements and agreements in effect as of the Effective Time, including, but not limited to, all the "change of control" provisions under the plans, programs, policies and agreements listed in Section 6.1(h) of the Company Disclosure Schedule, each as amended to date or as shall be amended pursuant to or as described in Section 7.1(d) of the Company Disclosure Schedule, and (ii) all vacation, personal and sick days accrued by employees of the Company and its Subsidiaries as of the Effective Time. Parent acknowledges that the consummation of the Merger will constitute a "change of control" as respectively defined under the plans, programs, policies and agreements listed in Section 6.1(h) of the Company Disclosure Schedule.

   (f) From and after the Effective Time, Parent shall cause the Company and its successor, if any, to continue to recognize, and cooperate in good faith with, the Special Plan Administrator of the Company's Amended and Restated Executive Deferral Plan and Supplemental Executive Benefit Plans Trust Agreement and the Company's Welfare Plans Trust Agreement, each as amended to date.

   7.11. List of Certain Contracts. Within 14 days after the date hereof, the Company shall provide Parent with a correct and complete list of all material Contracts of the Company and/or its Subsidiaries pursuant to which consents or waivers are or may be required prior to the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                                   Conditions

   8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been duly adopted and the Merger shall have been duly authorized, in each case by the relevant holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

     (b) Regulatory Consents. Other than the filing provided for in Section 2.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or any of its Subsidiaries or Parent or any other BPA Company with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or any of its Subsidiaries or Parent or any other BPA Company from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be), except those that the failure to make or to obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

     (c) Litigation. No Governmental Entity of competent jurisdiction shall have enacted, proposed, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that (i) is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or (ii) which is reasonably likely to have a Company Material Adverse Effect (in each case of (i) or (ii), an "Order" ), and no Governmental Entity or any other Person shall have instituted any proceeding (that is still in effect or continuing on the Closing Date) or threatened to institute any proceeding seeking any such Order.

   8.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) to the extent qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Company Material Adverse Effect or any other materiality qualification shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), provided, however, that this clause (ii) shall be deemed satisfied so long as any failure(s) of such representations and warranties to be true and correct, taken together, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect;

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

   8.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement (i) to the extent qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by Parent Material Adverse Effect or any other materiality qualification shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), provided, however, that this clause (ii) shall be deemed satisfied so long as any failure(s) of such representations and warranties to be true and correct, taken together, are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect;

     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

                                   ARTICLE IX

                                  Termination

   9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

   9.2. Termination by Either the Company or Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either the Company or Parent if (i) the Merger shall not have been consummated by December 31, 2000, (ii) the Company Requisite Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the Company Requisite Vote has been obtained); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

   9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote has been obtained, by action of the Board of Directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

   9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 8.2(a) or 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company.

   9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

                                   ARTICLE X

                           Miscellaneous and General

   10.1. Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Sections 5.2 (Payment Procedures), 7.7 (Stock Options),
7.8 (Expenses), 7.9 (Indemnification; Directors' and Officers' Insurance) and
7.10 (Benefits and Other Matters) shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 7.8 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

   10.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of each of the respective parties.

   10.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

   10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

   10.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section
10.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

   (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

   10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

  if to Parent or Merger Sub:

       BP Amoco p.l.c.
       Brittanic House
       1 Finsbury Circus
       London EC2M 7BA
       England
       Attention: G. Richard Bradley, Esq.
       fax: 011-44-171-496-4571

       with a copy to:

       Benjamin F. Stapleton, Esq.,
       Sullivan & Cromwell,
       125 Broad Street, New York, NY 10004
       fax: (212) 558-3588.

  if to the Company:

       Vastar Resources, Inc.
       15375 Memorial Drive
       Houston, Texas 77079
       Attention: Charles Davidson
       Fax: (281) 584-3555

       with a copy to:

       Charles M. Nathan, Esq.,
       Fried, Frank, Harris, Shriver & Jacobson,
       One New York Plaza, New York, NY 10004
       Fax: (212) 859-4000.

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

   10.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

   10.8. No Third Party Beneficiaries. Except as provided in Article V and Sections 7.7 (Stock Options), 7.9 (Indemnification; Directors' and Officers' Insurance) and 7.10 (Benefits and Other Matters) (except for 7.10(i) and 7.10(ii)), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

   10.9. Obligations of Parent and of the Company. Whenever this Agreement requires Parent to take any action, such requirement shall be deemed to include an undertaking on the part of BP America Inc. to cause Parent or another BPA Company to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

   10.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

   10.11. Interpretation. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

   (b) Whenever this Agreement refers to the Subsidiaries of Parent and/or BPA, the term Subsidiaries shall not include in its meaning the Company and/or any Subsidiaries of the Company.

   10.12. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                        Vastar Resources, Inc.

                                                 /s/ Charles D. Davidson
                                        By: ____________________________________
                                          Name: Charles D. Davidson
                                          Title:President and Chief Executive
                                          Officer

                                        Atlantic Richfield Company

                                                  /s/ Robert D. Agdern
                                        By: ____________________________________
                                          Name: Robert D. Agdern
                                          Title:President

                                        Kernel Holdings, Inc.

                                                  /s/ Robert D. Agdern
                                        By: ____________________________________
                                          Name: Robert D. Agdern
                                          Title:President

                                        BP America Inc.
                                         Solely with respect to Section 10.9

                                                   /s/ Robert D. Agdern
                                        By: ____________________________________
                                          Name: Robert D. Agdern
                                          Title:President

                                                                     APPENDIX B


                                 May 23, 2000

The Special Committee of the Board of Directors
Vastar Resources, Inc.
15375 Memorial Drive
Houston, Texas 77079

Members of the Special Committee:

   Atlantic Richfield Company, a Delaware corporation ("ARCO"), Kernel Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of ARCO ("Merger Sub"), and Vastar Resources, Inc., a Delaware corporation ("Vastar"), propose to enter into an agreement and plan of merger (the "Merger Agreement"), which provides for, among other things, the merger (the "Merger") of Merger Sub with and into Vastar. Approximately 81.9% of the shares of Vastar common stock, par value $0.01 per share ("Vastar Common Stock") on a fully-diluted basis, are owned by ARCO. Upon consummation of the Merger, each issued and outstanding share of Vastar Common Stock owned by Vastar shareholders (other than shares of Vastar Common Stock owned by ARCO, Merger Sub or any other direct or indirect subsidiary of ARCO or shares of Vastar Common Stock that are owned by Vastar or any direct subsidiary of Vastar and, in each case, not held on behalf of third parties) (such shareholders being hereinafter referred to as the "Public Shareholders") shall be converted into, and become exchangeable for, $83.00 (the "Consideration").

   You have requested our opinion as to whether the Consideration is fair from a financial point of view to the Public Shareholders.

   In arriving at our opinion, we have, among other things:

     1. reviewed certain publicly available business and financial information relating to Vastar and its consolidated subsidiaries, including
  (a) the Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 1998 and December 31, 1999, and (b) the unaudited financial statements for the fiscal quarter ended March 31, 2000;

     2. reviewed certain estimates of the reserves of Vastar and its consolidated subsidiaries, including (a) estimates of proved oil and gas reserves as of December 31, 1999 prepared by the management and staff of Vastar, including proved reserves audited by Ryder Scott Company, L.P., and
  (b) unaudited estimates of additional oil and gas reserves (reserves not classified as proved) prepared by the management and staff of Vastar as of December 31, 1999;

     3. analyzed certain historical and projected financial and operating data of Vastar and its consolidated subsidiaries prepared by the management and staff of Vastar;

     4. discussed the current and projected operations and prospects of Vastar and its consolidated subsidiaries with the management and staff of Vastar;

     5. reviewed the historical trading history of Vastar Common Stock;

     6. compared recent stock market capitalization indicators for Vastar with recent stock market capitalization indicators for certain other publicly traded independent energy companies;

     7. compared the financial terms of the Merger Agreement with the financial terms of certain other transactions that we deemed to be relevant;

     8. reviewed a draft dated May 23, 2000 of the Merger Agreement; and

     9. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we have deemed necessary or appropriate.

   In preparing our opinion, we have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of any information supplied or otherwise made available to us by Vastar. We have further relied upon the assurances of the management of Vastar that it is unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management and staff of Vastar relating to the future financial and operational performance and business prospects of Vastar and its consolidated subsidiaries. With respect to the estimates of proved and additional oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of Vastar and Ryder Scott Company, L.P. relating to the oil and gas properties of Vastar and its consolidated subsidiaries. We have not made an independent evaluation or appraisal of the assets or liabilities of Vastar and its consolidated subsidiaries nor, except for the estimates of proved and additional oil and gas reserves referred to above, been furnished with such an evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Vastar or any of its consolidated subsidiaries.

   In developing our opinion, we have relied upon Vastar as to certain legal, tax, and accounting aspects of the transaction contemplated by the Merger Agreement. We have assumed that the Merger Agreement executed and delivered by the parties will contain identical financial and economic terms and otherwise be substantially similar to the draft Merger Agreement reviewed by us. We have further assumed that the Merger will be consummated on the terms and conditions contemplated in the Merger Agreement.

   Our opinion relates solely to the fairness from a financial point of view of the Consideration to be received by the Public Shareholders. This opinion is for the use and benefit of the Special Committee of the Board of Directors of Vastar and does not constitute a recommendation to any Public Shareholder as to how such shareholder should vote on the Merger. We have not been asked to consider, and this opinion does not address, the after-tax consequences of the Merger to any particular Public Shareholder or other shareholder of Vastar. As you are aware, we have acted as financial advisor to the Special Committee of the Board of Directors of Vastar and we will receive a fee from Vastar for rendering this opinion, a substantial portion of which is contingent upon the consummation of the Merger. We have also, in the past, provided financial advisory services to Vastar and ARCO and have received customary fees for such services. In the ordinary course of business, we or our affiliates may trade in the debt or equity securities of Vastar for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Vastar as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair from a financial point of view to the Public Shareholders.

                                        Very truly yours,

                                        /s/ PETRIE PARKMAN & CO., INC.

                                        PETRIE PARKMAN & CO., INC.

                                                                     APPENDIX C
[LOGO OF SALOMON SMITH BARNEY]
                                                                   May 23, 2000

The Special Committee of the Board of Directors
Vastar Resources, Inc.
15375 Memorial Drive
Houston, TX 77079

Ladies and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (the "Company Common Stock"), of Vastar Resources, Inc. (the "Company"), other than Atlantic Richfield Company ("Parent") and its affiliates, of the consideration to be received by such holders in connection with the proposed merger (the "Merger") of the Company with Kernel Holdings, Inc. ("Merger Sub"), a wholly owned subsidiary of Parent, pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into by and among the Company, Parent and Merger Sub as of May 23, 2000.

   As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, upon the consummation of the Merger each outstanding share of Company Common Stock (other than Company Common Stock held by Parent and its affiliates, which Company Common Stock will be cancelled) will be converted into the right to receive $83.00 in cash (the "Merger Consideration").

   In arriving at our opinion, we reviewed a draft of the Agreement dated May 23, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent concerning the businesses, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data for the Company which were provided to or otherwise discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

   In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of management of the Company and Parent that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. We have assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Merger contained in the Agreement.

   We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were advised that Parent, which beneficially owns approximately 82% of the outstanding shares of Company Common Stock, had informed the Special Committee that it was unwilling to sell the Company Common Stock beneficially owned by it, and accordingly we were not requested to and we did not solicit alternative business combinations that might otherwise be available for the Company. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

   Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have in the past provided investment banking services to the Company and Parent and the affiliates of Parent, and currently are providing investment banking services to Parent and its affiliates, unrelated to the Merger, for which we have received and will receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent and the affiliates of Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

   Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of the Company in its evaluation of the Merger and our opinion is not intended to be and does not constitute a recommendation of the Merger to the Company or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger.

   Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received in the Merger by the holders of Company Common Stock (other than Parent and its affiliates) is fair, from a financial point of view, to such holders.

                                         Very truly yours,

                                         /S/ Salomon Smith Barney Inc.

                                         SALOMON SMITH BARNEY INC.

                                                                     APPENDIX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (S) 262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery or notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the

Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

[Vastar Resources, Inc. Logo Appears Here]

                             VASTAR RESOURCES, INC.

       Proxy Solicited on Behalf of the Board of Directors of the Company

                for the Special Meeting September 15, 2000

  The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated August 17, 2000, in connection with the Special Meeting of Stockholders to be held at 9:00 a.m. on September 15, 2000, in the main conference room of Vastar Resources, Inc., 15375 Memorial Dr., Houston, Texas, and hereby appoints Charles D. Davidson, Steven J. Shapiro and Albert D. Hoppe, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of VASTAR RESOURCES, INC. registered in the name provided herein which the undersigned is entitled to vote at the Special Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposal proposed by Vastar set forth in said Proxy Statement.

    Proposal 1: Approval and adoption, pursuant to Section 251 of the Delaware General Corporation Law, of the Agreement and Plan of Merger, dated as of May 24, 2000, among Atlantic Richfield Company, Kernel Holdings, Inc. and Vastar Resources, Inc. providing for the merger of Kernel with and into Vastar and authorization, pursuant to Section 203(a)(3) of the Delaware General Corporation Law, of the merger of Kernel, with and into Vastar.

SEE REVERSE SIDE. If you wish
to vote in accordance with the
Board of Directors'
recommendations, just sign on
the reverse side. You need not
mark any boxes.

                                VASTAR RESOURCES, INC.
                                P. O. BOX 11203
                                NEW YORK, N.Y. 10203-0203

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                SEE REVERSE SIDE

   This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposal 1.

   Vastar's Board of Directors recommends a vote FOR Proposal 1.

  1. Approval and adoption of the Agreement and Plan of Merger and authorization of the merger of Kernel with and into Vastar.

                       FOR [_]  AGAINST [_]  ABSTAIN [_]


                                                  Change of Address and
                                                  or Comments Mark Here [_]

                                          Please sign exactly as name appears
                                          hereon. Joint owners should each
                                          sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such.

                                          Dated:                               ,
                                          2000

                                          -------------------------------------
                                                        Signature

                                          -------------------------------------
                                                        Signature

                                                 Votes must be indicated
                                                 (x)in Black or Blue ink. [X]

    (Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

[Vastar Resources, Inc. Logo Appears Here]

                             VASTAR RESOURCES, INC.

                   Request for Confidential Instructions

  Solicited on Behalf of the Board of Directors of Vastar Resources, Inc.

 Pursuant to the Vastar Resources, Inc. Capital Accumulation Plan (the "Plan")


   The undersigned hereby instructs State Street Bank and Trust Company, Trustee under the Plan, to vote, as designated herein, all shares of Common Stock with respect to which the undersigned is entitled to instruct the Trustee as to voting under the Plan at the Special Meeting of Stockholders of Vastar Resources, Inc. to be held at 9:00 a.m. on September 15, 2000, in the main conference room of Vastar Resources, Inc., 15375 Memorial Dr., Houston, Texas, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the meeting and any and all adjournments thereof.

     Proposal 1: Approval and adoption, pursuant to Section 251 of the Delaware General Corporation Law, of the Agreement and Plan of Merger, dated as of May 24, 2000, among Atlantic Richfield Company, Kernel Holdings, Inc. and Vastar Resources, Inc. providing for the merger of Kernel with and into Vastar and authorization, pursuant to Section 203(a)(3) of the Delaware General Corporation Law, of the merger of Kernel with and into Vastar.

   The number of shares specified on the reverse side of this instruction card represents the aggregate number of shares held for your account in the Vastar Resources, Inc. Capital Accumulation Plan and/or in certain employee benefit plans of BP Amoco p.l.c., or its affiliates. This card covers all shares credited to your account in these plans.

                CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                       VASTAR RESOURCES, INC.

                                                       P.O. BOX 11203

                                                       NEW YORK, N.Y. 10203-
                                                       0203

                                                                SEE REVERSE

                                                               SIDE

   If this card is properly signed, dated and returned, the shares will be voted as specified herein or, if no choice is specified, they will be voted FOR Proposal 1. The Trustee will vote shares as to which no instructions are received in the same ratio as shares with respect to which instructions have been received from other participants in the Plan.

   Vastar's Board of Directors recommends a vote FOR Proposal 1.

  1. Approval and adoption of the Agreement and Plan of Merger and authorization of the merger of Kernel with and into Vastar.

         FOR [_]  AGAINST [_]  ABSTAIN [_]  Change of Address and

                                                 or Comments Mark Here [_]


                                          Please sign exactly as name appears
                                          hereon.

                                          DATED ____________________, 2000

                                          -------------------------------------
                                                        SIGNATURE

                                             Votes must be indicated

                                             (x) in Black or Blue ink [X]

  (Please sign, date and return this instruction card in the enclosed postage prepaid envelope.)